UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________________________________________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )
_________________________________________________________________________

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FIRST HORIZON.
CORPORATION

Notice & Proxy Statement

for 2024 Annual Meeting of Shareholders

March 11, 2024

Dear Fellow Shareholder:

On behalf of the Board of Directors, we are pleased to invite you to attend our 2024 annual meeting of shareholders, to be held at 8:00 a.m. Central Time on April 23, 2024, in the Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee 38103.

In order to provide the proxy materials to our shareholders in an expedited manner while significantly lowering the costs of delivery and reducing the environmental impact of our annual meeting, we are furnishing these materials to shareholders on the internet at www.proxydocs.com/FHN. You will receive a notice with instructions for accessing the materials and voting via the internet in addition to information about how to obtain paper copies of our proxy materials if you would prefer. Following this letter are the formal notice of the annual meeting and our 2024 proxy statement. The proxy statement contains detailed information on the matters to be voted on at the annual meeting.

Your vote is important. We encourage you to vote your proxy by telephone or via the internet or, if you received a paper proxy card by mail, you may also vote by signing, dating and returning it by mail. Even if you plan to attend the meeting, please vote your proxy as soon as possible.

In order to accommodate those attending, we ask that you let us know of your plans to attend by so indicating when you vote. Registration and seating will begin at 7:30 a.m. Central Time. We will ask you to sign in and present valid photo identification (or other identification acceptable to the company) as well as proof of ownership acceptable to the company, such as an appropriate brokerage statement. If you are the legal representative of a shareholder, also bring proof of that status as described on page 2 of this proxy statement. Cameras and recording devices will not be permitted at the meeting.

As we embark on our 160th year in business, we thank you for your continued support of First Horizon and for the trust and confidence you place in our company.
D. Bryan Jordan
Chairman of the Board, President and Chief Executive Officer

Notice of Annual Meeting of Shareholders
April 23, 2024
8:00 a.m. Central Time

The annual meeting of the holders of First Horizon Corporation’s common stock will be held at 8:00 a.m. Central Time on April 23, 2024, in the Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee 38103.
The items of business are:
1.    Election of 13 directors to serve until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified.
2.    Ratification of the appointment of auditors.
3. Approval of an amendment to our 2021 Incentive Plan to increase the number of shares authorized for issuance as awards under the plan.
4.    Approval of an advisory resolution to approve executive compensation (“say on pay”).
These items are described more fully in the following pages, which are made a part of this notice. The close of business on February 23, 2024, is the record date for the meeting. All holders of record of First Horizon’s common stock as of that time are entitled to vote at the meeting.
Management requests that you vote your proxy by telephone or over the internet or that you sign and return the form of proxy promptly, as applicable, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 7 of the proxy statement.
Clyde A Billings, Jr.
Senior Vice President,
Assistant General Counsel
and Corporate Secretary
Memphis, Tennessee
March 11, 2024

IMPORTANT NOTICE
Please (1) vote your proxy by telephone, (2) vote your proxy over the internet, or (3) mark, date, sign and promptly mail the form of proxy, as applicable, so that your shares will be represented at the meeting.
If you hold your shares in street name, it is critical that you instruct your broker or bank how to vote if you want your vote to count in the election of directors, the approval of the amendment to the 2021 Incentive Plan, and the advisory resolution to approve executive compensation (vote items 1, 3 and 4 of this proxy statement). Under current regulations, if you hold your shares in street name and you do not instruct your broker or bank how to vote in these matters, no votes will be cast on your behalf with respect to these matters. For additional information, see page 8 of the proxy statement.

TABLE OF CONTENTS

Proxy Summary	2	Vote Item 2—Auditor Ratification	47
The Annual Meeting	2	Appointment of Auditors for 2024	47
Vote Items	2	Auditor Fees Past Two Years	47
Performance Highlights	2	Pre-Approval Policy for Auditor's Services	47
Corporate Responsibility & Compensation Highlights	3
		Vote Item 3—Approval of Am. to 2021 Inc. Plan	49
Annual Meeting Matters	6
		Vote Item 4—Say on Pay	60
Culture & Governance	9	Say on Pay Vote Last Year	60
Our Firstpower Culture	9	Alignment of Pay with Performance	60
Our Awards	10	Say on Pay Resolution	60
Corporate Responsibility	11
Corporate Governance	13	Compensation Discussion & Analysis	61
		CD&A Executive Summary	61
Board Matters	14	CD&A Glossary	66
Independence & Categorical Standards	15	Pay Components & Decisions	67
Board Structure & Role in Risk Oversight	17	Total Direct Compensation (TDC)	67
Board Committees	19	Salary	67
Committee Charters & Composition	20	Incentive Mix	67
Audit Committee (incl'g Committee Report)	20	Annual Cash Incentive	68
Compensation Committee (incl'g Committee Report)	23	Long-Term Incentive Awards	71
Executive Committee	26	Compensation Practices & Philosophies	73
Information Technology Committee	26	Peer Group & Market Benchmarking	73
Nominating & Corporate Governance Committee	26	Deferral, Retirement, & Other Benefits	74
Risk Committee	28	Clawback Policies & Practices	76
Compensation Comm. Interlocks & Insider Participation	28	Compensation Governance	76
Director Meeting Attendance	28	Compensation Committee Report	77
Executive Sessions of the Board	28
Communication with the Board	29	Recent Compensation	78
		Summary Compensation Table	78
Director Compensation	29	Grants of Plan-Based Awards	80
Directors in 2023	29	Supplemental Compensation Disclosures	82
Director Programs	29	Awards Outstanding at Year-End	83
Director Compensation Table	30	Awards Exercised & Vested	84
Awards Outstanding at Year-End	31
Director Awards Exercised & Vested	32	Post-Employment Compensation	86
		Pension Plans	86
Stock Ownership Information	33	Nonqualified Deferred Compensation Plans	87
Policies on Insider Trading and Hedging	35	Employment & Termination Arrangements	88

Vote Item 1—Election of Directors	36	Pay Versus Performance	93
Board Composition & Processes	36
Diversity on our Board (incl'g skills & characteristics matrix)	38	Other Matters	103
Nominees for Election	40	2025 Annual Meeting—Proposal & Nomination Deadlines	103
		Availability of Annual Report on Form 10-K	104
		Pay Ratio of CEO to Median Employee	104

1	2024 PROXY STATEMENT

PROXY SUMMARY
Proxy Summary
Please read the entire proxy statement before voting. This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information that you should consider. Page references are supplied to help you find further information in the proxy statement.

The Annual Meeting

Time and Date	8:00 a.m. Central Time, April 23, 2024
Place	The Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee 38103
Record Date	February 23, 2024
Common Shares Outstanding	554,944,033 common shares were outstanding on the record date and entitled to vote
Internet Availability of Proxy Materials	First Horizon uses the SEC’s “notice and access” rule. Notice of internet availability of proxy materials will be sent on or about March 11, 2024.
Admission Requirements
To attend the meeting in person you will need proof of your stock ownership such as an appropriate brokerage statement and valid photo identification (or other identification acceptable to the company). If you are the legal representative of a shareholder, you must also bring a letter from the shareholder certifying (a) the beneficial ownership you represent and (b) your status as a legal representative. We will determine in our sole discretion whether the letter presented for admission meets the above requirements.

Vote Items

ITEM	MATTER	BOARD RECOMMENDATION	PROXY PAGE NUMBER
Vote Item 1	Election of directors. We are asking you to elect the 13 nominees named in this proxy statement as directors for a one-year term.	FOR each nominee	36
Vote Item 2	Ratification of appointment of auditors. We are asking you to ratify the appointment of KPMG LLP as our auditors for 2024.	FOR	47
Vote Item 3	Approval of an Amendment to our 2021 Incentive Plan. We are asking you to approve an amendment to our 2021 Incentive Plan to increase the number of shares authorized for issuance as awards under the plan.	FOR	49
Vote Item 4	Say on pay advisory resolution on executive compensation. In accordance with SEC rules, we are asking you to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.	FOR	60
Performance Highlights
2023 was a year of unforeseen events for our company and great challenges for the banking industry. Despite the termination of our previously announced merger with TD Bank, unprecedented events in the banking sector and a difficult economic environment, we met every challenge and continue our 160-year legacy with confidence in a bright future.

Our results in 2023 were driven by two key factors: our strong capital and financial position and our outstanding team. Our capital, prudently managed investments, and diversified liquidity position were fundamental to our ability to serve and support our clients consistently through changing economic conditions.

One of the highlights of our year was our highly successful deposit campaign. Launched in the second quarter, our team attracted more than 32,000 new-to-bank clients and $6 billion in new-to-bank funds with continued deposit momentum

2	2024 PROXY STATEMENT

PROXY SUMMARY
throughout the year. Even as these deposits began to reprice in the fourth quarter, we retained 96% of those clients and funds at year end, indicative of our ability to excel at cultivating long-term client relationships.

Additional performance highlights for the year include:

•We delivered net income available to common shareholders of $865 million, or earnings per share of $1.54, compared to $868 million and $1.53 per share in 2022.
•2023 results benefited from a net $59 million after-tax or $0.11 per share of notable items compared with a net reduction of $82 million or $0.15 per share in 2022.*
•Prudent balance sheet management enabled us to better serve our clients. We grew both loans and deposits at significantly higher rates than the industry, supported by our exceptionally strong capital levels.
•We saw the benefit of our asset-sensitive balance sheet with net interest margin up 32 basis points versus 2022, offsetting the decline in revenue from our countercyclical businesses.
•Our deep-rooted relationships with our clients allowed us to retain over 90% of our client base in 2023. Our clients on average have over nine years of tenure at First Horizon.
•We continue to build on our strong capital levels, ending the year at 11.4%.
•Strong capital levels supported the $650 million common share repurchase program approved by our board in January 2024.
•Strong earnings supported 19% tangible book value per share growth, ending the year at $12.13.
•We announced a commitment of an additional $100 million over three years in technology and process improvements to stay in line with the rapid transformation of digital banking and to assure we have the scalability needed for continued growth.
In May 2023, we announced a $50 million commitment to our communities through the First Horizon Foundation. We deployed approximately $18 million during 2023 to over 1,600 non-profit partners to advance access to financial capital, education, housing, redevelopment and revitalization and health and human services for the most vulnerable members of our communities and to live out our Corporate Responsibility pledge to be "Here for Good" for all our stakeholders.

Our achievements in 2023 were made possible by the talent, dedication and drive of our over 7,300 associates. Critically, given the events that unfolded last year, we successfully retained more than 90% of our associates and 97% of our key leaders in 2023, testifying to the success of our efforts to cultivate a work environment in which every associate has the opportunity to grow and develop both professionally and personally. As we embark on our 160th year in business, we look forward to continuing to deliver exceptional value for our associates, clients, communities and shareholders.
*2023 notable items include pre-tax items of $225 million gain on merger agreement termination and $7 million net gain from a small FHN Financial asset disposition, partially offset by a $68 million FDIC special assessment, $51 million of merger-related expense, $50 million contribution to the First Horizon Foundation, $15 million of expense tied to derivative valuation adjustments related to prior Visa Class-B share sales, $10 million of restructuring costs, and a $6 million loss on equity valuation adjustments. Additionally, 2023 includes after-tax notable items of $35 million consisting of a $59 million benefit related to the resolution of merger-related items offset by $24 million related to the surrender of approximately $214 million in book value of bank owned life insurance policies. 2022 notable items include pre-tax items of $135 million of merger-related expense and $22 million of expense tied to derivative valuation adjustments related to prior Visa Class-B share sales, somewhat offset by a $22 million gain on the sale of the title services business, $16 million gain on equity security investments, and $12 million gain on the sale of mortgage servicing rights. Diluted shares in 2023 and 2022 were 562 million and 566 million, respectively, resulting in a benefit of $0.11 and a reduction of $0.15 per share impact of notable items in 2023 and 2022, respectively.

3	2024 PROXY STATEMENT

PROXY SUMMARY
Corporate Responsibility & Compensation Highlights
In the following tables we provide a high-level summary of selected practices, including statistical data, in the areas of corporate responsibility, governance, and executive compensation. The areas were selected based on feedback we have received from shareholders in recent years.
Board Composition and Governance

PRACTICE	FIRST HORIZON	PROXY PAGE NUMBER
Number of director nominees	13	36
Independence % of director nominees	92% (12 of 13)	15
Independence on key* board committees	100%	20
Is there majority voting for directors (in uncontested elections)?	Yes	7
Must director tender resignation if fails to receive majority vote?	Yes	36
Average director nominee age	64 years	40-44
Average director nominee tenure	8.8 years	40-46
Board refreshment	9 new directors in the past 5 years	40-46
Does the company disclose a director skills matrix?	Yes	39
Gender diversity % of director nominees	38% (5 of 13)	38
Racial/ethnic diversity % of director nominees	23% (3 of 13)	38
Are CEO and Chairman of the Board separate?	No	17-18
Is the Chairman of the Board independent?	No	15
Is there an independent Lead Director?	Yes	17
Director terms	All directors are elected for a term of one year	36
Does the company disclose stock ownership guidelines for directors?	Yes	76
Mandatory retirement age**	72, for non-employee directors	36-37
Retirement age waivers	Board may waive each year for up to 3 additional terms	36-37
Resignation tender if director has major job change (other than promotion)?	Yes	36-37
Director nominees on more than two other public company boards	None	40-46
Annual Board & committee self-evaluations?	Yes	37-38
Annual individual director evaluations?	Yes	37-38
Third party engaged to conduct Board and director evaluations?	Yes; every 3 years or as determined by the Nominating & Corporate Governance Committee	37-38
Incumbent director attendance at Board & committee meetings	Average attendance > 96%	28
Total Board meetings held in 2023	9	28
Total Board committee meetings held in 2023	41	28
Do directors meet in executive session without management?	Yes, generally at each regular Board meeting	28
* Key board committees are Audit, Compensation, and Nominating & Corporate Governance.
* * Under the provisions of our merger agreement with IBERIABANK Corporation, the mandatory retirement provisions did not apply to director nominees Barton, Compton, Davidson, Jordan, Kemp, Maples, Palmer, Reed, Stewart, Sugrañes or Taylor from the closing date of the merger (July 1, 2020) until the third anniversary of the merger (July 1, 2023).

Shareholder Rights and Governance*

AREA	FIRST HORIZON
One share, one vote?	Yes
Dual or multiple class common stock?	No
Cumulative voting of stock?	No
Vote required for shareholders to amend Charter	Generally, votes cast favoring exceed votes cast opposing
Exceptions to general vote requirement in preceding row	80% for any provision of charter inconsistent with any provision of bylaws or for Article 12 of charter
Vote required for shareholders to amend Bylaws	80%
Shareholder right to act by written consent?	Yes; all shareholders must consent to take action
Shareholder right to call a special meeting?	Yes, upon demand of holders of 10% of outstanding common shares
Blank-check preferred stock authorized?	Yes
Blank-check preferred stock outstanding?	Five Series: B, C, D, E, and F
Outstanding shareholder rights plan?	No
Proxy access bylaw?	Yes
Exclusive forum bylaw?	Yes
*See our Amended and Restated Charter and our Bylaws, both available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”), for details.

4	2024 PROXY STATEMENT

PROXY SUMMARY
Other Governance

AREA	FIRST HORIZON	PROXY PAGE NUMBER
Anti-hedging policy for directors and executives?	Yes	35
Code of Business Conduct and Ethics?	Yes	13
Code of Ethics for Senior Financial Officers?	Yes	13
Compliance and Ethics Program Policy?	Yes	13
Board oversight of cybersecurity?	Yes, by Risk Committee	18
Audit committee financial experts?	3 currently serve on Audit Committee	20

Corporate Responsibility*

AREA	FIRST HORIZON
Diversity, Equity and Inclusion Program?	Yes
Board oversight of environmental, social and governance matters?	Yes, by the Nominating & Corporate Governance Committee
Chief Diversity, Equity and Inclusion Officer?	Yes
ESG Officer?	Yes
Human Rights Statement?	Yes
Social Issues Statements?	Yes
Code of Conduct for Suppliers?	Yes
ESG working group and task forces?	Yes
Corporate Social Responsibility Report?	Yes--most recently published June 2022
*See Corporate Responsibility on pages 11-13 of this proxy statement, as well as our Corporate Social Responsibility Report, for additional details.

Executive Compensation

AREA	FIRST HORIZON	PROXY PAGE NUMBER
Independent consultant for the Compensation Committee	Meridian Compensation Partners, LLC	24
Frequency of say on pay vote?	Annual	49
Clawback policies?	Yes*	76
Clawback features in award plans?	Yes, long-term and annual bonus	76
Below-market options allowed?	Only in substitution, in a merger, limited to 5% of plan authorization	66
Stock ownership guidelines for executives?	Yes	76
Executive-level employment agreements?	1, with the CEO**	88
Portion of CEO's 2023 TDC that is performance-based	61%	64
Portion of CEO's 2023 TDC that is stock-based	60%	64
Change in control (CIC) severance program?	Yes; executive plan & legacy agreements	90
Single-trigger CIC severance benefits?	No	90
Range of CIC severance benefit	1.5 to 3.0 times salary & bonus	90
Named Executive Officers in CIC severance program	5 out of 5	90
Tax gross-up paid on CIC severance benefit?	No	90
*Our Compensation Recovery Policy and our Erroneously Awarded Compensation Recovery Policy are both available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”).
** See Jordan Employment Agreement beginning on page 88 for details.

5	2024 PROXY STATEMENT

ANNUAL MEETING MATTERS
Annual Meeting Matters
Our Board of Directors is soliciting proxies to be voted at our upcoming annual meeting of the holders of First Horizon’s common stock (and at any adjournment or adjournments of the meeting). At the meeting, our common shareholders will act to elect 13 directors; to approve an amendment to our 2021 Incentive Plan to increase the number of shares authorized for issuance as awards under the plan; to ratify the appointment of KPMG LLP as our independent auditors for 2024; and to vote on an advisory resolution to approve executive compensation (“say on pay”).

Date, Time and Place
The annual meeting of the holders of our common stock will be held on Tuesday, April 23, 2024, at 8:00 a.m. Central Time in the Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, Tennessee
38103. To obtain additional information or directions to be able to attend the meeting and vote in person, contact our transfer agent at (877) 536-3558.

What You Will Need to Attend the Meeting in Person
You will need proof of your share ownership acceptable to the company (such as an appropriate brokerage statement if you hold your shares through a broker) and a form of valid photo identification (or other identification acceptable to the company). If you do not have proof of ownership and acceptable identification, you may not be admitted to the Annual Meeting. If you are the legal representative of a shareholder, you must also bring a letter from the shareholder certifying (a) the beneficial ownership you represent and (b) your status as a legal representative. We will determine in our sole discretion whether the documents presented for admission meet the above requirements.
No cameras, laptops, tablets, recording equipment, large bags, backpacks, briefcases, or similar items are permitted in the meeting room. Cell phones may not be used during the meeting, and we reserve the right to remove individuals who do not adhere to these requirements.

Terms Used in this Proxy Statement
In this proxy statement, First Horizon Corporation is referred to by the use of “we,” “us” or similar pronouns, or simply as “FHN” or “First Horizon,” and First Horizon and its consolidated subsidiaries are referred to collectively as “the company.” First Horizon and IBERIABANK Corporation completed a merger of equals in 2020. IBERIABANK Corporation is referred to in this proxy statement by the use of “IBKC.” The term “shares” means
First Horizon’s common stock, and the term “shareholders” means the holders of that common stock, unless otherwise clearly stated. The term “associates” means persons employed by the company. The notice of the 2024 annual meeting of shareholders, this proxy statement, our annual report on Form 10-K for the year ended December 31, 2023, and the proxy card are together referred to as our “proxy materials.”

Internet Availability of Proxy Materials
We use the SEC’s “notice and access” rule, which allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 11, 2024, we sent to most of our shareholders by mail or email a notice of internet availability of proxy materials, which contains instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card, and you cannot use it to vote your shares. If you received only a notice, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice.
If you received a paper copy of the notice, we encourage you to help us save money and reduce the environmental impact of delivering paper notices by signing up to receive all of your future proxy materials electronically.

6	2024 PROXY STATEMENT

ANNUAL MEETING MATTERS
If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares, please follow each set of separate voting instructions that you received for the shares of common stock held in each of your different accounts.

Voting by Proxy & Revoking Your Proxy
The First Horizon Board of Directors is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting of shareholders in the manner you direct. Giving us your proxy allows your shares to be voted even if you do not attend the annual meeting. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including by telephone or internet) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified on the proxy. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors as follows:
FOR:
1.    Election of 13 directors to serve until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified.
2.    Ratification of the appointment of KPMG LLP as our auditors for 2024.
3.    Approval of an amendment to our 2021 Incentive Plan to increase the number of shares authorized for issuance as awards under the plan.
4. Approval of an advisory resolution to approve executive compensation ("say on pay").

Solicitation of Proxies
First Horizon will pay the entire cost of soliciting the proxies. In following up the original solicitation of the proxies, we may request brokers and others to send proxy materials to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If we deem it necessary, we may also use several of our associates to solicit proxies from the shareholders, either personally or by telephone, letter or email, for which they will receive no compensation in addition to their normal compensation. We have hired Morrow Sodali LLC, 333 Ludlow Street, Fifth Floor, Stamford, CT 06902 to aid us in the solicitation of proxies for a fee of $10,000 plus out-of-pocket expenses. An additional charge of $6.50 per holder will be incurred should we choose to have Morrow Sodali LLC solicit individual holders of record.

Quorum & Vote Requirements
Except for our depositary shares (each representing a fractional interest in a share of one of our series of non-cumulative perpetual preferred stock, Series B, C, D, E or F), all of which have limited voting rights and no right to vote at the annual meeting, our common stock is our only class of voting securities. There were 554,944,033 shares of common stock outstanding and entitled to vote as of February 23, 2024, the record date for the annual meeting.

Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. Both “abstentions” and broker “non-votes” will be considered present for quorum purposes, but will not otherwise have any effect on the vote items.
The affirmative vote of a majority of the votes cast is required to elect the nominees as directors, and we have adopted a director resignation policy that requires a director who does not, in an uncontested election, receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. For additional information on our director resignation policy, see the summary of the policy under Director Resignation and Retirement Policies in vote item 1 of this proxy statement, which begins on page 36. The policy is also contained in our Corporate Governance Guidelines, which are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). The affirmative vote of a majority of the votes cast is required to approve the advisory resolution on executive

7	2024 PROXY STATEMENT

ANNUAL MEETING MATTERS
compensation, to approve the amendment to the 2021 Incentive Plan to increase the number of shares authorized for issuance as awards under the plan, and to ratify the appointment of auditors.

Effect of Not Casting Your Vote
Shares Held in Street Name. If you hold your shares in street name it is critical that you instruct your broker or bank how to vote if you want your vote to count in the election of directors, the vote on approval of the amendment to our 2021 Incentive Plan to increase the number of shares authorized for issuance as awards under the plan, and the advisory resolution to approve executive compensation (vote items 1, 3 and 4 of this proxy statement). Under current regulations, your broker or bank will not have the ability to vote your uninstructed shares in these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker or bank how to vote, no votes will be cast on your behalf with respect to these matters. Your broker or bank will have the ability to vote uninstructed shares on the ratification of the appointment of auditors (vote item 2).
Shareholders of Record. If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting unless you attend the annual meeting and vote your shares there.
Duplicate Mailings & Householding
Duplicate mailings in most cases are inconvenient for you and an unnecessary expenditure for us. We encourage you to eliminate them whenever you can as described below.
Multiple Accounts. Some of our shareholders own their shares using multiple accounts registered in variations of the same name. If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our stock transfer agent, Equiniti Trust Company (EQ), by phone toll-free at 1-877-536-3558, or by mail to EQ Shareowner Services, P.O. Box 64854, St. Paul, MN 55164-0854.
Shares Held in Street Name. If you and other members of your household are beneficial owners of shares, meaning that you own shares indirectly through a broker, bank, or other nominee, you may eliminate any duplication of mailings by contacting your broker, bank, or other nominee. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank, or other nominee.
Shareholders with the Same Address; Requesting Changes. If you are among the shareholders who receive paper copies of our proxy materials, SEC rules allow us to mail a single copy of those materials to all shareholders residing at the same address if certain conditions are met. This practice is referred to as "householding." Householding does not apply to either the proxy card or the notice of internet availability of proxy materials. If your household receives only one copy of the proxy materials and if you wish to start receiving separate copies in your name, apart from others in your household, you must request that action by contacting our stock transfer agent, EQ, by phone toll-free at (877) 536-3558 or by writing to EQ Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854. That request must be made by each person in the household who desires a separate copy. Within 30 days after your request is received we will start sending you separate mailings. If you and members of your household are receiving multiple copies and you want to eliminate the duplications, please request that action by contacting EQ using the contact information given in this paragraph above. In either case, in your communications, please refer to your account number. Please be aware that if you hold shares both in your own name and as a beneficial owner through a broker, bank or other nominee, it is not possible to eliminate duplications as between these two types of ownership. If your household receives only a single copy of the proxy materials, and if you desire your own separate copies for the 2024 annual meeting, you may download them from our website using the website address listed in the box below. If you would like additional copies mailed, we will mail them promptly if you request them from our Investor Relations department at our website or by mail to Investor Relations, P.O. Box 84, Memphis, TN 38101. You may also request that additional copies be mailed by calling our transfer agent at (877) 536-3558. However, we cannot guarantee you will receive mailed copies before the 2024 annual meeting.

8	2024 PROXY STATEMENT

ANNUAL MEETING MATTERS

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to be held on April 23, 2024
This proxy statement, our proxy card, and our annual report on Form 10-K are available at www.proxydocs.com/FHN.
Also available there is a letter to shareholders discussing our 2023 activities and performance.

Culture & Governance

Our Firstpower Culture
For the past 160 years, our culture has been a catalyst to our success. Our culture is centered around our people and their performance, promoting teamwork and collaboration to achieve results. We prioritize a healthy work environment, which enhances morale and associate satisfaction, ultimately leading to increased productivity and engagement. In 2023, we retained 90% of our associate base, including nearly 97% of our key leaders, indicative of our ability to attract and retain top talent even in challenging circumstances.

At the center of all that we do are our Purpose, Values and Commitment, holding ourselves to the highest standards of ethical conduct and operational excellence.

Our Purpose: To help our clients unlock their full potential with capital and counsel.
Our Values:
▪Put Clients First – Go above and beyond to listen, understand and solve the client’s needs. Follow through and exceed expectations every step of the way.
▪Care About People – Treat others with respect and dignity. Foster a culture of collaboration. Demonstrate kindness and empathy for all.
▪Commit to Excellence in Everything We Do – Conduct business with professionalism and dignity. Embody a “can do” spirit that gets results for our clients.
▪Elevate Equity – Providing fair and equitable opportunities for associates is at the center of our diversity and inclusion efforts.
▪Foster Team Success – Measure wins in terms of “we” not “me.” Take pride in company success. Be invested in a shared vision for future growth.
Commitment: As teammates and as individuals, we must own the moment. We listen, understand and deliver.
Understanding the changing needs and expectations of our workforce is central to our success. As evidenced during the pandemic, our ability to remain nimble and responsive allows us to serve our clients and communities without disruption even when business conditions change.
We want our associates to be inspired and empowered to perform at their best. We seek their input through formal surveys and through the Firstpower Council, a group of associates representing various areas of the company that provide direct feedback on opportunities to enhance our culture and organizational effectiveness.

The overall well-being of every associate is important to us. In addition to competitive health care benefits, wellness programs and parental and care-giver support, we offer professional development opportunities through mentoring and career development programs. Associates can actively engage with their colleagues at work and be involved in the community in a variety of ways, including through volunteerism and by participating in one or more of our associate resource groups (of which there are 10, with two additional groups set to launch in 2024).

Creating a diverse workforce and inclusive work environment is a fundamental aspect of our Firstpower culture. This commitment starts at the top of the organization with Board of Directors oversight and executive leadership support and is embedded throughout our organization and business priorities.

Our objective is not only to attract a diverse team, but also to create an environment in which different backgrounds, opinions and perspectives are valued. We continuously focus on:
▪Actively seeking representation of diverse talent

▪Strengthening leadership capabilities and accountability
▪Fostering inclusion and equality through fairness and transparency
▪Better serving diverse markets and clients
▪Investing in the well-being of communities

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▪Our 10 commitments, which include expanding outreach and access for historically underserved groups
In 2023, we continued to make progress with diversity in leadership roles, launched new Associate Resource Groups and released a new Corporate Diversity Statement.

We remain committed to creating a more equitable society, and that starts with our associates, our clients, and the communities we serve. We do this by providing capital and counsel and committing to excellence in everything we do.

At December 31, 2023, First Horizon had:
▪7,378 associates, or 7,249 full-time-equivalent and 129 part-time-equivalent associates, not including contract labor for certain services: 66% white, 20% African American, 9% Hispanic, 3% Asian, and 2% other races or ethnicities
◦63% female and 37% male
◦4% have disabilities
•1,200 corporate managers:
◦76% white, 13% African American, 7% Hispanic, 2% Asian, and 1% other races or ethnicities
◦54% female and 46% male
◦2% have disabilities
•36 members of the CEO's Operating Committee (composed of the CEO and senior leaders from across the organization):
◦86% white, 11% African American, 0% Hispanic, 3% Asian, and 0% other races or ethnicities
◦44% female and 56% male
Our Awards
First Horizon strives to strengthen the lives of our associates, clients and communities. We are honored by the recognition awarded us for our efforts. We are especially proud of the praise we have received for our community service, diversity, equity and inclusion efforts, and family-friendly work environment. Here are some of the honors we have received in the past two years:

America's Best Banks List America's Best-In-State Banks America's Best Large Employers Best Employers for Women Forbes Magazine	Top 100 Banks in the U.S. GOBanking Rates
11 Middle Market Awards 12 Small Business Banking Awards Greenwich Coalition
Most Powerful Women in Banking To Watch American Banker
Customer Experience Extraordinaire WebEx One Champion Awards
Best Companies for People of Color to Advance Best Companies for Women to Advance Parity.org Parity LIST
Bloomberg Gender Equality Index Bloomberg

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Corporate Responsibility
Operating responsibly and creating a more sustainable company is important to the growth and future of our organization. Our corporate responsibility strategy continues to encompass environmental, social and governance (ESG) priorities for our stakeholders and evolve in response to a dynamic operating environment. Our strategy remains centered around five interrelated pillars – Governance, Associates, Clients, Communities and Environment. We continue to engage with our advisors, including a climate scientist, and our peers and to track regulatory progress and momentum. We recently conducted a stakeholder assessment that will help keep us better informed and guide our strategy as we navigate the changing landscape.

Our Nominating & Corporate Governance Committee has oversight responsibility for First Horizon's management of and commitment to environmental, social and governance matters and reporting, while management is responsible for execution of our initiatives in this area. Management provides updates on ESG matters to the Nominating & Corporate Governance Committee at each regularly scheduled Committee meeting. ESG priorities are implemented through the efforts of our ESG Officer, who has primary day-to-day responsibility for ESG matters, as well as through the efforts of the ESG working group and task forces. Moving into 2024 and beyond, we intend to focus on qualitative and quantitative measurements to monitor ESG progress; to continue to engage with advisors, including a climate scientist, to operationalize solutions; and to incorporate climate risk throughout our risk management processes and policies. The chart below lays out our ESG governance structure:

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Corporate Responsibility - Progress and Opportunities

2023 Accomplishments	Opportunities in Progress and on the Horizon
Environmental
Roadmap. Followed our roadmap and framework to achieve sustainability goals.
Environmental Initiatives
• Continue to work with environmental task force, corporate properties and procurement to assess cost save opportunities and identify measures to improve the resource efficiency of our footprint and activities.
• Focus on community restoration, achieved through nature-based projects and strategic relationships, with an emphasis on coastlines and waterways in our footprint.
•Enhance understanding of scenario analysis and Scope 3 reporting with the help of advisors and RMA's Climate Risk Consortium.
•Continue partnership with Woods Hole Oceanographic and OCIA for opportunities and ocean-based, science-backed climate change solutions.
•Focus on sustainable finance framework/opportunities.

Accomplishments
•As of 2022, 32% reduction in Scope 1 &2 (unaudited) location-based GHG emissions using 2019 as baseline year.
• Conducted frequent environmental task force meetings.
• Refreshed loan portfolio analysis looking at physical and transition risks and opportunities.
• Responded to Carbon Disclosure Project questionnaire.
• Joined Risk Management Association Climate Risk Consortium.
• Carried out internal discussions on a sustainable finance framework and responsible resource use.
• Joined Ocean and Climate Innovation Accelerator (OCIA)
• Supported environmental, community and nature-based projects, including a Blue Carbon portal.

Social
DEI
• Continued to be recognized by organizations such as Bloomberg, Forbes, American Bank and Parity.org for our DEI efforts.
• Launched the ELEVATE Executive Sponsorship Program.
• Created a talent pipeline tool to proactively recruit and retain top talent.
• Implemented a best practices guide to help hiring leaders broaden the search for highly qualified talent.
• Increased ARG participation to 18.7% of total associate population.
                                                                                                                          Community Investment/Philanthropy
• Refreshed Community Investment Strategy.
• Announced $50 million commitment to communities.
• $17.8 million distributed to nonprofits from the First Horizon Foundations in 2023.
• Over 27,000 hours of service performed by associates (inclusive of CRA service hours).

CRA
•$9 million of 2023 funds dedicated to low- and moderate -income communities.
•Continued to support financial literacy through Operation HOPE, Junior Achievement, and other programs.
•2023 CRA service hours totaled over 15,000.

Wellness & Benefits. Continued to provide tools, resources and support to promote associates’ financial, emotional and physical well-being.

Elevate Equity
•Launch a new Executive DEI Council to increase awareness and engagement with DEI strategy by the executive management committee.
•Launch two ARGs focused on elevating equity in age (GenNow) and familial status (Working Parents and Caregivers)
•Create a new DEI-specific sales award.

Culture. Continue to work toward a collaborative workplace culture, allowing each associate to thrive and grow professionally and personally.

Talent. Focus on identifying and developing underrepresented talent.

Community Investment. Socialize new community investment strategy throughout the organization.

CRA. Work to expand access to housing for LMI individuals, support economic development and community revitalization in LMI communities, and improve financial capability and stability in LMI communities. Focus on compliance with new CRA modernization rule.

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2023 Accomplishments	Opportunities in Progress and on the Horizon
Engagement and Disclosure
Stakeholder Assessment. Conducted a stakeholder assessment with a third-party vendor looking at both 1) how key ESG issues impact First Horizon’s business and 2) how First Horizon’s activities impact its stakeholders and which ESG topics are most important to them. Assessment drew on multiple inputs, including competitive benchmarking, desk research and interviews with over 20 internal and external stakeholders.

Frameworks. Continued to review and enhance areas to align with voluntary reporting frameworks.

Ratings. Conducted a rating agency gap analysis to identify disclosure gaps.

Stakeholder Assessment. Review data and feedback from the assessment to refine areas of focus and identify risks and opportunities.

Associate Education. Enhance materials and create resource page for sustainability initiatives and matters.

Disclosure. Continue to stay engaged with climate and sustainability working groups and follow regulatory movements and guidance. Plan to publish an updated Corporate Social Responsibility and Environmental, Social, Governance Impact Report in mid-2024.

ESG Ratings. Continue to review and update rating organizations' data and enhance reporting where appropriate in order to improve scores and transparency further.

Shareholder Engagement
Dialogue with our shareholders is a critical part of our company's success. To remain aligned with the investor community, in 2023 we continued to reach out to our shareholders proactively to solicit their feedback and perspectives on a variety of topics. In addition to hosting an investor day in June 2023, we engaged with shareholders through investor meetings, sell-side conferences, earnings calls and non-deal roadshows. We also solicited feedback from shareholders on the relative importance to them of various ESG topics as part of the stakeholder assessment discussed in the table above.
Corporate Governance
First Horizon is dedicated to operating in accordance with sound corporate governance principles. We believe that these principles not only form the basis for our reputation of integrity in the marketplace but also are essential to our efficiency and overall success. Some of our corporate governance principles, policies and practices are highlighted below.
Key Corporate Governance Documents
Our Board has adopted the following key corporate governance documents. All of these are available, along with several other governance documents, such as our compensation recovery policies, stock ownership guidelines, and committee charters, on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). Paper copies are also available to shareholders upon request to the Corporate Secretary.
Corporate Governance Guidelines. The Guidelines provide our directors with guidance as to their legal accountabilities, promote the functioning of the Board and its committees, and establish a common set of expectations as to how the Board should perform its functions.
Code of Business Conduct and Ethics. This code sets forth the overarching principles that guide the conduct of every aspect of our business. Any waiver of the Code of Business Conduct and Ethics for an executive officer or director must be promptly disclosed to shareholders in any manner that is acceptable under the NYSE listing standards, including but not limited to distribution of a press release, disclosure on our website, or disclosure on Form 8-K.
Code of Ethics for Senior Financial Officers. This code promotes honest and ethical conduct, proper disclosure of financial information and compliance with applicable governmental laws, rules and regulations by our senior financial officers and other associates who have financial responsibilities. We intend to satisfy our disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Ethics for Senior Financial Officers by posting such information on our website.

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Compliance and Ethics Program Policy. We have also adopted a Compliance and Ethics Program Policy, which highlights our commitment to having an effective compliance and ethics program by exercising due diligence to prevent and detect criminal conduct and otherwise by promoting an organizational culture that encourages ethical conduct and a commitment to compliance with the law.
Related Party Transaction Procedures
The Audit Committee of the Board has adopted procedures for the approval, monitoring, and ratification of transactions between First Horizon, on the one hand, and our directors, executive officers or 5% shareholders, their immediate family members, their affiliated entities and their immediate family members’ affiliated entities, on the other hand. A copy of our procedures is available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). Our procedures require management to submit any proposed “related party transaction” (defined as a transaction that is required to be disclosed in our proxy statement pursuant to the requirements of Item 404(a) of Regulation S-K promulgated by the SEC) or amendment to an existing related party transaction to the Audit Committee for approval or ratification. In some cases, the matter may be determined by the chair of the Audit Committee. In considering whether to approve a given transaction, the Audit Committee (or chair) must consider:
•whether the terms of the related party transaction are fair to First Horizon and at least as favorable as would apply if the other party was not, or did not have an affiliation with, a director or executive officer of First Horizon;
•whether First Horizon is currently engaged in other related party transactions with the related party at issue or other related parties of the same director or executive officer; whether there are demonstrable business reasons for First Horizon to enter into the related party transaction; whether the related party transaction would impair the independence of a director; and
•whether the related party transaction would present an improper conflict of interest for any director or executive officer of First Horizon, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons
First Horizon, the Bank and the subsidiaries of each, as applicable, have entered into lending transactions and/or other banking or financial services transactions in the ordinary course of business with our executive officers, directors, nominees, their immediate family members and affiliated entities, and the persons of which we are aware that beneficially own more than five percent of our common stock, and we expect to have such transactions in the future. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the company, and did not involve more than the normal risk of collectability or present other unfavorable features. We note that as a perquisite we offer all associates discounts on certain financial services (for example, no-fee domestic wire transfers). These discounts are available to our executive officers except in relation to credit extended at the time an executive officer is serving as such.

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Board Matters
In accordance with our Bylaws, First Horizon is managed under the direction of and all corporate powers are exercised by or under the authority of our Board of Directors. Our Board of Directors currently has 15 members. All of our directors are also directors of First Horizon Bank (the “Bank”). The Bank is our principal operating subsidiary.

Independence & Categorical Standards
Independence
Our common stock is listed on the New York Stock Exchange. The NYSE listing standards require a majority of our directors and all of the members of the Audit, Compensation, and Nominating & Corporate Governance Committees of the Board of Directors to be independent as defined in the listing standards. Under these standards, our Board of Directors is required to determine affirmatively that a director has no material relationship with the company for that director to qualify as independent. In order to assist in making independence determinations, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, has adopted the categorical standards set forth below. In making its independence determinations, each of the Board and the Nominating & Corporate Governance Committee considered the relationships between each director and the company, including those that fall within the categorical standards. In addition, the NYSE listing standards require that the Board specifically consider certain factors in determining the independence of any director who will serve on the Compensation Committee. These factors are described under the heading The
Compensation Committee—In General below in this proxy statement. Our Board specifically considered such factors in making the independence determinations for all of our directors, including those who serve on the Compensation Committee. Based on its review and the application of the categorical standards, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that all 14 of our current non-employee directors (Messrs. Barton, Casbon, Compton, Dietrich, Fenstermaker, Kemp, Maples, Reed, and Taylor and Mses. Carboni, Davidson, Palmer, Stewart, and Sugrañes) are independent under the NYSE listing standards and that one former non-employee director who served during part of 2023 (E. Stewart Shea, III) was independent under the NYSE listing standards during the time that he served. Mr. Jordan, as our current Chairman of the Board, President and Chief Executive Officer, is not independent. The categorical standards established by the Board are set forth below and are also available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”).

Director Transactions by Category or Type
With respect to each director who is identified above as independent under the NYSE listing standards, the Board considered the following types or categories of transactions, relationships or arrangements in determining the director’s independence under the NYSE standards and our categorical standards.
•Provision by the company, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following banking and financial services and services incidental thereto to directors, their immediate family members and/or to entities with which directors or their immediate family members are affiliated: deposit accounts (all independent directors except Mses. Carboni, Davidson and Stewart); treasury management products (Messrs.
Barton and Compton); loans (including mortgage loans and loans secured by obligations of a director-affiliated entity), letters of credit, guaranties, credit cards and/or other lines of credit (Messrs. Barton, Dietrich, Fenstermaker, Kemp, Maples, Reed, and Shea); broker/dealer services (Messrs. Fenstermaker and Reed); financial planning/family office services (Messrs. Reed and Shea); trust services (Mr. Shea and Ms. Sugrañes); insurance brokerage (Mr. Reed); safe deposit boxes (Mr. Compton); purchasing card services (Mr. Fenstermaker) and currency exchange (Mr. Compton).
•Provision by an entity affiliated with a director or his or her immediate family member, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated

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persons, of the following products and services to the company: shipping and print services (Mr. Dietrich); event supply rentals (Mr. Shea); accommodation expenses for business travel by associates of the company (Mr. Reed); and title insurance and related loan services (Mr. Casbon).
•Charitable contributions by the company, the First Horizon Foundation or the Louisiana First Horizon Foundation to charitable organizations with which a director or immediate family member is affiliated (Mses. Davidson and Palmer and Messrs. Barton, Compton, Fenstermaker and Kemp).

Categorical Standards
Each of the following relationships between the Corporation (as defined below) and its subsidiaries, on the one hand, and a director, an immediate family member of a director, or a company or other entity as to which the director or an immediate family member is a director, executive officer, employee or shareholder (or holds a similar position), on the other hand, will be deemed to be immaterial and therefore will not preclude a determination by the Board of Directors that the director is independent for purposes of the NYSE listing standards:
1.Depository and other banking and financial services relationships (excluding extensions of credit which are covered in paragraph 2), including transfer agent, registrar, indenture trustee, other trust and fiduciary services, personal banking, capital markets, investment banking, equity research, asset management, investment management, custodian, securities brokerage, financial planning, cash management, insurance brokerage, broker/ dealer, express processing, merchant processing, bill payment processing, check clearing, credit card and other similar services, provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.
2.An extension of credit, provided that, at the time of the initial approval of the extension of credit as to (1), (2) and (3), (1) such extension of credit was in the ordinary course of business, (2) such extension of credit was made in compliance with applicable law, including Regulation O of the Federal Reserve, Section 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities and Exchange Act of 1934, (3) such extension of credit was on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and (4) the extension of credit has not been placed on non-accrual status.
3.Contributions (other than mandatory matching contributions) made by the Corporation or any of its subsidiaries or First Horizon Foundation [including the Louisiana First Horizon Foundation] to a charitable organization as to which the director is an executive officer, director, or trustee or holds a similar position or as to which an immediate family member of the director is an executive officer; provided that the amount of the contributions to the charitable organization in a fiscal year does not exceed the greater of $500,000 or 2% of the charitable organization’s consolidated gross revenue (based on the charitable organization’s latest available income statement).
4.Vendor or other business relationships (excluding banking and financial services relationships and extensions of credit covered by paragraph 1 or 2 above), provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.
5.All compensation and benefits provided to non-employee directors for service as a director.
6.All compensation and benefits provided in the ordinary course of business to an immediate family member of a director for services to the Corporation or any of its subsidiaries as long as such immediate family member is compensated comparably to similarly situated associates and is not an executive officer of the Corporation or based on salary and bonus within the top 1,000 most highly compensated associates of the Corporation.
Excluded from relationships considered by the Board is any relationship (except contributions included in category 3) between the Corporation and its subsidiaries, on the one hand, and a company or other entity as to which the director or an immediate family member is a director or, in the case of an immediate family member, an employee (but not an executive officer or significant shareholder), on the other hand.
The fact that a particular relationship or transaction is not addressed by these standards or exceeds the thresholds in these standards does not create a presumption that the director is or is not independent.
The following definitions apply to the categorical standards listed above:

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“Corporation” means First Horizon Corporation and its consolidated subsidiaries.
“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.
“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mother-in-
law, father-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.
“Significant shareholder” means a passive investor [meaning a person who is not in control of the entity] who beneficially owns more than 10% of the outstanding equity, partnership or membership interests of an entity. “Beneficial ownership” will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.
Board Structure & Role in Risk Oversight
Evolution of Leadership Structure
First Horizon’s Board leadership structure has evolved significantly over the years. Prior to 2007, the Chairman of the Board and Chief Executive Officer roles were held by the same individual (except for two transition periods relating to CEO succession). In 2007, the Board made certain governance changes in order to facilitate the implementation of strategic changes it was then initiating, including the appointment of a new CEO and of a separate individual as the Chairman of the Board. In 2012, the Board elected Mr. Jordan, who had become our President and CEO in 2008, as Chairman of the Board as well. For a two-year period after the closing of the merger of equals with IBKC in 2020, IBKC's former President and CEO served as Executive Chairman of the Board of First Horizon and the Bank, with Mr. Jordan continuing in the roles of President and CEO. In 2022, Mr. Jordan again assumed the role of Chairman of the Board while continuing as President and CEO as well.

Current Leadership Structure
Under First Horizon’s current Bylaws, the Chairman of the Board presides at all meetings of the shareholders and of the Board (except, with respect to meetings of the Board, as the Board may otherwise determine) and has the powers and performs the duties as are normally incident to the position and as may be assigned by the Board. The Chief Executive Officer is responsible for carrying out the orders of and the resolutions and policies adopted by the Board, has general management of the business of the company and exercises general supervision over all of its affairs, and has the powers and performs the duties as are normally incident to the position and as may be assigned by the Board.
Mr. Reed, who is independent under the listing standards of the NYSE, is currently serving as Lead Director for the Board. His responsibilities as Lead Director include, among other things, supporting the Chairman of the Board in developing (in conjunction with the Corporate Secretary) the agenda for each Board meeting and in defining the scope, quality, quantity and timeliness of the flow of information between management and the Board; presiding (or, if he cannot be in attendance, designating another independent director to preside) at executive sessions of the Board; taking any actions he deems necessary or appropriate in connection with the Board and committee self-evaluation process (including contacting each director individually to obtain additional input on Board and committee effectiveness, if he deems appropriate); receiving reports from directors who have concerns about another director’s performance pursuant to our process for individual director performance evaluations; and receiving communications from shareholders pursuant to our process for communications with the Board.
Reasons for Current Leadership Structure
We believe that our current board leadership structure, with a combined CEO and Chairman position and with a separate Lead Director who is independent under the NYSE listing standards and has the principal duties specified in the Corporate Governance Guidelines, is most appropriate for our company at this time. We believe that combining the roles of CEO and Chairman facilitates our prudent management of the company. Holding both roles best positions Mr. Jordan as CEO and Chairman to be aware of major issues facing the company on a day-to-day and long-term basis and to identify key risks and developments facing the company that should be brought to the Board’s attention. The combined role also provides a single point of leadership for First Horizon so that the

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company maintains a unified message and strategic direction.
The combined CEO/Chairman position is counterbalanced by our strong Lead Director position, currently held by Mr. Reed. The Lead Director, who has the responsibilities described above, provides an independent voice on issues facing the company and ensures that key issues are brought to the Board’s attention. The Board and its committees also regularly hold executive sessions with no members of management present, thereby providing an opportunity for the non-management directors to discuss their views freely; the executive sessions of the Board are generally presided over by the Lead Director (or his designee, if he cannot attend). All four regular meetings of the Board in 2023 concluded with such an executive session. The Board itself has a high degree of independence, with 14 of the 15 current directors qualifying as independent under the NYSE listing standards. In addition, the Board values the fresh perspectives brought by new directors: nine of our 15 current directors joined our Board within the last five years.
We recognize that different board leadership structures may be appropriate for First Horizon at different times and in different situations. As part of our Board self-evaluation process, the Board annually evaluates the company’s leadership structure to ensure that it remains the most appropriate one for the company. As stated in our Corporate Governance Guidelines, the Board is free to select its Chairman and First Horizon’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time. The Board has separated the roles of Chairman and CEO in the past and will consider doing so in the future should circumstances arise that make such separation appropriate.
Board Role in Risk Oversight
As stated in our Corporate Governance Guidelines, oversight of risk management is central to the role of the Board. Our Board provides continuous oversight of overall risks, with emphasis on strategic risks and those related to reputation and corporate social responsibility. The Board reviews and approves our risk appetite statement, which defines the outside limit of risk that First Horizon is willing to assume in executing our business strategy through the business cycle, on an annual basis. Our risk management processes are reflected in a Board policy on risk management governance and in the Board risk appetite statement. The policy delegates primary responsibility for enterprise risk management oversight (including oversight of information security risk) to the Risk Committee. The role of that Committee, as well as that of the Audit, Compensation and Nominating & Corporate Governance Committees, is outlined below. Each of these committees and the full Board receive regular reports from management regarding the company’s risks, and each committee reports regularly to the full Board concerning risk.
Risk Committee. In July 2022, the Executive & Risk Committee, which was formerly charged with oversight of risk management for the company, was bifurcated into two separate committees, an Executive Committee and a Risk Committee. The Board adopted a charter for the Risk Committee providing that the Committee shall have, as its sole and exclusive function, responsibility for the risk management policies of the company's global operations and oversight of the operation of the company's global risk management framework. The charter authorizes and directs the Committee to assist the Board in its oversight of (i) the establishment and operation of our enterprise risk management framework, including policies and procedures establishing risk management governance, risk management procedures, risk control infrastructure, and processes and systems for implementing and monitoring compliance with the framework with respect to the management of reputational, credit, market, operational, compliance, legal, liquidity, and capital risks, including emerging risks, (ii) the adoption, implementation and periodic review of significant risk management and compliance policies and (iii) our risk appetite statement. In fulfilling its risk responsibilities, the Board delegated the following duties to the Committee: to review periodically and recommend to the Board the risk appetite parameters to be employed by management in operating the company; to receive information on our business practices, policies and procedures related to the risks listed above; to monitor results to ensure alignment with First Horizon’s risk appetite; to review periodic risk and compliance reports from the Chief Risk Officer and the Chief Credit Officer, including reports on major risk exposures and steps taken to monitor, mitigate and control such exposures, and reports from the Chief Risk Officer on risk management deficiencies and emerging risks; to review periodically with management regulatory reports, regulatory correspondence and actions; to review and approve First Horizon’s stress testing program and results; and to establish (or recommend to the Board the establishment of) risk management and compliance policies and periodically review such policies, as appropriate. The reports from the Chief Risk Officer referred to above take place on a quarterly basis and include information on information security (including cybersecurity) risk and the steps taken to monitor, mitigate and control it. The Committee’s charter specifically states that the Committee may meet

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separately in executive session with the Chief Risk Officer as often as the Committee deems necessary or appropriate. The charter provides that the Chief Risk Officer reports directly to the Committee and the Chief Executive Officer.
In connection with its credit risk responsibilities, the Committee oversees First Horizon’s independent Credit Assurance Services department. The Committee charter requires the Committee to advise the Chief Audit Executive (who has responsibility for the Credit Assurance Services department) that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the Credit Assurance Services department and management’s responses thereto; to approve the department’s Annual Review Plan and schedule of activities; to meet quarterly with the Chief Audit Executive in separate executive session to discuss any matters that the Committee or the Chief Audit Executive believes should be discussed privately; and to review the annual Credit Assurance Services department Statement of Independence.
Federal Reserve regulations require banking organizations with assets greater than $50 billion to establish an independent risk committee of the board of directors that has, as its sole and exclusive function, responsibility for the risk management policies of the organization’s global operations and oversight of the organization’s risk management framework. The regulations also specify that the organization must have a risk committee that is chaired by a director who is independent as defined in the regulations and that has at least one member with “experience in identifying, assessing and managing risk exposures of large, complex firms.” The Risk Committee complies in all respects with the requirements outlined above.
Audit Committee. In accordance with the NYSE listing standards and its charter, the Audit Committee receives reports from the Chief Audit Executive regarding risk governance, risk assessment and risk management, the adequacy of the company’s policies and compliance with legal and regulatory requirements. These include reports from the IT Audit area on the company’s information security, including risk assessment and planning relating to cybersecurity, network security and physical security. Pursuant to its charter, the Audit Committee also reviews associate complaints or material reports or inquiries received from regulators or government agencies and management’s responses; meets periodically with the company’s Chief Risk Officer to discuss any risk and compliance matters that may have a material effect on the company’s financial statements or internal controls; discusses any significant compliance issues raised in reports or inquiries received from regulators or government agencies; reviews periodic reports regarding the Compliance and Ethics Program on the effectiveness of that program; and discusses with the General Counsel pending and threatened claims that may have a material impact on the financial statements.
Compensation Committee. The Compensation Committee is responsible for compensation-related risks. The charter of the Committee requires the Committee to oversee our compliance with all applicable laws and regulations relating to (i) appropriate management of the risks associated with incentive compensation programs or arrangements or (ii) public, regulatory, or other reporting associated with such risks, programs or arrangements. Additional information about the Committee’s role in risk management is included under the heading Compensation Risk within The Compensation Committee, which begins on page 23.
Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee is responsible for overseeing risks relating to the company’s governance structure and Board succession, as well as those relating to the company's management of and commitment to ESG matters and ESG reporting.

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Board Committees
Committee Charters & Composition
The Board has six standing committees: the Audit Committee, the Compensation Committee, the Executive Committee, the Information Technology Committee, the Nominating & Corporate Governance Committee and the Risk Committee. The charter of each of these six standing committees is currently available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). Paper copies are available to shareholders upon request to the Corporate Secretary. The Audit, Compensation, and Nominating & Corporate Governance Committees are each composed of directors who are independent, as defined above under the heading
Independence & Categorical Standards beginning on page 15. The chair of the Risk Committee is also independent, as defined by the Federal Reserve regulations that govern risk committees. The current membership of each of the Board’s standing committees is set forth in the table below. Membership and chairmanship continued during the entire period from January 1, 2023 through the filing of this proxy statement unless otherwise indicated in notes following the table.

Committees of the Board

AUDIT	COMPENSATION	EXECUTIVE	INFORMATION TECHNOLOGY	NOMINATING & CORPORATE GOVERNANCE	RISK
Mr. Barton	Mr. Casbon[2]	Mr. Casbon[2]	Mr. Barton	Mr. Compton (C)	Mr. Casbon[2]
Ms. Carboni[1]	Mr. Dietrich[1]	Mr. Compton	Ms. Carboni[1]	Mr. Dietrich[1]	Mr. Compton
Ms. Davidson	Mr. Maples (C)	Mr. Fenstermaker[2] (C)	Ms. Davidson	Mr. Fenstermaker[2]	Mr. Fenstermaker[2] (C)
Mr. Kemp	Ms. Palmer	Mr. Jordan	Mr. Kemp	Mr. Kemp	Mr. Jordan
Ms. Palmer (C)	Mr. Reed	Mr. Maples	Ms. Stewart (C)		Mr. Maples
Ms. Stewart		Ms. Palmer	Ms. Sugrañes		Ms. Palmer
Ms. Sugrañes		Mr. Reed			Mr. Reed
		Mr. Taylor			Mr. Taylor
(C) = Committee chair.
1.Ms. Carboni joined our Board on October 23, 2023, and became a member of the Audit and Information Technology Committees effective November 2, 2023. Mr. Dietrich joined our Board on January 22, 2024, and became a member of the Compensation and Nominating & Corporate Governance Committees at that time.
2.Messrs. Casbon and Fenstermaker will not be standing for reelection at the 2024 annual meeting but will be retiring at that time.
E. Stewart Shea, III also served as a member of the Compensation and Nominating & Corporate Governance Committees from January 1, 2023 until he stepped down as a director effective October 16, 2023.
Audit Committee
Overview
The Audit Committee was established by our Board of Directors and operates under a written charter that was last amended in 2023 to reflect more closely the requirements of auditing standards with respect to auditor’s independence, quality control procedures, and certain other matters and to make other minor updates. In 2023, the Committee met 12 times for the principal purpose of executing its responsibilities under the Committee’s charter. Seven of those meetings concluded with an executive session during which management was not present.

Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), retention, compensation and termination of the independent auditor as well as for overseeing the work of and evaluating the independent auditor and its independence. The members of the Committee are themselves independent, as that term is defined in the NYSE listing standards (described above), and meet the additional independence requirements prescribed by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated

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thereunder. In addition, the Board of Directors has determined that all the members of the Committee are financially literate as required by the NYSE listing standards. The Audit Committee’s Report is included below.
Audit Committee Financial Experts
Mr. Barton. The Board of Directors has determined that Harry V. Barton, Jr. (member of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Prior to joining First Horizon’s Board in 2020, Mr. Barton had served as a director of IBKC since 1993. He was a member of IBKC’s audit committee from 2000 to 2020 and chaired the committee from 2005 to 2020, and IBKC’s board determined that Mr. Barton was an audit committee financial expert. IBKC’s financial statements were generally comparable to First Horizon’s in the breadth and complexity of the issues that they raised. Mr. Barton has been a practicing certified public accountant since 1984, for most of that time as the owner of his own accounting firm. In order to maintain his license as a practicing CPA, he has obtained the continuing education required for accountants every year. His broad professional experience as a practicing certified public accountant and his service on IBKC’s audit committee allowed him to gain an understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of accounting principles in connection with the accounting for estimates, accruals and reserves, experience evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by First Horizon’s financial statements, an understanding of internal control over financial reporting, and an understanding of audit committee functions.
Ms. Davidson. The Board of Directors has determined that Wendy P. Davidson (member of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Ms. Davidson received a Bachelor of Arts from Luther College and has also completed Harvard Business School executive education programs in strategic financial analysis for business valuation and in general management/country management. Over the course of her 30 year career, Ms. Davidson has served in various positions with Tyson Foods, Inc., McCormick & Company, Inc., Kellogg Company and Glanbia plc, culminating in her current positions as President and Chief Executive Officer and a director of The Hain Celestial Group, Inc. (“Hain Celestial”). In 2023, Hain Celestial had approximately $1.8 billion in total revenue. As President and CEO of Hain Celestial, Ms. Davidson is responsible for the financial statements of the company. She actively supervises the company’s chief financial officer, who reports directly to her, regularly reviewing the company’s results in detail and discussing with the CFO issues relating to its financial statements, including issues relating to its estimates, accruals and reserves. She meets quarterly with Ernst & Young LLP to discuss financial statement and accounting matters and annually signs a certificate for Hain Celestial in connection with the certification process for the Sarbanes-Oxley Act and a management representation letter for Ernst & Young in connection with the firm’s audit of the financial results of Hain Celestial (the financial statements of which were audited in accordance with generally accepted accounting principles). Ms. Davidson regularly receives reports on the work of Hain Celestial’s Risk Management and Global Response Committees, whose oversight responsibilities include accounting risks and internal controls. She has served on First Horizon’s Audit Committee since 2019.

Ms. Palmer. The Board of Directors has determined that Vicki R. Palmer (chair of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. After receiving her B.A. in economics and business administration from Rhodes College and her M.B.A. in finance from The University of Memphis, Ms. Palmer was employed as a commercial loan officer with the Bank, where she was trained in and worked daily in evaluating financial statements of corporate clients in connection with their credit applications. In 1978, she joined Federal Express Corporation as Manager of Corporate Finance, and her major areas of responsibility included debt financing, cash management and pension asset management. Ms. Palmer joined The Coca-Cola Company in 1983 as Manager of Pension Investments, thus becoming responsible for the company’s worldwide pension assets. Upon moving to Coca-Cola Enterprises, Inc. (“CCE”) in 1986, she was involved at the inception of the company with the evaluation of company-wide financial results and the establishment of internal controls. Until 2004, Ms. Palmer served as Senior Vice President, Treasurer and Special Assistant to the CEO. In this position, she was responsible for management of CCE’s $12 billion multi-currency debt portfolio; its $2.5 billion pension plan and 401(k) plan investments; currency management; global cash management; and commercial and investment banking relationships. In 2004, she became Executive Vice President, Financial Services and Administration, responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management. In this position she was a member of CCE’s Risk Committee, which was charged with establishing policy and internal controls for hedging and financial and non-financial derivatives. In addition, she served on CCE’s Senior Executive Committee and had oversight responsibility for CCE’s enterprise-wide risk assessment process. Ms. Palmer also served for over ten years on CCE’s Financial Reporting Committee, which reviewed the company’s financial statements and dealt periodically with accounting issues, and in her most recent

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position with CCE she supervised the treasurer who served on this committee. Ms. Palmer retired as a CCE officer in 2009. She is currently the President of The Palmer Group, LLC, a general consulting firm. She was a member of our Audit Committee from 1995 to 1999 (chairing the Committee from 1996 to 1999), and she again served as chair from 2003 to 2014. She returned to the Committee once again as chair in 2020. She is also a member of the audit committee of another public company, Haverty Furniture Companies Inc.; the board of Haverty has determined that she is an audit committee financial expert.
Mr. Barton, Ms. Davidson and Ms. Palmer meet in all respects the independence requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder.
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report and the statements regarding members of the Committee who are not independent (if any) shall not be incorporated by reference into any such filings.
Audit Committee Report
The roles of the Audit Committee (“Committee”) are (1) to assist First Horizon’s Board of Directors in its oversight of (a) the company’s accounting and financial reporting principles and policies and internal controls and procedures, (b) the integrity of its financial statements, (c) its compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and internal audit function; and (2) to prepare this report to be included in First Horizon’s annual proxy statement pursuant to the proxy rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board in 2023. As set forth in the Committee’s charter, management of First Horizon is responsible for the preparation, presentation and integrity of the company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out audits of First Horizon’s annual financial statements and effectiveness of internal control over financial reporting, reviews of First Horizon’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and certain other procedures.
In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications that were included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2023. The Committee has also discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (formerly the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). Finally, the Committee has received the written disclosures and the letter (or other written communication) from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has adopted an audit and non-audit services pre-approval policy and considered whether the provision of non-audit services by the independent auditors to First Horizon is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence. At each of its regular quarterly meetings, the Committee is scheduled to meet, in separate executive sessions with no members of management present, with both the independent auditors and the internal auditor to discuss any matters that the Committee in its discretion deems appropriate.
While the Board of Directors has determined that each member of the Audit Committee has the broad level of general financial experience required to serve on the Committee and that Mr. Barton and Mses. Davidson and Palmer are audit committee financial experts as that term is defined in Item 407(d)(5) of Regulation S-K, none of the members of the Committee is performing the functions of auditors or accountants with respect to the company, nor is any of them an expert in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis upon which to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of First Horizon’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with

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generally accepted accounting principles or that First Horizon’s auditors are in fact “independent.”
Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC.
Submitted by the Audit Committee of our Board of Directors.
Audit Committee
Vicki R. Palmer, Chair
Harry V. Barton, Jr.
Velia Carboni
Wendy P. Davidson
J. Michael Kemp, Sr.
Cecelia D. Stewart
Rosa Sugrañes

Compensation Committee
In General
The purposes of the Compensation Committee are (1) to discharge the Board’s responsibilities relating to the compensation of our executive officers and members of the CEO’s executive management committee, (2) to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC [the current report is set forth below], (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate our management, and (5) to carry out certain other duties as set forth in the Committee’s charter. The Compensation Committee operates under a written charter that was last amended and restated by the Board of Directors in 2023 to delete obsolete references to Section 162(m) of the Internal Revenue Code and to make minor updates.
All directors who served on the Committee during any portion of 2023, including all current Committee members, are independent as that term is defined in the NYSE listing standards (described above) and meet the additional independence requirements that specifically apply to Compensation Committee members as set forth in the listing standards (as prescribed by Section 10C of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder). In affirmatively determining the independence of all of the current directors (other than Mr. Jordan), including those who serve on the Committee (as well as any director who served on the Board during any portion of 2023), the Board has considered all factors specifically relevant to determining whether any of those directors has a relationship to the company which is material to that director’s ability to be independent from management in connection with the duties of a Committee member, including, but not limited to, the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by the company to such director, and whether such director is affiliated with First
Horizon, a subsidiary of First Horizon, or an affiliate of a subsidiary of First Horizon.
Most of our executive compensation plans specify that they will be administered by a committee. The Committee’s charter provides that the Committee will administer plan-committee functions under our various executive-level compensation plans. Under the charter, at least two members of the Committee must be “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Many of our plans have a similar provision concerning their respective plan committees. The charter stipulates that if a Committee member is disqualified under this test, then that member must recuse him- or herself from participating in decisions impacted by the test. In that situation, the remaining members would constitute the Committee for that action. On occasion, in connection with a specific action, a Committee member may feel that his or her qualification under this test may be in doubt for some reason; in that case, the member may elect recusal to avoid any risk of possible disqualification.
Processes & Procedures Regarding Executive & Director Compensation
The Committee’s Authority
The charter of the Compensation Committee provides that the Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of those goals and objectives, to set the CEO’s compensation level based on this evaluation, and to fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers and members of the CEO’s executive management committee. The Committee also has the authority, pursuant to its charter, to make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management

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compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers, and to make recommendations to the Board concerning director compensation. The charter also provides that the Committee will oversee the company’s compliance with all applicable laws, regulations and listing standards relating to (1) appropriate management of the risks associated with incentive compensation programs or arrangements, (2) the compensation of the company’s executive officers and (3) any reporting associated with either of the above or with the compensation of any other associates or directors. The Committee may not delegate any of the substantive authority described in this paragraph related to executive and director compensation to any other persons. In 2023, the Committee met five times for the principal purpose of executing its responsibilities under the Committee’s charter; two of the meetings included an executive session during which management was not present. The Committee also took action by written consent three times during 2023.
Director Compensation
The Committee periodically conducts a review of our director compensation program. The last comprehensive review took place in mid-2020, following the close of our merger of equals with IBKC. During each comprehensive review, the design and amount of director compensation is considered by management, and any changes are recommended to the Committee, either as a short list of alternatives or as single-item recommendations. In general, management uses a consultant in formulating many of its recommendations, both for advice in designing director compensation and as a source of peer-company data. (Additional information on the use of consultants in compensation matters is provided below.) Management also prepares various presentations, analyses, and other tools for the Committee to use in considering director compensation decisions. A complete description of our current director compensation program can be found under the heading Director Compensation beginning on page 29 of this proxy statement.
Executive Compensation
The Committee determines the CEO’s salary and bonus in executive session independent of management, generally on an annual basis. That determination is based on a review of the CEO’s personal plan results for the prior year, along with peer CEO salary data provided by management’s compensation consultant as well as input from the Committee’s independent compensation consultant. The CEO participates in establishing his personal plan, but otherwise is not involved in the determination of his own salary.
Our CEO recommends to the Committee salary levels for the executive officers other than himself as well as for members of the CEO’s executive management committee.
Other compensation matters (bonus, equity awards, etc.) involving these officers are reviewed by management, including the CEO, which then makes recommendations to the Committee, either as a short list of alternatives or as single-item recommendations. Management uses consultants in formulating certain of its recommendations, both for advice and as a source of peer-company data. Management also prepares various presentations, analyses, forecasts, and other tools for the Committee to use in considering compensation decisions during the year. The Committee’s independent consultant reviews all major proposals and makes recommendations to the Committee.
Benefit Programs and Plans
Management monitors and considers benefit programs used by other companies, or needed within our company, to attract and retain key associates. Recommendations are presented by management to the Committee for review and discussion. The CEO ultimately oversees these management processes. New benefit plans, or significant amendments to existing plans, typically are considered by the full Board based on recommendations from the Committee. Enrollment and other administrative actions associated with the benefit plans are handled mainly through third party vendors in accordance with the terms in the Board-approved plans. If executive-level exceptions are required for administration of the plans, such as approval of an early retirement, management generally reviews the facts of the situation and provides a recommendation to the Committee for approval.
Use of Consultants
Management uses national compensation consulting firms to provide advice with respect to executive and director compensation matters. Management also uses a number of other specialist firms to provide data relevant to specific needs such as funding for nonqualified deferred compensation and any special compensation arrangements that are unique to specific business units. The consultants provide competitive data/trends, keep management informed of best practices and work with management to develop programs that permit the company to attract and retain the talent needed. In addition, management engages nationally-recognized law firms as appropriate to provide advice on compliance with new laws, administration of stock plans, and compensation-related agreements and arrangements.
In 2023, the Compensation Committee continued its engagement of Meridian Compensation Partners, LLC (“Meridian”) to provide it with independent analysis and advice on executive compensation-related matters. Among other things, Meridian assists the Committee in its reviews of compensation program actions recommended by management, reviewing the chosen peer group and survey data for competitive comparisons and advising the

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Committee on best practices and ideas for board governance of executive compensation. The Committee specifically directed Meridian to undertake no work on behalf of management, and the firm has no other relationships with the company or management.
The NYSE listing standards require that all compensation consultants, legal counsel or other advisers to the Committee (which we collectively refer to as “advisers”) undergo an assessment of independence from management. The Committee must consider all factors relevant to each adviser’s independence from management, including the following:
•the provision of other services to the company by the person that employs the adviser;
•the amount of fees received from the company by the person that employs the adviser, as a percentage of the total revenue of the person that employs the adviser;
•the policies and procedures of the person that employs the adviser that are designed to prevent conflicts of interest;
•any business or personal relationship of the adviser with a member of the Committee;
•any stock of the company owned by the adviser; and
•any business or personal relationship of the adviser or the person employing the adviser with an executive officer of the company.
The Committee has assessed the independence of Meridian and all other advisers to the Committee as required by the NYSE listing standards, considering the factors described above, and has determined that Meridian (and the individual advisers that Meridian employs with respect to the engagement by the company) is independent of management. The Committee has also considered the factors listed above for determining whether the work performed by Meridian has raised any conflict of interest and has concluded that no such conflict of interest exists.
Compensation Risk
Management and the Committee seek to balance several competing corporate goals: to motivate associates to achieve key goals through appropriate risk-taking; to avoid incenting inappropriate risk-taking and to reinforce risk management practices; to promote retention in the face of efforts by competitors to hire away our talent; and to comply with regulatory standards concerning compensation and risk management. At least once each year the Committee meets with management to review and assess risks associated with incentive and other compensation plans.
As part of this year's review, management conducted a risk and culture assessment of all incentive plans company-wide, and of the top three tiers of management. The incentive plan assessment evaluated control effectiveness and adherence to sound risk management principles as well as regulatory expectations. The assessment concluded that each incentive plan utilized design and control features which resulted in a low level of residual risk. The “tone from the top” assessment evaluated leadership performance and behaviors against risk management expectations, and sought to ensure appropriate compensation adjustment or coaching for any persons who failed to meet expectations. The results of this assessment showed that substantially all leaders adhered to risk management expectations, and those who did not experienced appropriate consequences. All assessment results were reported to the Committee in early 2024.

Other risk management features employed in various performance and retention incentives include a qualitative risk assessment used in annual personal plan performance, which can directly impact annual bonus and salary decisions; use of a mandatory deferral feature for many incentives; forfeiture of equity awards for termination for cause and certain misconduct; clawback of previously-paid awards for certain types of misconduct; and corrective clawback for incentive awards if payment is based on erroneous data.

Compensation Committee Report
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.
The Compensation Committee of our Board of Directors has reviewed and discussed with management, among other things, the section of this proxy statement captioned Compensation Discussion & Analysis beginning on page 61. Based on that review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion & Analysis section be included in this proxy statement.
Compensation Committee
Rick E. Maples, Chair
John N. Casbon
John W. Dietrich
Vicki R. Palmer
Colin V. Reed

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Executive Committee
The Executive Committee was established by our Board of Directors and operates under a written charter. The charter was last amended and restated in 2023 to add as a specific duty the oversight of trust and other fiduciary activities. During 2023, the Committee met eight times.
The Committee is authorized and empowered to exercise during the intervals between meetings of the Board all authority of the Board, except as prohibited by applicable law and provided that it may not approve (1) the acquisition of control of any bank; (2) other acquisitions, divestitures or the entry into definitive agreements (not in the ordinary course of business) where the purchase or sale price or transaction amount exceeds $150 million, or as to which the total assets being acquired are more than $2 billion, or (3) FDIC-assisted transactions where the total assets being offered by the FDIC exceed $2 billion. Also, no authority has been delegated to the Committee in its charter to approve any acquisition involving the issuance of our stock.

Information Technology Committee
The Information Technology Committee operates under a written charter that was last amended in 2021 to provide, in keeping with the Committee's actual practice, that the Committee generally meets four times yearly (and must meet at least twice yearly). The purposes of the Committee are (1) to assist management in its understanding of information technology trends, its development and maintenance of an information technology strategy, and its management of major information technology investments, and (2) to assist the Board in its oversight of information technology matters.
The Committee met four times in 2023 for the principal purpose of executing its responsibilities under its charter.

Nominating & Corporate Governance Committee
In General
The Nominating & Corporate Governance Committee operates under a written charter that was last amended in 2021 to (1) add as a duty of the Committee oversight of the company’s management of and commitment to ESG matters and ESG reporting and (2) to provide, in keeping with the Committee's actual practice, that the Committee generally meets four times yearly (and must meet at least twice yearly). The purposes of the Nominating & Corporate Governance Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the company, (3) to oversee the evaluation of the Board and management, and (4) to perform such other duties and responsibilities as set forth herein. The Committee met four times in 2023 for the principal purpose of executing its responsibilities under its charter.
In the past, the Committee has from time to time retained a director search firm to assist it in assessing Board competencies and identifying potential director candidates.
Director Nominations and Qualifications; Consideration of Diversity
With respect to the nominating process, the Nominating & Corporate Governance Committee discusses and evaluates possible candidates in detail and suggests individuals whose potential membership on the Board could be explored in greater depth. The Committee, with input from the Chairman of the Board, Chief Executive Officer and the Lead Director, recommends new nominees for the position of independent director based on the following criteria:
•Personal qualities and characteristics, experience, accomplishments and reputation in the business community.
•Current knowledge and contacts in the communities in which the company does business and in the company’s industry or other industries relevant to the company’s business.
•Diversity of viewpoints, background, experience and other demographics.
•Ability and willingness to commit adequate time to Board and committee matters.
•The fit of the individual’s skills and personality with those of other directors and potential directors in

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building a Board that is effective and responsive to its duties and responsibilities.
The Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the company and the composition of the Board of Directors.
As described above and set forth in our Corporate Governance Guidelines, diversity, broadly defined to mean diversity of viewpoints, background, experience and other demographics, is one criterion on which the Committee bases its recommendations of new nominees for director positions. The inclusion of diversity in the listed criteria for director nominees reflects the Board’s belief that diversity is important to the effective functioning of the Board. This belief is expressed in the fact that when the Committee has engaged a director search firm in the past, that firm was instructed to consider diversity as a factor in seeking director candidates, and the Committee defined the success of the search process to include the presentation of a diverse slate of candidates. More generally, our Human Rights Statement and Board-adopted Code of Business Conduct and Ethics reflect First Horizon’s firm commitment to non-discrimination and equal opportunity for associates, clients and suppliers and to treatment of everyone without discrimination or harassment based on race, color, religion, sex, sexual orientation, gender identity, national origin, age, veteran status or disability. However, neither the Committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director nominees.
Once a candidate is identified whom the Committee wants seriously to consider and move toward nomination, the Chairman, CEO and/or other directors as the Committee determines will enter into a discussion with that candidate.
Shareholder Recommendations and Nominations
Committee Consideration of Shareholder Recommendations of Nominees
The Nominating & Corporate Governance Committee will consider individuals recommended by shareholders as director nominees and will give any such individual appropriate consideration in the same manner as individuals recommended by the Committee, a director or executive officer, or a director search firm.
Shareholders who wish to submit individuals for consideration by the Nominating & Corporate Governance Committee as director nominees may do so by submitting, in compliance with the procedures and along with the other information required by our Bylaws (as described below), a notice in writing that gives such individuals’
names to the Corporate Secretary. A shareholder’s notice must state:
•The name, age, business address and residence address of the person whom the shareholder recommends; the principal occupation or employment of such person; the class and number of shares of First Horizon that are beneficially owned (as defined in the Bylaws) by such person on the date of the notice;
•any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
•The name and address, as they appear on our books, of the shareholder giving the notice and any other shareholders known by such shareholder to be supporting the proposed nominee;
•The class and number of shares of our stock which are beneficially owned (as defined in the Bylaws) by the shareholder giving the notice on the date of the notice and by any other shareholders known by the shareholder giving the notice to be supporting the proposed nominee on the date of such shareholder’s notice; and
•Such other information as the company may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director of the company and to comply with applicable law.
Director Nominations for Inclusion in our Proxy Statement (Proxy Access)
First Horizon has adopted a proxy access bylaw that allows a shareholder or group of up to 20 shareholders that has held at least 3% of our common stock for at least three years to nominate up to the greater of two directors or 20% of the Board and have those nominees appear in our proxy statement, subject to notice, eligibility and other specific requirements in our Bylaws. Any shareholder considering a proxy access nomination should carefully review our Bylaws, which are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). The deadlines for a proxy access nomination are discussed on page 103 of this proxy statement.

27	2024 PROXY STATEMENT

BOARD MATTERS
Other Director Nominations to be Brought before the Annual Meeting
Any shareholder who is entitled to vote in the election of directors at any meeting of shareholders and who complies with the procedures described in our Bylaws may nominate an individual for election to the Board of Directors. A shareholder who wishes to nominate an individual in accordance with those procedures must submit a notice in writing to the Corporate Secretary. The notice must provide detailed information about the nominee (including but not limited to information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended) and about the shareholder giving the notice, all as described in detail in the Bylaws. Our Bylaws are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”). If a shareholder desires to nominate an individual in accordance with the procedures outlined above and wants the individual's name to be included on a universal proxy card, the notice must include, in addition to the information set forth above, the information required by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Securities Exchange Act of 1934, as amended. The deadlines for submitting notice to the Corporate Secretary for proposals and nominations for the 2025 Annual Meeting are available on page 103 of this proxy statement.
Risk Committee
The Risk Committee operates under a written charter that was last amended in 2023 to clarify that its duty to review regulatory correspondence and actions includes review of regulatory reports as well and that copies of the full reports are provided to the Board for discussion at the Board meetings.

In accordance with Federal Reserve regulations requiring banking organizations with assets greater than $50 billion to establish an independent risk committee of the board of directors, the Committee has, as its sole and exclusive function, responsibility for the risk management policies of the organization’s global operations and oversight of the organization’s risk management framework. Additional information on the Committee’s risk-related duties is available under Risk Committee within the Board Structure & Role in Risk Oversight section, which begins on page 17 above. The Committee met eight times in 2023 and took action by written consent once, in every case for the principal purpose of executing its responsibilities under its charter.

Compensation Committee Interlocks & Insider Participation
E. Stewart Shea, III (who stepped down as a director on October 16, 2023), Messrs. Casbon, Maples, and Reed, and Ms. Palmer, all non-employee directors, served as members of the Board of Director’s Compensation
Committee during 2023. No interlocking relationships existed with respect to any of the members of the Committee.

Director Meeting Attendance
During 2023, the Board of Directors held nine meetings (three of which took place over a period of two days) and took action by written consent seven times. The Audit Committee held twelve meetings, the Compensation Committee held five meetings and took action by written consent three times, the Executive Committee held eight meetings, the Information Technology Committee held four meetings, the Nominating & Corporate Governance Committee held four meetings, and the Risk Committee held eight meetings and took action by written consent once. The average attendance at Board and committee meetings by our incumbent directors exceeded 96 percent. No incumbent director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served during 2023. As set forth in our Corporate Governance Guidelines, we expect our directors to make every effort to attend every meeting of our shareholders. For the last 10 years, all of our directors have been in attendance at every annual meeting of shareholders, except for one director in 2014, one director in 2022 and one director in 2023.

28	2024 PROXY STATEMENT

BOARD MATTERS
Executive Sessions of the Board
To ensure free and open discussion and communication among the non-management directors of the Board and its committees, our Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present, and that if any non-management directors are not independent under the NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. During 2023, these standards for executive sessions were met by our Board. The Lead Director presides (or, if he cannot be in attendance, designates another independent director to preside) at the executive sessions of the Board.

Communication with the Board
A shareholder who desires to communicate with the Board of Directors (other than to nominate a director pursuant to our Bylaws or recommend the nomination of a director to the Nominating & Corporate Governance Committee) should submit his or her communication in writing to the Lead Director, c/o Corporate Secretary, First Horizon Corporation, 165 Madison Avenue, Memphis,
Tennessee 38103, and identify himself or herself as a shareholder. The Corporate Secretary will forward all such communications to the Lead Director for a determination as to how to proceed. Other interested parties desiring to communicate with the Board of Directors should submit their communications in the same manner.

Director Compensation
Directors in 2023
Fifteen directors currently serve on our Board. Only fourteen served during 2023, and two of those served only part of the year. One of our directors, D. Bryan Jordan (our Chairman and Chief Executive Officer), is an officer and employee; he is not separately compensated as a director and is excluded from this Director Compensation discussion. Our fourteen non-employee directors who served during part or all of 2023 are:
Table DC.1
Non-Employee Directors 2023

Harry V. Barton, Jr.	Wm. H. Fenstermaker	Colin V. Reed
Velia Carboni	J. Michael Kemp, Sr.	E. Stewart Shea, III
John N. Casbon	Rick E. Maples	Cecelia D. Stewart
John C. Compton	Vicki R. Palmer	Rosa Sugrañes
Wendy P. Davidson		R. Eugene Taylor
Mr. Shea retired in October 2023. Ms. Carboni, currently serving on our Board and a nominee for re-election, was first elected in October. John W. Dietrich, currently serving and a nominee for re-election, was first elected to our Board on January 22, 2024; he received no compensation during 2023 and is not discussed in this section. Also, Mr. Casbon and Mr. Fenstermaker, currently serving on our Board, will retire at the annual meeting and are not nominees for re-election.
Background information concerning each of our nominees for director is provided in the discussion captioned Nominees for Election under vote item 1 beginning on page 36.
Mr. Jordan was paid during 2023 as an officer, but was not paid for Board service. No director program discussed in this Director Compensation discussion applies to him. No other director or retired director mentioned in this Proxy Statement is an employee of ours. For information concerning the compensation of Mr. Jordan, see Compensation Discussion & Analysis (CD&A), Recent Compensation, and Post-Employment Compensation beginning on pages 61, 78, and 86, respectively.

29	2024 PROXY STATEMENT

DIRECTOR COMPENSATION
Director Programs
Non-employee director compensation falls into two categories: base retainer and additional retainers. Base retainer is paid in two parts: a cash retainer, paid in quarterly installments; and an RSU retainer, granted in late April or early May following the annual meeting of shareholders. Additional cash retainers are paid for particular assignments, such as lead director or Audit Committee chair. Each director may elect to be paid retainer amounts in the form of additional RSUs instead of cash, granted at the same time as base RSUs. The pay year for our directors starts April 1 and ends March 31, roughly synchronous with our annual meeting cycle. Director pay levels for the 2023-2024 cycle are shown in table DC.2:
Table DC.2
Annual Director Compensation Rates

Item	Ann. Amt.
Base Retainer – cash portion:	$80,000
Base Retainer – RSU portion:	$122,000
Additional Retainers (all cash):
Lead director	$50,000
Chair – Audit	$32,000
Chair – Executive / Risk	$50,000
Chair – other committee	$20,000
Non-Chair Service – Audit	$10,000
Non-Chair Service – Executive / Risk	$10,000
In 2022 the Executive & Risk Committee was split into separate committees. Directors receive only one additional retainer if they serve on both the Executive Committee and the Risk Committee.
Director pay levels generally are considered for adjustment every three years. Director pay levels were not changed during 2023. The last adjustment was in July 2020 following the expansion of the Board to 17 persons after we closed our merger of equals with IBKC.
Non-employee directors may serve as members of our Bank’s regional boards and may be paid, as additional Board compensation, cash attendance fees up to $500 per regional board meeting. In addition, directors may receive the following benefits: a personal account executive, a no fee personal checking account for the director and his or her spouse, a debit card, a no-fee VISA card, no fee for a safe deposit box, no fee for traveler’s checks and cashier’s checks, use of tickets for marketing and other business events up to $5,000 in value annually, and, subject to certain restrictions and limitations, the repurchase of shares of our common stock under a Board-approved repurchase program with no fees or commissions. Directors may participate in a charitable gift matching program up to $25,000 per year.
Several directors have nonqualified deferred compensation accounts that earn interest or returns indexed to the performance of certain mutual funds selected by the director.
Prior to 2006, directors could receive long-duration stock options in lieu of fees under certain deferral plans. The last of those options held by a current director expired in January 2024.
From 1985 to 1995, directors could defer fees and receive an accrual of interest at rates ranging from 17-22 percent annually. Although new deferrals under that old plan have not been permitted since 1995, interest continues to accrue on outstanding accounts. The rate is re-set annually. For many years, the rate has been set at seven percentage points above a benchmark rate. For the 2023 plan year, the interest rate was 10.77% for Ms. Palmer, who is the only active participant. For 2024, the rate increased to 12.04%, corresponding to an increase in the benchmark rate. The plan continues to promote retention since the above-market rates of return can be largely forfeited in a case of early departure from Board service.

30	2024 PROXY STATEMENT

DIRECTOR COMPENSATION
Director Compensation Table
Table DC.3 shows compensation earned last year by non-employee directors, whether or not deferred. Directors who were on our board at any time during 2023 are shown, whether or not they are nominated for election at the 2024 annual meeting.
Table DC.3
Director Compensation 2023

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Mr. Barton	22,500	195,672	—	—	—	25,000	243,172
Ms. Carboni [1]	2,500	98,562	—	—	—	—	101,062
Mr. Casbon	90,000	112,601	—	—	—	—	202,601
Mr. Compton	82,500	112,601	—	—	—	25,000	220,101
Ms. Davidson	—	195,672	—	—	—	25,000	220,672
Mr. Fenstermaker	130,000	112,601	—	—	—	—	242,601
Mr. Kemp	90,000	112,601	—	—	—	—	202,601
Mr. Maples	27,500	214,129	—	—	—	—	241,629
Ms. Palmer	122,000	112,601	—	—	17,140	—	251,741
Mr. Reed	105,000	144,901	—	—	—	25,000	274,901
Mr. Shea [2]	60,000	112,601	—	—	—	25,000	197,601
Ms. Stewart	82,500	112,601	—	—	—	3,750	198,851
Ms. Sugrañes	90,000	112,601	—	—	—	—	202,601
Mr. Taylor	90,000	112,601	—	—	—	—	202,601
1 First elected October 2023.
2 Retired October 2023. The stock awards shown in column (c) were forfeited at retirement as provided by their terms.

Explanations of certain columns follow:
Col (c) Stock Awards. Includes RSUs granted to non-employee directors during calendar 2023. Amounts shown are the grant date fair values of awards using the accounting method applicable to our financial statements. For additional information about valuation, see the note for columns (e)-(f) to the Summary Compensation Table; discussion of that table begins on page 78. Additional information about outstanding awards appears under the caption Outstanding Director Equity Awards at Year-End below.
Col (e) Incentive Plan Compensation. Non-employee directors do not receive cash incentives.
Col (f) Deferred Compensation. Amount consists of above-market interest accrued during the year under a plan discontinued in 1995.
Col (g) All Other Compensation. For non-employee directors, amounts in this column consist of matching donations to eligible charitable organizations by First Horizon Foundation and cash attendance fees from regional board meetings.

31	2024 PROXY STATEMENT

DIRECTOR COMPENSATION
Awards Outstanding at Year-End
All non-employee directors receive annual RSU awards, and one holds option awards from an old deferral program, as presented in Table DC.4. All options are vested. All other awards shown were unvested at year-
end. Awards held by Mr. Jordan are omitted from the table; see Awards Outstanding at Year-End beginning on page 83 for information about his awards.

Table DC.4
Outstanding Equity Awards at Year-End 2023 Held by Non-Employee Directors

(a)	(b)	(c)	(d)	(e)	(f)
	Stock Options			Restricted Stock or Unit Awards
Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)
Mr. Barton	—	—	—	12,086	171,138
Ms. Carboni [1]	—	—	—	9,369	132,665
Mr. Casbon	—	—	—	6,955	98,483
Mr. Compton	—	—	—	6,955	98,483
Ms. Davidson	—	—	—	12,086	171,138
Mr. Fenstermaker	—	—	—	6,955	98,483
Mr. Kemp	—	—	—	6,955	98,483
Mr. Maples	—	—	—	13,226	187,280
Ms. Palmer	2,028	18.24	1/2/2024	6,955	98,483
Mr. Reed	—	—	—	8,950	126,732
Mr. Shea [2]	—	—	—	—	—
Ms. Stewart	—	—	—	6,955	98,483
Ms. Sugrañes	—	—	—	6,955	98,483
Mr. Taylor	—	—	—	6,955	98,483
1 First elected to the Board in October 2023.
2 Unvested awards held by Mr. Shea forfeited upon his retirement in October, 2023, as provided by their terms.

Explanations of certain columns follow:
Cols (b)/(c) Stock Options. Stock options include adjustments for stock dividends distributed from 2008-2011, the cumulative compound rate of which was 20.0380%.
Col (e) RSUs & RS. Awards held by non-employee directors are RSUs that will vest on April 22, 2024, except that Ms. Carboni's RSUs will vest one year after grant.
Col (f) RSU & RS Values. Values are based on the year-end market price of our common stock ($14.16/share) with no discount for the risk that the award might be forfeited or for the time remaining before vesting. Values shown here are not based on financial accounting assumptions or methods.

32	2024 PROXY STATEMENT

DIRECTOR COMPENSATION
Director Awards Exercised & Vested
Table DC.5 provides information about stock options exercised during 2023 by our non-employee directors as well as RSUs that vested during 2023. Amounts in columns (c) and (e) represent the market values of shares on the exercise or vesting dates. Information for Mr. Jordan is omitted from this table; see Awards Exercised & Vested beginning on page 84 for information about his awards. Ms. Carboni had no awards vest in 2023 and is omitted from Table DC.5.

Table DC.5
Director Options Exercised & Stock Awards Vested During 2023

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired or Units Paid on Vesting (#)	Value Realized upon Vesting ($)
Mr. Barton	—	—	5,391	98,763
Mr. Casbon	—	—	5,391	98,763
Mr. Compton	—	—	10,251	187,798
Ms. Davidson	—	—	9,368	171,622
Mr. Fenstermaker	—	—	5,391	98,763
Mr. Kemp	—	—	5,391	98,763
Mr. Maples	—	—	5,391	98,763
Ms. Palmer	—	—	5,391	98,763
Mr. Reed	—	—	6,937	127,086
Mr. Shea	—	—	5,391	98,763
Ms. Stewart	—	—	10,251	187,798
Ms. Sugrañes	—	—	5,391	98,763
Mr. Taylor	—	—	5,391	98,763

Stock Ownership Information
As of December 31, 2023, there were 8,712 shareholders of record of our common stock. To our knowledge, there were three persons who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock as of December 31, 2023. Certain information concerning beneficial ownership of our common stock by those persons as of December 31, 2023, is set forth in the following table:
Security Ownership by
Certain Beneficial Owners

Name and Address* of Beneficial Owner	Amount & Nature* of Beneficial Ownership	Percent of Class
BlackRock, Inc	57,759,301	10.30%
State Street Corporation	29,021,135	5.19%
The Vanguard Group, Inc	56,946,272	10.19%
*Addresses and information on nature of beneficial ownership appear in the text below.
BlackRock. The information in the table above with respect to BlackRock is based on information set forth in Amendment No. 15 to Schedule 13G, filed with the Securities and Exchange Commission on January 24, 2024, by BlackRock, Inc. on behalf of its subsidiaries BlackRock

33	2024 PROXY STATEMENT

STOCK OWNERSHIP INFORMATION
Life Limited, Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Managers Ltd, 55 East 52nd Street, New York, NY 10055. According to this amendment to Schedule 13G, BlackRock has sole voting power with respect to 55,819,757 shares of our common stock and sole dispositive power with respect to 57,759,301 shares of our common stock.
State Street. The information in the table above with respect to State Street is based on information set forth in Schedule 13G/A, filed with the Securities and Exchange Commission on January 24, 2024, by State Street Corporation on behalf of its subsidiaries SSGA Funds Management, Inc., State Street Global Advisors Europe Limited, State Street Global Advisors Limited, State Street Global Advisors Trust Company, State Street Global Advisors, Australia, Limited, State Street Global Advisors Asia Limited, and State Street Global Advisors, LTD., State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114-2016. According to this amended Schedule 13G, State Street has shared voting power with respect to 3,197,573 shares of our common stock and shared dispositive power with respect to 29,021,13 shares of our common stock.
Vanguard. The information in the table above with respect to The Vanguard Group, Inc. (“Vanguard”) is based on information set forth in Amendment No. 13 to Schedule 13G, filed with the Securities and Exchange Commission on February 13, 2024, by Vanguard, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to this Schedule 13G, Vanguard has shared voting power with respect to 250,922 shares of our common stock, shared dispositive power with respect to 846,628 shares of our common stock and sole dispositive power with respect to 56,099,644 shares of our common stock.
The table below sets forth certain information concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and the directors and executive officers as a group. The information in the table is as of December 31, 2023, except as otherwise noted in the notes to the table.
Security Ownership by
Management

Name of Beneficial Owner	Amount & Nature of Beneficial Ownership(1)		Percent of Class
Harry V. Barton, Jr.	155,340		*
Velia M. Carboni	—		*
John N. Casbon	106,593		*
John C. Compton	123,414		*
Wendy P. Davidson	53,386		*
John W. Dietrich	—		*
Hope Dmuchowski	—	(3)	*
William H. Fenstermaker	369,744	(4)	*
D. Bryan Jordan	1,538,486	(3)	*
J. Michael Kemp, Sr.	32,686		*
Tammy S. LoCascio	60,646	(3)	*
Rick E. Maples	76,162		*
Vicki R. Palmer	90,723	(2)	*
David T. Popwell	391,945	(3)	*
Colin V. Reed	180,099		*
Anthony J. Restel	340,007	(3)	*
Cecelia D. Stewart	58,696		*
Rosa Sugrañes	40,134		*
R. Eugene Taylor	598,446		*
Directors & Executive Officers as a Group (23 persons)(5)	4,850,331	(3)	0.87%
* No current individual director, nominee or executive officer beneficially owns more than one percent (1%) of our outstanding common stock or depositary shares.

(1)    The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (2) and (3).
(2)    Includes the following shares as to which the named non-employee director has the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested or will have vested within 60 days of December 31, 2023: Ms. Palmer—2,028.
(3)    Includes the following shares as to which the named person or group has the right to acquire beneficial ownership through the exercise of stock options granted under our stock option plans, all of which are 100% vested or will have vested within 60 days of December 31, 2023: Ms. Dmuchowski—0; Mr. Jordan—442,251; Ms. LoCascio--8,089; Mr. Popwell—25,242; Mr. Restel—8,182; and the director and executive officer group—574,125. Also includes shares held at December 31, 2023, in 401(k) Savings

34	2024 PROXY STATEMENT

STOCK OWNERSHIP INFORMATION
Plan accounts. Includes no shares of restricted stock with respect to any named person or group.
(4)    Includes 369,744 shares pledged by Mr. Fenstermaker on a loan from an unaffiliated party.
No current director or executive officer beneficially owns any of the depositary shares, each representing a 1/4000th interest in a share of non-cumulative perpetual preferred stock, Series E and F, issued by First Horizon or any of the depositary shares, each representing a 1/400th interest in a share of non-cumulative perpetual preferred stock, Series B, C and D, respectively, issued by First Horizon, except for Mr. Restel, who owns 3,050 depositary shares representing interests in shares of our Series C non-cumulative perpetual preferred stock.
Policies on Insider Trading and Hedging
As part of our commitment to high standards of ethical business conduct and compliance with applicable laws, rules and regulations, First Horizon has adopted an Inside Information Policy and related procedures governing the purchase, sale, and/or other dispositions of our securities by directors, officers and associates, or First Horizon itself, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the NYSE listing standards. Copies of the Inside Information Policy and the related procedures are listed as Exhibits 19.1 and 19.2 to our annual report on Form 10-K for the year ended December 31, 2023.

First Horizon also has a policy that prohibits all “pre-clearance persons” from engaging in any activity that hedges an economic interest in First Horizon or Bank stock, unless approved by the CEO or General Counsel, or a designee, in accordance with the policy. To date, no such approval has been granted. For this purpose, a hedge includes any transaction, position, or financial instrument which offsets or ameliorates any decrease in the market value of First Horizon or Bank stock beneficially owned by the pre-clearance person, including any shares owned directly or indirectly as well as any unvested, deferred, or otherwise restricted stock-based awards. “Pre-clearance persons” consist of all executive officers, all First Horizon and Bank directors, all members of the CEO’s executive management committee, and certain additional associates.
When a person first becomes a pre-clearance person, he or she is required to inform the General Counsel of all derivative and short holdings, including any position that would constitute a hedge, which would violate the policy or the procedures if undertaken while the person has pre-clearance person status. Each pre-clearance person further is required to pre-clear any change in his or her derivative and short holdings from time to time other than a change caused by expiration due solely to the passage of time.

35	2024 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS
Vote Item 1—Election of Directors

Board Composition & Processes
Overview
First Horizon's Bylaws provide that the Board of Directors, by the affirmative vote of a majority of the entire Board, may change the number of directors that will comprise the Board. Pursuant to this provision of the Bylaws, the Board of Directors has set the size of the Board at 15 members until directors are elected at the 2024 annual meeting of shareholders; after that election, the Board of Directors will consist of 13 members. The Board is proposing for election 13 of our 15 current directors, Messrs. Barton, Compton, Dietrich, Jordan, Kemp, Maples, Reed, and Taylor and Mses. Carboni, Davidson, Palmer, Stewart, and Sugrañes, at the 2024 annual meeting, to hold office until the 2025 annual meeting of shareholders and until their successors are duly elected and qualified. Messrs. Casbon and Fenstermaker, who are currently serving as directors, will retire and will not stand for re-election at the annual meeting of shareholders. Ms.
Carboni was elected by the Board of Directors in October 2023; she was recommended for a position on our board by our CEO and an independent, non-management director. Mr. Dietrich was elected by the Board of Directors in January 2024; he was recommended for a position on our Board by several former independent, non-management First Horizon directors.
If any nominee proposed by the Board of Directors is unable to accept election (which the Board of Directors has no reason to anticipate) the persons named in the enclosed form of proxy will vote for the election of such other persons as directed by the Board pursuant to the Bylaws, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

Director Resignation and Retirement Policies
Director Resignation Policy
Our Board has adopted a director resignation policy that requires a director who does not, in an uncontested election, receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. Under the policy, the Nominating & Corporate Governance Committee must promptly consider the resignation tender and a range of possible responses and make a recommendation to the Board. The Board will act on the Nominating & Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation tender, including an explanation of the decision (or the reason(s) for rejecting the resignation offer, if applicable), in a Form 8-K (or other appropriate report) filed with or furnished to the Securities and Exchange Commission. If any director’s tender of resignation under the policy is not accepted by the Board, such director will serve until the next annual meeting of shareholders and until his or her successor has been duly elected and qualified. Any director who tenders his or her resignation pursuant to the director resignation policy shall not participate in the Nominating & Corporate Governance Committee recommendation or Board action regarding whether to accept the tender of resignation. If a majority of the members of the Nominating & Corporate Governance Committee did not receive the affirmative vote of a majority of the votes cast at the same election, then all the directors who are “independent” under the listing standards of the New York Stock Exchange and who received the affirmative vote of a majority of the votes cast shall appoint a committee amongst themselves to consider the resignation tenders and recommend to the Board whether to accept them. This committee may, but need not, consist of all of the independent directors who received the affirmative vote of a majority of the votes cast. The director resignation policy is contained in our Corporate Governance Guidelines, which are available on our website at https://ir.firsthorizon.com (click on “Investor Relations,” then “Corporate Governance,” and then “Governance Documents”).
Our Bylaws also provide that any director who has a major change in his or her principal position (other than by a promotion) must tender a resignation for consideration by the Board. The Board will accept unless it determines that (i) the director has assumed another position in which he or she continues to be actively engaged as a business or professional person, (ii) the director is engaged in a specific project for the Board so as to make his or her resignation detrimental to First Horizon, or (iii) it is beneficial to the Board and in the best interests of the company for the director to continue to serve.

36	2024 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS
Director Retirement Policy
Under our Bylaws, any non-employee director who reaches age 72 on or before the last day of his or her term must retire from the Board of Directors at the expiration of such term. Notwithstanding the foregoing, each year the Board in the exercise of its discretion may waive this age limit for any director for up to an additional three terms if it determines such waiver to be beneficial to the
Board and in the best interests of First Horizon. Note, however, that under the merger agreement with IBKC, the retirement provisions outlined above did not apply to Messrs. Barton, Casbon, Compton, Fenstermaker, Jordan, Kemp, Maples, Reed, or Taylor or Mses. Davidson, Palmer, Stewart, or Sugrañes during the three-year period from the closing of the merger on July 1, 2020 until July 1, 2023.

Candidate Nominations Process
The Board and the Nominating & Corporate Governance Committee regularly assess the composition of the Board as a whole and the contributions of each director. The Nominating & Corporate Governance Committee’s charter assigns to that Committee the duty to identify individuals believed to be qualified to become Board members and to recommend to the Board the individuals to stand for election or reelection as directors. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community; current knowledge and contacts in the communities in which the company does business and in the company’s industry or other industries relevant to the company’s business; diversity of viewpoints, background, experience and other demographics; ability and willingness to commit adequate time to Board and committee matters; and the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the company.

Assessment of Board Composition
At each of its regularly scheduled meetings, the Nominating & Corporate Governance Committee reviews the composition of the Board as a whole, considering the mix of skills and experience that directors bring to the Board, and evaluates Board composition in light of the company’s then-current business needs as well as applicable legal, regulatory and NYSE requirements. Among the areas considered by the Committee are each director’s independence under the NYSE listing standards and other applicable laws and regulations; experience, including experience as a public company officer or director; primary area of business expertise; geographical markets experience; and projected retirement date. In accordance with the requirements of Tennessee banking law and regulations, the Committee also considers the proportion of directors who reside either in states in which the Bank has a main or branch office or within 100 miles of the location of any branch. In light of this review, the Committee assesses whether the Board has the necessary tools to perform its oversight functions effectively and recommends, as appropriate, new nominees for consideration by the Board. The Board's annual self-evaluation (described in the next section) includes an evaluation of whether Board members have an appropriately broad and diverse range of experience and whether committee members have the right expertise, background and skills to be effective and responsive to their duties and responsibilities as committee members.

Board and Committee Self-Evaluations; Individual Director Evaluations
The Board, with oversight provided by the Nominating & Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it is functioning effectively. Each committee of the Board, under the oversight of the Nominating & Corporate Governance Committee, also conducts a self-evaluation at least annually and reports the results to the Board. Each committee’s evaluation must compare the performance of the committee with the requirements of its written charter, if any.
The Nominating & Corporate Governance Committee also conducts annual individual director evaluations. To facilitate these evaluations, the Board has adopted a Statement of Expectations of Directors. The Statement of Expectations contains specific activities and conduct each director should engage in or adhere to and includes consideration of each director’s background, expertise and skills. The Statement of Expectations is provided to each new director at the time of orientation and to all directors once a year. Each year, the Nominating & Corporate Governance Committee conducts evaluations

37	2024 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS
against the Statement of Expectations of the performance of each non-employee director who has been serving for at least six months (as of the time of the evaluations) prior to determining whether to recommend him or her to the Board for renomination.
At least every three years (or as otherwise determined by the Nominating & Corporate Governance Committee), the company engages a third party to conduct individual director assessments and to provide advice and reports on how individual directors and the Board can improve. These assessments may include both director self-assessments and peer assessments. In the years in which a third party conducts such assessments, no evaluation of individual directors against the Statement of Expectations (as described above) will be conducted unless otherwise determined by the chair of the Nominating & Corporate Governance Committee.

Board Experiences, Qualifications, Attributes and Skills
Our Board selected our 13 director nominees based on the belief that each one possesses significant experience and expertise that will serve First Horizon well. The breadth of their expertise and their mix of attributes is reflected in the chart and matrix below. See the matrix for a description of each of the categories of skills. Following the matrix is a biographical summary for each nominee of the particular experiences, qualifications, attributes or skills that led the Board to conclude that he or she should serve as a director of First Horizon, as well as the age, current principal occupation (which has continued for at least five years unless otherwise indicated), name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies (including those held in the past but not currently held), and year first elected to our Board. All of our directors are also directors of the Bank.

Diversity on Our Board
First Horizon values diversity and believes it is important to the effective functioning of the whole organization, from the newest associates to the Board of Directors. This belief is reflected in the diversity of our nominees for director:
•46% diverse in terms of race, gender or ethnicity
•38% women
•23% ethnically diverse (15% African American, 8% Hispanic)
•15% both women and ethnically diverse
•33% (two) of the standing Board committees led by women
Our Director Nominees at a Glance*

9 have experience as a CEO/President	9 have finance or accounting experience	4 have experience in the banking/financial services industry	12 have served as a director or executive officer of another public company	7 have experience in information technology/cybersecurity matters	8 have experience in digital innovation/fintech	12 have experience in human capital management
13 have strategic planning/leadership experience	6 are diverse in terms of race, gender or ethnicity	8 have marketing or retail distribution experience	7 joined the Board within the past 5 years	8 have experience in legal/regulatory/ethics/compliance matters	12 have experience in risk management	6 have experience in environmental matters
*Please see the matrix below for additional information on the scope of each category.

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VOTE ITEM 1—ELECTION OF DIRECTORS
Nominee Skills and Characteristics Matrix

	Bar- ton	Car-boni	Comp- ton	David- son	Die-trich	Jor- dan	Kemp	Map- les	Pal- mer	Reed	Stew- art	Su- grañ- es	Tay- lor
CEO/President. Experience as CEO, President or similar position at a firm or major operating division.			x	x	x	x	x			x	x	x	x
Finance/accounting. Audit company financial expert, CFO, or experience (including oversight experience) in accounting or financial planning and analysis.	x	x		x	x	x		x	x	x			x
Banking/financial services industry. Executive experience in banking, investment banking, broker-dealer or insurance.						x		x			x		x
Strategic planning/leadership. Experience defining the strategic direction of a business or organization; service in a significant leadership position.	x	x	x	x	x	x	x	x	x	x	x	x	x
Public company. Experience as a public company director or executive officer.	x		x	x	x	x	x	x	x	x	x	x	x
Racial, ethnic or gender diversity. As identified by the director.		x		x			x		x		x	x
Information technology/cybersecurity. Experience implementing information technology and cybersecurity systems or managing a business in which such systems play a significant role.		x			x	x	x			x	x		x
Digital Innovation/Fintech. Experience in the use of technology to facilitate business operations and customer service.		x	X	X		X		X		X	X		X
Environmental Matters. Experience understanding, evaluating and managing environmental risks and opportunities.			X	X	X		X			X			X
Human Capital Management. Experience in workforce management, compensation, inclusion and diversity efforts, culture, succession planning and talent management.		x	X	X	X	X	X	X	X	X	X	X	X
Risk Management. Experience with understanding and managing risk in a large organization.	X	x	X	X	X	X	X	X	X	X	X		X
Legal/regulatory/ethics/compliance matters. Experience (including oversight experience) managing legal, regulatory, ethical and compliance risks and obligations.	X	x			X	X				X	X	X	X
Marketing/retail distribution. Experience in building and maintaining customer relationships.		x	x	x		x				x	x	x	x

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VOTE ITEM 1—ELECTION OF DIRECTORS
Nominees for Election

Harry V. Barton, Jr.
Harry V. Barton, Jr. is a certified public accountant, registered investment advisor and an owner of Barton Advisory Services, LLC, Lafayette, Louisiana, an investment advisory firm. Mr. Barton has been a practicing certified public accountant since 1984, for most of that time as the owner of his own accounting firm. He became a director of First Horizon in 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 1993.
Skills and Expertise:
•Extensive experience in accounting and tax matters, including audit, review, and compilation of financial statements, the preparation of individual and corporate tax returns, tax planning for business and high net worth clients, and consulting and advising on business mergers and acquisitions
•Knowledge of public company audit, risk and compliance matters due to public company board service
•Louisiana resident with knowledge of the Louisiana market
Prior Public Company Board Service: IBERIABANK Corporation (1993-2020)

Non-Profit Board Service: Serves on the board of a non-profit organization

Certified Public Accountant and Owner, Barton Advisory Services, LLC
Independent director since 2020
Age 69
Committees: •Audit •Information Technology
Audit Committee Financial Expert

Velia Carboni
Velia Carboni has served as the Executive Vice President and Chief Digital and Technology Officer of VF Corporation, a provider of branded lifestyle apparel, footwear and accessories (“VF”), since 2018. At VF, she is responsible for the integration of digital capabilities across all aspects of the company’s business, leads the company’s digital strategies and oversees VF’s analytics function. She is also a member of the Forbes Technology Council. Prior to joining VF, Ms. Carboni spent more than 20 years at Fidelity Investments, where she held a series of leadership roles, most recently serving as senior vice president, mobile and emerging platforms for the company’s personal investing/retail division.
Skills and Expertise:
•Leadership experience in digital innovation and strategies, customer experience and data analytics
•Public company senior-level policy making experience
•Experience in information technology/cybersecurity, risk management and compliance, finance and accounting, human capital management, and similar matters associated with running a significant division of a public company

Executive Vice President and Chief Digital and Technology Officer, VF Corporation
Independent director since 2023
Age 53
Committees: •Audit •Information Technology

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VOTE ITEM 1—ELECTION OF DIRECTORS

John C. Compton
John C. Compton is a Partner at Clayton, Dubilier & Rice, a New York-based private equity firm. Prior to 2015, he was a private investor and consultant and served as an Operating Advisor to Clayton, Dubilier & Rice. He served as CEO of Pilot Flying J, Knoxville, Tennessee, a national operator of travel centers, until February 2013. Prior to September 2012, he served for twenty-nine years in various senior leadership positions with PepsiCo Inc., a global food, snack and beverage company, including Chief Executive Officer of PepsiCo Americas Foods, President and CEO of Quaker, Tropicana, Gatorade and CEO of PepsiCo North America, culminating in his service as President of PepsiCo.
Skills and Expertise:
•Leadership experience at a public company
•Experience in matters affecting public companies, including finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters
•Extensive experience in sales, marketing, operations, digital innovation, environmental matters and general management
•Knowledge of public company governance matters due to public company board service
•East Tennessee resident with knowledge of the east Tennessee market
Prior Public Company Board Service: US Foods Holding Corp. (2015-2018); Pepsi Bottling Group (2008- 2010)
Non-Profit Board Service: Serves on the boards of two non-profit organizations

Partner at Clayton, Dubilier & Rice
Independent director since 2011
Age 62
Committees: •Executive •Nominating & Corporate Governance (chair) •Risk

Wendy P. Davidson
Wendy P. Davidson became the President and Chief Executive Officer and a director of The Hain Celestial Group, Inc. (“Hain Celestial”), an organic and natural products company, on January 1, 2023. Prior to assuming her position with Hain Celestial, she served as the President–Americas for the Performance Nutrition segment of Ireland-based Glanbia plc from November 2020 until December 2022. Ms. Davidson served as President, Away from Home of Kellogg Company from 2013 until 2020. From 2010 to 2013, she served in various senior roles at McCormick & Company, Inc., including as Vice President, Custom Flavor Solutions, U.S. & Latin America, and from 1993 to 2009 she held a variety of executive positions at Tyson Foods, Inc., including Senior Vice President and General Manager – Global Customer and Group Vice President – Foodservice Group, culminating in her service as Senior Vice President and General Manager – Prepared Foods.

Skills and Expertise:
• Public company leadership and senior-level policy making experience
• Extensive general management experience, including marketing, sales, operations, supply chain, strategic planning, new market development, disruptive business model innovation, crisis management, digital commerce, brand building and commercial execution
• Experience in finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, environmental matters, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies
• Knowledge of public company board matters due to public company board service

Other Current Public Company Board Service: The Hain Celestial Group, Inc. (since 2023)

Non-Profit Board Service: Serves on the boards of several non-profit organizations

President and Chief Executive Officer, The Hain Celestial Group, Inc.
Independent director since 2019
Age 54
Committees: •Audit •Information Technology
Audit Committee Financial Expert

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VOTE ITEM 1—ELECTION OF DIRECTORS

John W. Dietrich
John W. Dietrich is Executive Vice President and Chief Financial Officer of FedEx Corporation (“FedEx”), a provider of transportation, e-commerce and business services. Mr. Dietrich is responsible for all aspects of FedEx’s global financial functions, including financial planning, treasury, tax, accounting and controls, internal audit, investor relations, and corporate development. He is also a member of the six-person Executive Committee, which plans and executes the corporation’s strategic business activities. Prior to joining FedEx, Mr. Dietrich served as President and Chief Executive Officer and a member of the board of directors of Atlas Air Worldwide Holdings, Inc. (“Atlas”) from 2019 until it was acquired by an investor group in 2023. He joined Atlas in 1999 as Associate General Counsel, was promoted to Senior Vice President, General Counsel and Corporate Secretary in 2004, and served as Chief Operating Officer from 2006 until 2019. Prior to joining Atlas, he worked at United Airlines for 13 years.

Skills and Expertise:
•Executive experience at a public company
•Experience in matters affecting public companies, including finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/cybersecurity, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters
•Knowledge of public company board matters due to public company board service

Current Public Company Board Service: AAR Corporation (2023-present)

Prior Public Company Board Service: Atlas Air Worldwide Holdings, Inc. (2019-2023)

Non-Profit Board Service: Serves on the board of several non-profit organizations

Executive Vice President and Chief Financial Officer, FedEx Corporation
Independent director since 2024
Age 59
Committees: • Compensation • Nominating & Corporate Governance

D. Bryan Jordan
D. Bryan Jordan has served as President and Chief Executive Officer and a director of First Horizon and the Bank since 2008. In 2012, he was elected Chairman of the Board of First Horizon and the Bank as well, and he has served in that position since that time (except for a two-year period from July 1, 2020, to July 1, 2022, pursuant to the provisions of the merger agreement with IBKC). Mr. Jordan was the Chief Financial Officer of First Horizon and the Bank from 2007 to 2008, and prior to that he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Chief Financial Officer. Prior to 2000, he held various finance and accounting related positions at Wachovia Corporation.
Skills and Expertise:
•Extensive experience in the banking and financial services industry, including digital innovation/fintech
•Experience in finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/cybersecurity, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies
•Knowledge of public company audit and governance matters due to public company board service
Other Current Public Company Board Service: AutoZone, Inc. (since 2013)
Non-Profit Board Service: Serves on the boards of several non-profit organizations

Chairman of the Board, President and Chief Executive Officer of First Horizon Corporation and First Horizon Bank
Director since 2008
Age 62
Committees: • Executive • Risk

42	2024 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS

J. Michael Kemp, Sr.
J. Michael Kemp, Sr. is the Founder and CEO of Kemp Management Solutions (“KMS”), a program management and consulting firm based in Birmingham, Alabama. With 30 years in the construction industry, he has managed or built more than $6.8 billion in construction projects. Mr. Kemp founded KMS in January 2011 to provide program management services and consulting on environmental and sustainability matters in the U.S. and Europe to the healthcare, financial, retail, municipal, infrastructure and higher education sectors. Mr. Kemp became a director of First Horizon in 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 2019.
Skills and Expertise:
•Extensive general management experience, including finance, operations, human capital management, information technology/cybersecurity and risk management
•Expertise in environmental matters gained from management of large environmental-related projects and consulting on environmental/sustainability matters
•Knowledge of public company governance matters due to public company board service
•Birmingham resident with knowledge of the Birmingham market
Prior Public Company Board Service: IBERIABANK Corporation (2019-2020)
Non-Profit Board Service: Serves on the boards of several non-profit organizations

Founder and CEO, Kemp Management Solutions
Independent director since 2020
Age 53
Committees: •Audit •Information Technology •Nominating & Corporate Governance

Rick E. Maples
Rick E. Maples retired after 31 years at Stifel, Nicolaus and Company Incorporated (“Stifel Nicolaus”), in 2015 and served as a Senior Advisor to Stifel Financial Corp. (“Stifel Financial”) from 2016 until 2018. Headquartered in St. Louis, Missouri, Stifel Financial is a diversified financial services holding company which conducts business through several subsidiaries. Its primary broker dealer subsidiary is Stifel Nicolaus, which is a full service brokerage and investment banking firm. Mr. Maples joined Stifel Nicolaus in 1984, and in 1991, he became Head of Investment Banking. With Stifel Financial’s acquisition of Legg Mason Capital Markets in 2005, Mr. Maples became Co-Head of Investment Banking for the combined investment bank. In addition, when in 2013 Stifel Financial acquired Keefe, Bruyette & Woods, Inc. (“KBW”), an investment banking firm specializing in investment banking services for the financial services industry, Mr. Maples was named Executive Vice President and Co-Head of Global Investment Banking of KBW. Mr. Maples became a director of First Horizon in 2020 upon the closing of the merger of equals of IBKC and First Horizon. He had previously served as a director of IBKC since 2016.
Skills and Expertise:
•Understanding of corporate finance, business value, business risk, digital innovation/fintech and strategic decision-making with a focus on the financial services industry
•Experience analyzing various matters, including finance and accounting, securities markets, corporate governance, mergers and acquisitions, and risk assessment, that affect public companies
•Knowledge of public company audit, executive compensation, human capital management and governance matters due to public company board service
Prior Public Company Board Service: IBERIABANK Corporation (2016-2020)

Retired Co-Head of Investment Banking, Stifel, Nicolaus and Company Incorporated
Independent director since 2020
Age 65
Committees: • Compensation (chair) • Executive • Risk

43	2024 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS

Vicki R. Palmer
Vicki R. Palmer is the President of The Palmer Group, LLC, Atlanta, Georgia, a general consulting firm. Between 2004 and 2009, she served as Executive Vice President, Financial Services and Administration, Coca-Cola Enterprises Inc. (“CCE”), Atlanta, Georgia, a bottler of soft drink products. She was responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management, was a member of CCE’s Risk Committee, served on CCE’s Senior Executive Committee and had oversight responsibility for CCE’s enterprise-wide risk assessment process.
Skills and Expertise:
•Extensive experience in public company finance, risk management, human capital management (including diversity and inclusion) and general administration
•Senior-level policy-making experience at a public company
•Knowledge of public company audit, executive compensation, human capital management, and governance matters due to public company board service
Other Current Public Company Board Service: Haverty Furniture Companies Inc. (since 2001)
Non-Profit Board Service: Serves on the boards of several non-profit organizations

President of The Palmer Group, LLC
Independent director since 1993
Age 70
Committees: • Audit (chair) • Compensation • Executive • Risk
Audit Committee Financial Expert

Colin V. Reed
Colin V. Reed became the Executive Chairman of Ryman Hospitality Properties, Inc. (“Ryman”), Nashville, Tennessee, a real estate investment trust, effective at the end of 2022. Prior to that time, he had served as the Chairman of the Board and Chief Executive Officer of Ryman or Ryman's predecessor, Gaylord Entertainment Company, since 2005 and 2001, respectively.

Skills and Expertise:
•Leadership experience at a public company
•Extensive experience in finance and accounting as well as human capital management, mergers and acquisitions, risk management and compliance, environmental matters, information technology/cybersecurity, digital innovation/fintech, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies
•Knowledge of public company matters due to public company board service
•Nashville resident with knowledge of the Nashville market

Other Current Public Company Board Service: Ryman Hospitality Properties, Inc. (since 2001)
Prior Public Company Board Service: Rite Aid Corporation (2003-2005)

Executive Chairman of Ryman Hospitality Properties, Inc.
Independent director since 2006 Lead Director
Age 76
Committees: • Compensation • Executive • Risk

44	2024 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS

Cecelia D. Stewart
Cecelia D. Stewart retired as the President of U.S. Consumer and Commercial Banking of Citigroup, Inc., a global diversified financial services holding company, in 2014. She had held that position since 2011. From 2009 to 2011, she was President of the retail banking group and CEO of Morgan Stanley Private Bank N.A. Ms. Stewart’s career in banking began at Wachovia Bank N.A. in 1978, where she held a variety of regional banking positions, culminating in her service as Executive Vice President and Head of Retail and Small Business Banking from 2003 to 2008.
Skills and Expertise:
•Extensive experience in banking and financial services
•Senior-level policy-making experience at a public company
•Experience in human capital management, finance and accounting, risk management and compliance, and similar matters associated with running a large division of a public company
•Knowledge of public company audit, executive compensation, human capital management, information technology/cybersecurity, digital innovation/fintech and other matters due to public company board service
Other Current Public Company Board Service: United States Cellular Corporation (since 2013)

Retired President of U.S. Consumer and Commercial Banking of Citigroup, Inc.
Independent director since 2014
Age 65
Committees: •Audit •Information Technology (chair)

Rosa Sugrañes
Rosa Sugrañes was the founder and served as the Chief Executive Officer of Iberia Tiles, Miami, Florida, a ceramic tile distributor, from 1980 until 2012 when the company was sold. She currently serves on the board of directors of Rosa Gres, a manufacturer of ceramic tiles in Barcelona, Spain, and on the board of directors of Sabadell Consumer Finance, a Spanish consumer bank. She was a director of Sabadell United Bank in Miami from 2006 to 2017, and a former Board member and past Chairman of the Federal Reserve Bank of Atlanta, Miami Branch. Ms. Sugrañes became a director of First Horizon in 2020 upon the closing of the merger of equals of IBKC and First Horizon. She had previously served as a director of IBKC since 2018.
Skills and Expertise:
•Extensive general management experience, including finance, operations, human capital management, compliance, marketing and retail distribution and management of international business activities
•Experience in the banking and financial services industry due to service on bank boards and on the Board of the Miami Branch of the Federal Reserve Bank of Atlanta
•Knowledge of public company audit, governance and risk matters due to public company board service
•Florida resident with knowledge of the Florida market
Prior Public Company Board Service: IBERIABANK Corporation (2018-2020)
Non-Profit Board Service: Serves on the boards of two non-profit organizations

Founder and former Chief Executive Officer, Iberia Tiles
Independent director since 2020
Age 66
Committees: •Audit •Information Technology

45	2024 PROXY STATEMENT

VOTE ITEM 1—ELECTION OF DIRECTORS

R. Eugene Taylor
R. Eugene Taylor served until 2020 as the Vice Chairman of the Board of Directors of First Horizon, a position he assumed upon the closing in 2017 of First Horizon’s acquisition of Capital Bank Financial Corp. (“Capital Bank”), a financial services company. He served as Chairman of the Board of Directors and Chief Executive Officer of Capital Bank from 2009 until 2017. Prior to 2009, Mr. Taylor spent 38 years at Bank of America Corporation, most recently as the Vice Chairman of the firm and President of Global Corporate & Investment Banking.
Skills and Expertise:
•Extensive experience in the banking and financial services industry, including digital innovation/fintech
•Experience in finance and accounting, human capital management, mergers and acquisitions, risk management and compliance, information technology/cybersecurity, environmental matters, civic affairs, government relations, corporate governance, securities markets and compliance and similar matters associated with leadership positions at public companies
•Knowledge of public company executive compensation and governance matters due to public company board service
•North Carolina resident with knowledge of the North Carolina market

Other Current Public Company Board Service: Sonic Automotive, Inc. (since 2015)
Prior Public Company Board Service: DHB Capital Corp. (2021-2022) Capital Bank Financial Corp. (2009- 2017), Capital Bank Corp. (2011-2012), Green Bankshares, Inc. (2011-2012) and TIB Financial Corp. (2011-2012)

Retired Chairman of the Board of Directors and Chief Executive Officer, Capital Bank Financial Corp.
Director since 2017; independent since 2023
Age 76
Committees: • Executive • Risk

The Board of Directors unanimously recommends that
shareholders vote FOR the election of all director nominees as described in vote item 1.

46	2024 PROXY STATEMENT

VOTE ITEM 2—AUDITOR RATIFICATION
Vote Item 2—Auditor Ratification

Appointment of Auditors for 2024
KPMG LLP audited our annual consolidated financial statements for the year 2023. The Audit Committee has appointed KPMG LLP to be our auditors for the year 2024. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as vote item 2 the ratification of KPMG LLP’s appointment as our auditors for the year 2024, with the recommendation that the shareholders vote for item 2. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions. The 2023 engagement letter with KPMG LLP was subject to alternative dispute resolution procedures that comply with applicable federal bank regulatory guidance. If the shareholders do not vote to ratify KPMG LLP’s appointment as our auditors for the year 2024, the Board of Directors will consider what course of action would be appropriate.

Auditor Fees Past Two Years
The table below and the paragraphs following it provide information regarding the fees billed to us by KPMG LLP during 2022 and 2023 for services rendered in the categories of audit fees, audit-related fees, tax fees and all other fees.
KPMG Fees Paid 2022-2023

Service Type	2022	2023
Audit Fees	$3,790,000	$3,959,515
Audit-Related Fees	115,000	130,000
Tax Fees	—	166,709
All Other Fees	—	—
Total	$3,905,000	$4,256,224
Audit Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our consolidated financial statements, including the audit of internal controls over financial reporting, and review of our quarterly financial statements or for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements, including registration statements and offerings, and acquisition-related audit procedures.
Audit-Related Fees. Represents the aggregate fees billed to us by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under Audit Fees above. The amount for both years consists of fees for attestation and reports on controls placed in operation and tests of operating effectiveness.
Tax Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for professional services for tax compliance, tax advice, and tax planning.
All Other Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for products and services other than those reported under the three preceding paragraphs.
None of the services provided to us by KPMG LLP and described in the paragraphs entitled Audit-Related Fees, Tax Fees and All Other Fees above were approved pursuant to the de minimis exception of SEC Rule 2-01(c)(7)(i)(C).

Pre-Approval Policy for Auditor's Services
The Audit Committee has adopted a policy providing for pre-approval of all audit and non-audit services to be performed by KPMG LLP, as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the SEC. Services either may be approved in advance by the Audit Committee specifically on a case-by-case basis
(“specific pre-approval”) or may be approved in advance as described below (“advance pre-approval”). Advance pre-approval requires the Committee to identify in advance the specific types of services that may be provided and the fee limits applicable to such types of services, which limits may be expressed as a limit by type of service or by category of services. All requests to

47	2024 PROXY STATEMENT

VOTE ITEM 2—AUDITOR RATIFICATION
provide services that have been pre-approved in advance must be submitted to the Chief Accounting Officer prior to the provision of such services for a determination that the service to be provided is of the type and within the fee limit that has been pre-approved. Unless the type of service to be provided by KPMG LLP has received advance pre-approval under the policy and the fee for such service is within the limit pre-approved, the service will require specific pre-approval by the Committee.
The terms of and fee for the annual audit engagement must receive the specific pre-approval of the Committee. Audit, Audit-related, Tax, and All Other services, as those terms are defined in the policy, have the advance pre-approval of the Committee, but only to the extent those services have been specified by the Committee and only in amounts that do not exceed the fee limits specified by the Committee. Such advance pre-approval shall be for a term of 12 months following the date of pre-approval unless the Committee specifically provides for a different term. Unless the Committee specifically determines otherwise, the aggregate amount of the fees pre-approved for All Other services for the fiscal year must not exceed seventy-five percent (75%) of the aggregate amount of the fees pre-approved for the fiscal year for Audit services, Audit-related services, and those types of Tax services that represent tax compliance or tax return preparation.
The policy delegates the authority to pre-approve services to be provided by KPMG LLP, other than the annual audit engagement and any changes thereto, to the chair of the Committee. The chair may not, however, make a determination that causes the 75% limit described above to be exceeded. Any service pre-approved by the chair will be reported to the Committee at its next regularly scheduled meeting.

The Board of Directors unanimously recommends that
shareholders vote FOR the ratification of our auditors under vote item 2.

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Vote Item 3—Approval of Amendment to 2021 Incentive Plan
Amendment of Plan for Shareholder Consideration
The First Horizon Corporation 2021 Incentive Plan was first approved by our Board of Directors and shareholders in 2021. After a thorough review, management has determined that the number of shares of First Horizon common stock authorized for issuance as awards under the plan should be increased from 14 million to 27 million and that conforming amendments to related limits in the plan for "shares in lieu" and "substitute awards" (each as defined below), each of which is set at 5% of the total number of authorized shares, should be similarly made. In February 2024, the Board approved the amendment, contingent upon approval by the shareholders at the annual meeting of shareholders on April 23, 2024.

Effects of and Reasons for Approval; Effects of Non-Approval
Under this vote item, shareholders are being asked to approve an amendment to the plan to increase the number of shares of First Horizon common stock authorized for issuance as awards under the plan from 14 million to 27 million and to make conforming amendments to related limits in the plan for "shares in lieu" and "substitute awards" (each as defined below), each of which is set at 5% of the total number of authorized shares. Whether or not the shareholders approve the proposed amendment at the 2024 annual meeting, existing awards under the plan will remain outstanding.
The Board of Directors believes that stock-based, and especially stock-paid, awards provide an essential tool that helps the company attract and retain outstanding associates and non-employee directors and motivate them to cause the company to succeed. Stock awards align associates’ interests directly with those of First Horizon’s shareholders because the value of the stock-
based awards is directly linked to the market value of our common stock, not only during each award's vesting period but also for many years afterward. Stock-based awards also provide critical reinforcement of the values of ownership and teamwork that are an integral part of our Firstpower culture. The Board of Directors believes that approving the plan with the increase in the authorized shares would provide us with a sufficient number of shares to continue our stock-based incentive programs for approximately three years, based on our historical grant practices. However, the actual duration of the share reserve will depend on a variety of unknown factors, including the future price of First Horizon common stock, associate participation in long-term incentive awards, long-term incentive award mix and grant practices, competitive market practices, forfeiture activity, and acquisitions.
If the amendment is not approved, the plan would continue in effect without the proposed share increase. Existing awards would remain outstanding and, subject to the plan limits, new awards could be granted until plan expiration.
Key Data on Outstanding Equity Awards and Shares Available
The following table includes information as of February 29, 2024, regarding outstanding equity awards and shares available for future awards under all of our equity compensation plans (all of which are described under Equity Compensation Plan Information on pages 58-59), without giving effect to the share increase for which we are seeking shareholder approval in this vote item.

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Outstanding Equity Awards and Shares Available

Total shares underlying outstanding stock options	1,821,775(1)
Total shares underlying outstanding unvested time-based full value awards	9,570,076
Total shares underlying outstanding unearned and unvested performance-based full value awards	2,695,567(2)
Total shares underlying vested but undistributed full value awards	1,031,415(3)
Total shares underlying all outstanding awards	15,118,833
Total shares currently available for grant under the 2021 Incentive Plan	2,077,621(4)
Common stock outstanding as of February 23, 2024	554,944,033

(1) Our stock options outstanding as of February 29, 2024, had a weighted-average exercise price of $16.32 and a weighted-average remaining term of 2.87 years. There were no SARs outstanding.

(2) Assumes performance-based awards will vest and pay out based on target performance levels being achieved.

(3) Awards that have vested but have not yet been distributed pending a mandatory deferral period.

(4) Represents the total number of shares available for future awards under the Plan reflecting performance-based awards at maximum payout. The Plan was our only equity compensation plan with shares remaining available for future grant as of February 29, 2024.
Material Features of the Plan
The following is a summary of the material features of the plan as amended. This summary and the above discussion are qualified in their entirety by reference to the complete text of the plan, attached as Appendix A. Appendix A presents the plan with the amended share authorizations, in Section 3(A)(i)(a) on page A-2, that are contingent upon shareholder approval.
Purpose of the Plan; Administration; Eligibility; Shareholder-Friendly Features of the Plan
The purpose of the plan is to promote the interests of the company and its shareholders by (i) attracting and retaining officers, associates, and non-employee directors of the company and its subsidiaries, (ii) motivating such individuals by means of linking a component of compensation to the company’s stock value and by means of performance-related incentives to achieve performance goals established by the Board or a committee designated by the Board, (iii) enabling such individuals to participate in the growth and financial success of the company, (iv) encouraging ownership of stock in the company by such individuals, and (v) aligning significant compensation elements with the interests of the company’s shareholders.
In keeping with aligning the interests of the company’s associates and shareholders, the plan contains the following provisions:
•A prohibition on liberal share recycling,
•A prohibition on repricing and cash buyouts of underwater options or SARs,
•A limit on the number of awards that non-employee directors may receive,
•No discount options,
•A 10-year maximum term for options/SARs,
•Clawback and forfeiture provisions, and
•A one-year minimum vesting requirement imposed on grant notices applicable to awards paid or denominated in stock subject to a 5% carve-out for “shares in lieu” (defined below), with exceptions for acceleration by the plan committee, approved retirement, death, disability and qualified termination after a change in control event.
Additional information on these provisions is provided below.
All officers, associates (including directors who are also associates) and non-employee directors of First Horizon or its subsidiaries and all “regional board members” (as defined under the plan) are eligible to receive awards under the plan.
Awards may consist of grants of any option, stock appreciation right, restricted stock, restricted stock unit, restricted cash unit, performance award, or shares in lieu award granted under the Plan, whether singly or in combination. As of December 31, 2023, First Horizon and its subsidiaries had approximately 2,341 officers and 7,378 associates; there were 14 non-employee directors and 211 regional board members.
Except with respect to awards to non-employee directors (which are administered by the Board), the plan is administered by a committee designated by the Board.

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The plan committee must be composed solely of not less than two non-employee directors, all of whom (i) satisfy the requirements of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934 as amended from time to time or any successor to such Rule, and (ii) otherwise meet any “independence” requirements promulgated by the principal stock exchange on which the shares of First Horizon’s common stock are listed. The Board has designated the Compensation Committee as the committee for the plan. See The Compensation Committee—In General beginning on page 23 for additional information concerning the qualifications of Committee members in relation to the plan. Throughout the rest of this discussion, the Compensation Committee is referred to simply as the “Committee.” The Board retains the right to make awards under the plan.
The Committee has the full power and authority in its discretion to, among other things, designate participants, determine the type or types of awards to be granted to a participant and the names of the awards, if different from the terminology used in the plan, determine the number of shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, awards, determine the timing, terms, and conditions of any award, and make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the plan, subject to the exclusive authority of the Board to amend, suspend, or terminate the plan. However, only the Board has the power and authority to make awards to non-employee directors and to determine the type, timing, terms and conditions of those awards.
With some exceptions, awards under the plan are not transferable. In its discretion, subject to limits set forth in the plan, the Committee may permit transfers of awards, or create assistive procedural rights in lieu of transfers or otherwise, in connection with death, divorce, child support, incompetence or other disability, and other severe personal events, and the Committee may delegate broad administrative authority to management in such situations.
Types of Awards
Options
The Committee may grant options to purchase a specified number of shares of our common stock. Options granted under the plan do not qualify as “incentive stock options” under Section 422 of the tax code (or any successor provision). The number of shares of common stock subject to any grant of options, the exercise price and all other conditions and limitations applicable to the exercise of any options will be determined by the Committee. Except in limited circumstances described in the plan having to do with our acquisition of another company, the exercise price of an option may not be less than 100% of the fair market value of the shares of common stock with respect to which the option is granted on the date of such grant. Options may not be exercisable sooner than the first anniversary after grant (with limited exceptions permitted), and no option may have a term greater than ten years from grant.
Stock Appreciation Rights (SARs)
SARs may be granted under the plan. A SAR entitles the holder to receive, with respect to each share of our common stock encompassed by the exercise of that SAR, the amount determined by the Committee or Board, as applicable, and specified in an award agreement. In the absence of such a determination, the holder shall be entitled to receive, with respect to each share encompassed by the exercise of the SAR, the excess of the fair market value on the date of exercise over the base price for the SAR established at grant. Each SAR is exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in an award agreement or thereafter, but no SAR may be exercisable sooner than the first anniversary after grant (with limited exceptions permitted). Except in limited circumstances described in the plan having to do with our acquisition of another company, the base price of an SAR may not be less than 100% of the fair market value of the shares with respect to which the SAR is granted on the date of grant. SARs may be paid in common stock, in cash, or in a combination of stock and cash, as determined by the Committee or the Board.
Repricing Prohibition for Options and SARs
The plan provides (with limited exceptions) that, unless shareholders approve otherwise, the Committee does not have the power to amend the terms of options or SARs previously granted under the plan to reduce the option price of such options or base price of such SARs; cancel such options or SARs and grant substitute options or SARs with a lower option price or base price than the cancelled options or SARs, respectively; or, if such options or SARs are out-of-the-money, cancel such options or SARs and, in consideration of such cancellation, grant one or more other awards, make a cash payment, or take any combination of such actions.
Restricted Stock, Restricted Stock Units & Restricted Cash Units
Awards of restricted stock, restricted stock units and restricted cash units consist of common stock, stock units or cash units that are subject to a risk of forfeiture or other restrictions that lapse upon the occurrence of certain events and/or the satisfaction of certain conditions. A stock unit is a unit denominated as a specific or determinable number of shares, while a cash unit is a unit denominated as a specific or determinable number of

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dollars and payable in cash only. (An award of units that is denominated in shares is a restricted stock unit award, not a restricted cash unit award, even if eventual payment is in cash. An award of units denominated in dollars but paid in shares likewise is a restricted stock unit award.) The Committee has authority to determine the terms and conditions of such awards. The award document for all of these types of awards must require a period of time during which the grantee must remain in the continuous employment of First Horizon in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the shares or units covered by the award. The award document may also, in the discretion of the Committee, set forth performance or other conditions that, if satisfied, will result in the lapsing of any applicable forfeiture and transfer restrictions. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding restricted stock and restricted stock unit awards. Restricted stock units will be paid in cash, shares, other securities or other property, as determined in the sole discretion of the Committee, following the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable award document. Restricted cash units will be paid in cash only following the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable award document.
Performance Awards
The Committee may, in its discretion, grant a performance award consisting of a performance-based option award, performance-based SAR award, performance-based restricted stock award, performance-based restricted stock unit award, performance-based restricted cash unit award, or other performance-based right that is (i) denominated in cash and/or shares of our common stock, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee may determine. For this purpose, “performance-based” means requiring that one or more specified performance conditions, beyond mere continuation of service, be fulfilled prior to vesting. Other conditions to vesting, such as a service requirement, may be imposed as well. Subject to the terms of the plan, the Committee may determine the performance measures and other factors to be used to establish performance goals, the performance goals to be achieved during any performance period, the length of performance period, the threshold, target, and/or maximum amount of any performance award, and the amount and kind of any payment or transfer to be made pursuant to any performance award. The Committee may change specific provisions of a performance award after it is granted, provided, however, that no such change may significantly and adversely affect an already-granted performance award that has an already-begun performance period without the participant’s consent.
Shares in Lieu
“Shares in lieu” means an award of shares, or units denominated in shares, which settle an earned cash obligation of the Company related to compensation. An award of shares in lieu consists of shares, or units denominated and payable in shares, which have no service or other traditional vesting requirement or period. An award of shares in lieu may only be granted in settlement of an obligation of the company to pay cash compensation which, not later than the grant date, the participant has earned. Settlement of an earned compensation obligation with shares in lieu may only be dollar-for-dollar, based on the fair market value of a share as set forth in the plan. If an award of shares in lieu consists of shares, it will be paid or delivered promptly after grant. The Committee may require shares In lieu to have payment delayed, or may allow the participant to elect delay. Although an award of shares in lieu is vested at grant, the Committee may impose a holding or waiting period on all or any portion of the shares in lieu delivered, including on the portion remaining after withholding for taxes. An award of shares in lieu may not be granted to a participant in settlement of any award under this plan or its predecessor, the Equity Compensation Plan ("ECP"). The Board is authorized to settle any obligation of the company for cash retainer or fee compensation earned by a non-employee director with one or more awards of shares in lieu.
Performance Measures
The Committee may determine to use as a performance measure under the plan any one or more of, or any combination of, the financial performance measures listed in the plan, including but not limited to stock price, dividends, total shareholder return, earnings per share, market capitalization, credit quality, service quality, market share, customer retention, efficiency ratio, liquidity, or strategic business objectives. Any such performance measure may be for the company or any subsidiary, operating unit, division, line of business, reporting segment, department, team, business unit, or the like. Any such performance measures may provide for adjustment to include or exclude actual or hypothetical items or amounts and may provide for artificial increase or decrease by amounts or percentages selected by the Committee. The term “performance measure” includes any component or any combination of components of any such measure; examples include Common Equity Tier 1 regulatory capital, tangible common equity, tax expense, non-recurring expenses, provision expense, pre-tax noninterest income in a particular business segment, wealth management revenue, and tangible assets. The

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term “performance measure” also means any non-financial or other performance criteria established by the Committee, including any personal plan goal. Without limiting the generality of the foregoing, “non-financial” performance criteria may include measures related to environmental, social, or governance achievements.
Non-Employee Director Awards
Subject to certain limitations, the Board may provide that all or a portion of a non-employee director’s annual retainer and/or meeting fees, or other forms of compensation, be payable (either automatically or at the election of a non-employee director) in the form of options, SARs, restricted stock, restricted stock units, restricted cash units, or shares in lieu. The Board may determine the terms and conditions of any such awards, including the terms and conditions which apply upon a termination of the non-employee director’s service as a member of the Board, and has full power and authority in its discretion to administer such awards, subject to the terms of the plan and applicable law. The Board may exercise this authority episodically, periodically, by standing resolution, by policy, and in any other legal manner. The grant date of any award to a non-employee director will be determined by the Board or in accordance with Board policy governing director compensation.
Annual Incentive Plan Coordination
The Committee may coordinate any annual cash incentive plan, program, or determination with the grant of awards, consistent with the terms and limitations of the plan. An award granted in connection with an annual incentive must comply with all requirements of the plan applicable that award type.
Limits on Award Grants; Adjustments
The plan imposes the following limitations on award grants, all of which are subject to adjustment as described below:
Overall
The maximum number of shares which may be issued with respect to awards shall be 27,000,000, plus any shares underlying awards granted under the ECP prior to the plan’s inception which expire or are canceled, forfeited, settled in cash, or otherwise terminated without delivery of shares to the ECP participant.
Shares in Lieu
Of the 27,000,000 maximum overall amount, the maximum number of shares which may be issued as awards of shares in lieu is 1,350,000 shares.
Substitute Awards
The maximum number of shares which may be granted solely in assumption of, or in substitution for, outstanding awards previously granted by a person acquired by the company through merger, purchase, or otherwise, or with which the company or one of its subsidiaries combines, is 1,350,000.
Non-Employee Director Limits
Full-Value. The maximum aggregate dollar value of full-value awards which may be granted in any calendar year to any non-employee director is $500,000.
Options & SARS. The maximum aggregate dollar value of shares underlying options and/or SARs which may be granted in any calendar year to any non-employee director is $250,000.
Savings Clause. If a non-employee director limit is or might be violated by the grant of a performance award, that award is not invalidated. However, after all final performance determinations are made, if the award still violates a limit, the final number of shares, units, or dollars, as applicable, will be reduced to the minimum extent possible consistent with the plan’s limits, and the excess shares, units, or dollars will be cancelled and treated as if they never had been granted.
Re-Usage if Award Shares Are Not Paid
In general. If any shares covered by an award granted under the plan, or to which such an award relates, are forfeited, or if an award denominated in shares is settled for cash or terminates, expires unexercised, or is canceled for any reason without the delivery of shares, then the shares covered by such award or to which such award relates, or the number of shares otherwise counted against the aggregate number of shares which may be issued with respect to awards, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, will again become shares which may be issued with respect to awards.
Option & SAR Re-Usage Limited. In connection with any option or SAR award, none of the following will result in any shares being added back to any of the above limits: (a) the withholding of shares by the company for tax liabilities; (b) the delivery of shares (actual or deemed) by the award holder to pay an exercise price or tax liabilities; or (c) in the case of exercised SARs, the delivery of shares to the participant in an amount less than the nominal number of shares covered by the SAR award.
No Tax Withholding Re-Usage. The Committee’s long-standing practice is to require withholding of shares to cover taxes when a full-value award vests. No shares withheld or reacquired by the company from the participant for tax liabilities caused by vesting, exercise, or other taxable event relating to awards will be added back to any of the above limits.
Dividend Reinvestment. Shares credited or paid in connection with a dividend reinvestment feature will in most cases not be counted against any of above limits.

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Adjustments
The number of shares of our common stock available for awards, the number of shares that may be subject to awards granted to any one participant in any period, the number of shares covered by each outstanding award, and the price per share covered by each outstanding award which uses a price shall be proportionately adjusted for any increase or decrease in the number of issued shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued shares effected without receipt of consideration by First Horizon or to reflect any distributions to holders of shares other than regular cash dividends. However, in general no issuance by First Horizon of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to an award. After any such adjustment, the number of shares subject to each outstanding award may be rounded down to the nearest whole number of shares or to the nearest fraction of a whole share specified by the Committee, all as the Committee may determine from time to time. The Committee is authorized to make adjustments in the terms and conditions of the securities covered by, and the criteria included in, outstanding awards in recognition of unusual or nonrecurring events affecting the company, any subsidiary, or the financial statements of the company or any subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to the plan or whenever the Committee, in its sole discretion, determines that such adjustments are necessary and appropriate in order to prevent or substantially mitigate dilution or enlargement of the benefits or potential benefits intended to be made available under the plan.
On February 23, 2024, the closing price of the common stock on the New York Stock Exchange was $14.06 per share.
Termination of Service, Forfeiture and Clawback
General Service Requirement
Each award (other than shares in lieu) and all rights of the participant to the award terminate, without further obligation on the part of the company, unless the participant remains in continuous employment for the entire period during which service is required.
Termination
The Committee generally has complete discretion to determine the terms and conditions that apply to any award upon death, disability, retirement, or other termination of service. After grant, the Committee has the full power and authority to reduce or waive, in whole or part, conditions and requirements of an award related to employment or a termination of service. The Committee may require concessions or agreements by the participant in exchange for such waivers. If management or the Committee approves the terms and conditions of retirement of a participant, management or the committee may provide, as a retirement benefit, continued vesting treatment for any or all awards held by the participant at retirement.
Service and Termination of Non-Employee Directors
With respect to awards to non-employee directors, the Board has complete discretion to determine the service requirements of any award, and the terms and conditions that will apply to any award upon death, disability, retirement, or other termination of service.
Plan, Awards, & Clawback Policies
Awards are subject to forfeiture prior to vesting or exercise, and to recovery or reimbursement of paid or delivered cash, shares, or other benefits (“clawback”), to the extent provided in the plan, applicable award document, plan procedures, or the company’s clawback policies. The plan, the clawback policies, or an award may provide for forfeiture or clawback based on, or triggered by, a restatement or other correction of financial results used to determine the amount granted or paid for the award. In such cases forfeiture or clawback may be absolute, or the amount paid may be merely re-determined based on corrected information.
Forfeiture and Reimbursement in the Context of Misconduct
The company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any performance award held by any participant, and/or the reimbursement by any participant to the company of all or any portion of any performance award paid to the participant, for any performance award where the Board or the Committee concludes in good faith that the participant engaged in fraud or other intentional, knowing, or willful misconduct in connection with the performance of his or her duties as an officer or associate of the company or of any of its subsidiaries. The company’s right to seek forfeiture or reimbursement will expire if not asserted within three years after the award is paid. For this purpose an assertion of rights need only reflect that the company is commencing or has commenced a review of possible misconduct by the participant. Any of the Board, the Committee, the chair of the Committee, the Chairman of the Board, or the Chief Executive Officer, acting singly based on any good faith suspicion that the conditions above might be met, may

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halt and suspend payment of any performance award (including payment of any amount delayed or deferred in connection with any performance award and any earnings thereon or proceeds thereof) until the Board, the Committee, or the Committee’s delegate has investigated, considered, and acted upon the matter hereunder. Any such suspension will be without interest owed to the participant if it is later determined that any payment should be made to the participant.
Change in Control
Lapse of Restrictions Generally
Upon a participant’s qualifying termination following a change in control, all outstanding awards of that participant will vest, become immediately exercisable or payable, and have all restrictions lifted, as the case may be. Awards may not vest, and the Committee may not provide in an award document that the vesting of an award is accelerated, solely because a change in control occurs.
Failure to Assume or Replace
If the Board or Committee in good faith expects a change in control transaction to occur in which a successor would not be bound by this plan, if the company has been unable to comply with the relevant plan provisions, and if any awards are expected to remain outstanding under the plan immediately after consummation of such transaction, then, whether or not qualifying terminations of the award holders have occurred or are expected to occur, each such outstanding award will be canceled and paid in cash not later than the close of business on the second business day immediately preceding the expected consummation of the transaction. For each performance award, the provisions of the plan will be applied by assuming performance at the target level, if any is specified in the award, and, if no target is specified as such, at the nominal or 100% level specified in the award. These provisions of the plan will not apply if no awards are expected to remain outstanding because, for example, the successor is expected to replace all such awards with comparable awards under the successor’s award programs. If the Board or Committee expect a successor to replace some outstanding awards but not all of them, these plan provisions will apply only to the awards not expected to be replaced.
Performance Awards
Generally, upon a qualifying termination following a change in control, for each performance award the performance goals and any other performance-related conditions will be deemed met at the target level, if any is specified in the award, or, if no target is specified as such, at the nominal or 100% level specified in the award. In connection with any change in control, as to each performance award held by each participant where a qualifying termination does not occur upon or shortly after that event, the Committee must determine whether or not performance relative to the performance goals of outstanding performance awards reasonably can be measured at the end of the respective performance periods. If the Committee determines that such performance cannot reasonably be measured after the change in control occurs (referred to as a “substantial change in control”), then for each affected performance award the performance goals and any other performance-related conditions will be deemed met at the target level, if any is specified in the award, or, if no target is specified as such, at the nominal or 100% level specified in the award. A substantial change in control is deemed to have occurred, without determination by the Committee, if the company’s shares no longer are outstanding or listed on a national securities exchange or quotation system. Continuing-service conditions, and any other non-performance requirements, will not be affected by a substantial change in control absent a qualifying termination. These provisions are not intended to limit the Committee’s authority and discretion to adjust performance awards following any merger or other significant corporate event, whether or not a change in control occurs.
Options and SARs
Generally, the Board or Committee may require that all or specified groups of option and SAR awards outstanding when a substantial change in control occurs be canceled at that time or as a consequence of that event. For any such award that is canceled the participant will be entitled to a cash payment of not less than the amount computed by subtracting the option price or base price (as applicable) per share from the fair value of the consideration to be received per share by the company’s common shareholders in connection with the substantial change in control transaction. In such case the Board or Committee may determine, in its discretion in good faith, the fair value of such consideration. Option and SAR awards which have a negative value, as so measured, may be canceled without payment.
Retirement
Upon a qualifying termination following a change in control, to the extent an award document or the plan procedures provide that retirement benefits or treatment apply only upon discretionary approval, such approval will generally be deemed given and, to the extent that such retirement benefits or treatment may be determined or varied in a discretionary manner, the standard or typical benefits or treatment will be deemed approved. For this purpose, standard or typical benefits or treatment will be determined by reference to the award document and/or plan procedures or, if no such benefits or treatment is there specified, to the most recent participant retirement approved by the Committee or its delegate prior to the

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change in control which did not involve termination for cause or other misconduct.
Change in Control Transaction Agreement May Override
The terms of the merger or other agreement governing a change in control, once approved by the Board and the company’s shareholders, may allow, authorize, encourage, or require acceleration, settlement (cancellation with cash payment), substitution, or other treatment of outstanding awards.
Section 409A Compliance
If the payment of shares, cash, or otherwise related to an award following a change in control constitutes the payment of deferred compensation subject to Section 409A of the Internal Revenue Code, and if the timing or form of that payment is changed as a result of that change in control, then no such change in the timing or form of payment may occur unless the event that constitutes a change in control as defined in the plan is also a “change in control event” as defined in Section 409A (including its regulations). If such change in control event is not a “change in control event,” then the Committee may determine to adjust the timing or form of payment in order to avoid becoming subject to Section 409A or in order to comply with Section 409A, even if such adjustment is inconsistent with other provisions of the plan or an award document.
Plan Termination and Amendment
Termination of Authority for New Awards
No new awards may be granted under the plan after June 30, 2031. The authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate an award or to waive any conditions or rights under any such award will generally continue after the authority for grant of new awards hereunder has expired or been exhausted.
Termination, Suspension, or Amendment of the Plan
The Board may amend, alter, modify, suspend, discontinue, or terminate the plan or any portion thereof at any time, except that the Board may not amend the plan in violation of law; the Board generally may not enlarge the share or dollar limitations in the plan without the approval of the company’s common shareholders, other than making adjustments as described in the plan; no amendment, alteration, modification, suspension, discontinuation or termination may materially and adversely affect any right acquired by any participant under the terms of an award granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless the participant consents; and no amendment of the plan may be interpreted or administered in a manner that would fail to comply with Section 409A of the Internal Revenue Code unless expressly determined otherwise by the Board.
Termination, Suspension, or Amendment of Awards
The Committee generally may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any award theretofore granted, prospectively or retroactively. No such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination of an outstanding award that would materially and adversely affect the rights of the participant will be effective without the consent of the participant.
Federal Income Tax Consequences
The following is a summary of the current federal income tax treatment related to awards under the plan. This summary is not intended to, and does not, provide or supplement tax advice to participants. Participants in the plan are advised to consult with their own independent tax advisors with respect to the specific tax consequences that, in light of their particular circumstances, might arise in connection with their receipt of any awards under the plan, including any state or local tax consequences and the effect, if any, of gift, estate and inheritance taxes.
Options
No taxable income is realized by a participant upon the grant of an option under the plan. Upon exercise of an option granted under the plan, the participant would include in ordinary income an amount equal to the excess, if any, of the fair market value of the shares of common stock issued to the participant pursuant to such exercise at the time of exercise over the purchase price. First Horizon would be entitled to a deduction on exercise of the option for the amount includible in the participant’s income.
Restricted Stock
No taxable income is realized by a participant upon the award of restricted common stock. Prior to the lapse of restrictions on such shares, any dividends received on such shares will be treated as ordinary compensation income. Upon the lapse of restrictions, the participant would include in ordinary income the amount of the fair market value of the shares of common stock at the time the restrictions lapse. First Horizon would be entitled to a federal income tax deduction for the year in which the participant realizes ordinary income with respect to the

56	2024 PROXY STATEMENT

VOTE ITEM 3—APPROVAL OF AMENDMENT TO 2021 INCENTIVE PLAN
restricted common stock in an amount equal to such income.
Section 83(b) of the Internal Revenue Code allows participants to make an election (an “83(b) election”) within 30 days after receipt of restricted common stock to take into income in the year the restricted common stock is transferred by First Horizon to such participant an amount equal to the fair market value of the restricted common stock on the date of such transfer (as if the restricted stock were unrestricted). If such election is made, the participant (i) will have no taxable income at the time the restrictions actually lapse, (ii) will have a capital gains holding period beginning on the transfer date and (iii) will have dividend income with respect to any dividends received on such shares. If the restricted common stock subject to the 83(b) election is subsequently forfeited, the participant is not entitled to a deduction or tax refund. First Horizon’s long-standing practice has been to prohibit participants from making 83(b) elections.
Any appreciation or depreciation in such shares from the time the restrictions lapse (or the effective date of the 83(b) election, if made) to their subsequent disposition should be taxed as a short-term or long-term gain or loss, as the case may be.
Restricted Stock Units and Restricted Cash Units
No taxable income will be realized by a participant upon the grant of restricted stock units or restricted cash units and no taxable income will be realized at the times the units vest. At the time payment is made with respect to units granted under the plan, the participant will realize ordinary income in an amount equal to the cash received or the fair market value of the shares of common stock received. First Horizon would be entitled to a deduction at the time of payment in an amount equal to such income.
Stock Appreciation Rights
A participant does not recognize ordinary income upon the receipt of a stock appreciation right under the plan. Upon exercise of the SAR and receipt of cash or unrestricted stock, the participant would recognize ordinary income in an amount equal to the payment received or the fair market value of the unrestricted stock. First Horizon would be entitled to a deduction at the time of payment in an amount equal to such income.
Withholding and other Tax Consequences
First Horizon will generally be required to withhold income taxes and other payroll taxes at the time that a participant recognizes ordinary income regardless of whether the participant receives payment in cash or in stock. First Horizon may in its discretion allow or require withholding taxes to be paid out of stock to be delivered pursuant to an award.
First Horizon intends that all deferred compensation under the plan will comply with the provisions of Section 409A of the Internal Revenue Code and will not be subject to any of the additional taxes imposed by Section 409A. First Horizon will not however be liable to a participant for any adverse tax consequences in connection with an award.
Plan Benefits
No outstanding awards are subject to approval of this vote item by shareholders. Future benefits to our executive officers, directors and associates under the plan are not currently determinable.

The Board of Directors unanimously recommends that
shareholders vote FOR the approval of the amendment to the 2021 Incentive Plan under vote item 3.

57	2024 PROXY STATEMENT

VOTE ITEM 3—APPROVAL OF AMENDMENT TO 2021 INCENTIVE PLAN
Equity Compensation Plan Information
The table below provides information as of December 31, 2023, regarding shares of our common stock that may be issued under the following plans:
•2021 Incentive Plan ("2021 Plan")
•Equity Compensation Plan (“ECP”)
•IBERIABANK Corporation 2019 Stock Incentive Plan ("SIP")
•1997 Employee Stock Option Plan (“1997 Plan”)
•2002 Bank Director and Advisory Board Member Deferral Plan (“Advisory Board Plan”)
•2000 Non-employee Directors’ Deferred Compensation Stock Option Plan (“2000 Directors’ Plan”)
•The following IBERIABANK Corporation plans (together with the SIP, the “IBKC Plans”): 2016 Stock Incentive Plan; Amended and Restated 2010 Stock Incentive Plan; and 2005 Stock Incentive Plan
•The following Capital Bank Financial Corp. plans (“CBF Plans”): Capital Bank Financial Corp. 2013 Omnibus Compensation Plan; North American Financial Holdings 2010 Equity Incentive Plan; and FNB United Corp. 2012 Incentive Plan

EQUITY COMPENSATION PLAN INFORMATION
As of December 31, 2023

	A		B	C
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options (1)		Weighted Average Exercise Price of Outstanding Options (1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in Col. A)
Equity Compensation Plans Approved by Shareholders (2)	1,896,303	(3)	$16.30	4,965,419
Equity Compensation Plans Not Approved by Shareholders (4)	2,665	(4)	$18.24	—	(4)
Totals for A & C, wtd avg for B	1,898,968		$16.31	4,965,419
(1)    The numbers of shares covered by stock options and the related option prices have been adjusted proportionately to reflect the estimated economic effects of dividends distributed in common stock effective October 1, 2008 through January 1, 2011. The cumulative compound adjustment factor related to those dividends is 20.038%.
(2)    Consists of the 2021 Plan, the ECP, the 2000 Directors’ Plans, the IBKC Plans, and the CBF Plans. The 2021 Plan was approved by shareholders in 2021 and remains active. The number of shares in Column C is entirely under the 2021 Plan; as provided in the 2021 Plan, the Col. C number includes the new/additional shares originally authorized under the 2021 Plan along with shares underlying ECP awards that have been forfeited or cancelled since the 2021 Plan was approved by shareholders, net of shares underlying 2021 Plan awards that are outstanding or have been paid. The ECP initially was approved by shareholders in 2003, most recently was re-approved in 2016, and has terminated. The 2000 Directors’ Plan was approved by shareholders in 2000, and has terminated. The IBKC Plans were approved by IBKC's shareholders in 2005, 2020, 2011, 2014, 2016, and 2019, and all have terminated. FHN and IBKC closed a merger-of-equals transaction in 2020, as a result of which FHN became the plan sponsor for the IBKC Plans and their awards. The CBF Plans were approved by shareholders of CBF or certain other predecessor companies, and all have terminated. FHN merged with CBF in 2017, as a result of which FHN became the plan sponsor for the CBF Plans and their awards. "Terminated" means no new awards may be granted under the plan.
(3)    Consists entirely of outstanding options issued under terminated plans approved by shareholders, 2,028 of which directly or indirectly were issued in connection with non-employee director cash deferrals of approximately $0.04 million.
(4)    Consists of the 1997 Plan and the Advisory Board Plan, both of which have terminated. These outstanding options were issued directly or indirectly in connection with associate and advisory board cash deferrals of approximately $0.05 million.

Only the 2021 Plan permits new awards to be granted; all other plans have terminated. At December 31, 2023, there were no shares issuable upon exercise of outstanding options under the 2021 Plan, and the total number of shares issuable upon exercise of outstanding options under the terminated plans was 1,898,968 shares.
Shares covered by outstanding options are shown in column A of Table 12.1. Outstanding equity awards other than options ("full-value awards"), consisting of unpaid stock units and restricted stock, are not included in any column in that Table. In total, 11,317,704 shares are covered by unpaid full-value awards, all granted under the
2021 Plan, the ECP, or the SIP. Of those, 10,300,419 are covered by unvested awards, and 1,017,285 are covered by awards that have vested but are subject to an unfulfilled mandatory deferral period.
Column C of Table 12.1 presents the total number of shares available for new awards under the 2021 Plan at December 31, 2023, assuming eventual full exercise or vesting of all shares covered by awards outstanding on that date. The 2021 Plan permits the grant of options and full-value awards, as well as stock appreciation rights. Only full-value awards have been granted under the plan.

58	2024 PROXY STATEMENT

VOTE ITEM 3—APPROVAL OF AMENDMENT TO 2021 INCENTIVE PLAN
Of the options outstanding at December 31, 2023 (the total under column A), approximately 0.2% were issued in connection with associate and director cash deferral elections. We received a total of approximately $0.05 million in associate cash deferrals and $0.04 million in non-employee director and advisory board retainer and meeting fee deferrals related to outstanding deferral options. The opportunity to defer portions of compensation in exchange for options has not been offered to associates, directors, or advisory board members since 2004.

Description of Equity Compensation Plans Not Approved by Shareholders
The 1997 Plan
The 1997 Plan was adopted by the Board of Directors in 1996 and terminated in 2007. The 1997 Plan authorized the grant of nonqualified stock options.
Options were granted under the 1997 Plan prior to its termination pursuant to a management option program, covering a wide range of management-level associates. The last management options granted under the 1997 Plan, with seven-year terms, expired in 2014. However, prior to 2005 certain associates could elect to defer a portion of their annual compensation into stock options under the 1997 Plan. Many deferral options had 20-year terms, and they are the only options still outstanding under the 1997 Plan.
All deferral options granted under the 1997 Plan had an exercise price discounted from grant date fair market value: the aggregate exercise price plus the aggregate compensation foregone equaled the aggregate grant date fair market value.
As of December 31, 2023, options covering 2,270 shares of our common stock were outstanding under the 1997 Plan, no shares remained available for future option grants, and options covering 21,111,291 shares had been exercised during the life of the plan. All options outstanding at year-end 2023 expired in January 2024. The 1997 Plan was filed most recently as Exhibit 10.2(d) in our Form 10-Q for the quarter ended June 30, 2009.
The Advisory Board Plan
The Advisory Board Plan was adopted by the Board of Directors in 2001, and terminated in 2005.
Options granted under the Advisory Board Plan were granted only to regional and advisory board members, or to directors of certain bank affiliates, in any case who were not associates. The options were granted in lieu of the participants receiving retainers or attendance fees for bank board and advisory board meetings. The number of shares subject to grant equaled the amount of fees/retainers earned divided by one half of the fair market value of one share of common stock on the date of the option grant. The exercise price plus the amount of fees foregone equaled the fair market value of the stock on the grant date. The options were vested at the grant date. Those granted on or before January 2, 2004 had terms of twenty years, and are the only options still outstanding.
As of December 31, 2023, options covering 395 shares of our common stock were outstanding under the Advisory Board Plan, no shares remained available for future option grants, and options covering 19,544 shares had been exercised during the life of the Plan. All options outstanding at year-end 2023 expired in January 2024. The Advisory Board Plan was filed most recently as Exhibit 10.1(h) to our Form 10-Q for the quarter ended June 30, 2009.

59	2024 PROXY STATEMENT

VOTE ITEM 4—SAY ON PAY
Vote Item 4—Say on Pay

Say on Pay Vote Last Year
At our 2023 annual meeting, the advisory resolution to approve executive compensation, commonly known as “say on pay”—received a FOR vote of 96% of the shares voted.
Alignment of Pay with Performance
We remain committed to the principle of paying our executives based on their performance and the company’s financial and strategic results. Our compensation policies and practices continue to be designed to align the interests of all of our associates, including our executives, with the interests of our shareholders. As always, we seek to attract, retain, incent, and reward individuals who contribute to the long-term success of the company. Key practices linking performance to compensation include significant weighting of pay mix in favor of awards at risk for financial or market performance, meaningful share retention requirements for executives, and correlation of the payouts of financial performance awards with total returns to our shareholders. A detailed discussion of the executive compensation decisions made by the Compensation Committee, including information on the achievement of key performance indicators directly related to goals established for 2023's annual incentive awards, can be found in the Compensation Discussion & Analysis portion of this proxy statement beginning on page 61.
Say on Pay Resolution
Under Section 14A of the Securities Exchange Act, our shareholders are entitled to an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, compensation tables and the related material. This advisory vote, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay program. At the 2023 annual meeting, our shareholders had the opportunity to cast an advisory vote on how frequently we should hold a say on pay vote. The Board recommended and the shareholders approved an annual frequency for the say on pay vote, and the Board subsequently determined that we would in fact conduct a say on pay vote at each annual meeting.
We believe that the information we have provided in the Compensation Discussion & Analysis, the executive compensation tables and the related disclosure contained in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support the long-term success of First Horizon. Accordingly, the Board of Directors unanimously recommends that you vote in favor of the following resolution:

RESOLVED, that the holders of the common stock of First Horizon Corporation (“Company”) approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table of the Company’s proxy statement for the 2024 annual meeting of shareholders as such compensation is disclosed in such proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion & Analysis, the executive compensation tables and the related disclosure contained in the proxy statement.

Because your vote is advisory, it will not be binding upon the Board, and the vote on this item will not be construed as overruling a Board decision or as creating or implying any additional fiduciary duty on the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that
shareholders vote FOR vote item 4.

60	2024 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Compensation Discussion & Analysis

CD&A Selected Contents
The Compensation Committee of the Board oversees compensation for executives, as discussed under Compensation Committee beginning on page 23 of this proxy statem ent. This CD&A section discusses and analyzes executive compensation decisions made by the Committee related to 2023. Several technical terms are used in this section. A glossary is provided on page 66.
This CD&A section, along with the two compensation sections that follow, focuses on the compensation of five executives plus one former executive. These five are our “Named Executive Officers” or “NEOs” for 2023:
Table CDA.1
2023 NEOs

Name	Position
D. Bryan Jordan	Chairman of the Board, President, and Chief Executive Officer
Hope Dmuchowski	Senior Executive Vice President—Chief Financial Officer
Anthony J. Restel	President—Regional Banking
David T. Popwell	President—Specialty Banking
Tammy S. LoCascio	Senior Executive Vice President—Chief Operating Officer

CD&A Executive Summary
Key Events Shaping 2023 Pay
TD Acquisition & Banking Industry Events
In February 2022, shortly after completing systems integration work related to our 2020 merger of equals with IBERIABANK Corporation ("IBKC"), First Horizon entered into a merger agreement with The Toronto-Dominion Bank ("TD") pursuant to which TD agreed to acquire First Horizon in an all-cash transaction for $25 per share, with a modest price escalator if the transaction closed later than November 2022. The TD acquisition was still pending when regular annual executive compensation decisions were made in January 2023. The TD merger agreement required us to freeze salaries and other 2023 executive pay components at 2022 levels, which we did. When the 2023 stock awards were granted, our acquisition-driven stock price was $24.63 per share.
TD made its own post-acquisition arrangements with certain members of our executive team. We included the rest in a large company-wide retention program. Under that program, in January 2023, we granted certain of the NEOs significant restricted cash unit ("RCU") awards. Each fixed-dollar award was to vest in two years (approximately when systems integration would be completed by TD), or sooner if the executive was discharged by TD after the acquisition.
In late February 2023, TD informed us, and we reported, that obtaining regulatory approval of the acquisition would be delayed. Our stock price fell 11% on that news.
Over the weekend of March 11, the FDIC closed two large regional banks that had experienced a run on their deposits. Nearly all U.S. bank stocks were down significantly on Monday, March 13, a few by more than 75%, as speculation circulated about deposit stability at certain U.S. banks in particular, and at regional banks in general. Although still supported by the pending acquisition, our stock closed at $16.04 that day.
U.S. regional bank stocks, including First Horizon common, recovered modestly and became less volatile in April. However, on May 1, 2023, the FDIC closed a third large regional bank after a slower but extended run on its deposits. Substantial stock price volatility resumed when this failure was announced. Most regional bank stocks fell significantly. Our stock fell 14%, to $15.05, by May 3.

61	2024 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Around the time of the third bank closure, TD informed us that it would be unable to obtain regulatory approval on a timely basis. On May 4, 2023, after negotiating with TD, we announced that the acquisition agreement had been mutually terminated by the parties. In connection with the termination, TD agreed to pay us a significant cash termination/settlement amount which appreciably bolstered our earnings and regulatory capital. Moreover, TD previously had purchased a special series of preferred stock which, by its terms, was to be converted in June into more than 4% of our outstanding common shares at a conversion price of $25 per common share. The conversion further enhanced our regulatory capital. Nevertheless, our stock price closed on May 4 at $10.06 per share, a 33% one-day drop.
Critical Retention Problem
Our stock price on May 4 was 59% lower than when the 2023 annual stock awards had been granted in January, and 44% below the 2022 (pre-TD) grant value. That drop substantially weakened the retention value of all outstanding long-term awards other than the executive RCUs. Those RCUs, however, had significant deficiencies: they were granted only to a limited number of executives and their vesting date targeted TD's expected completion of TD-FHN systems integration. Significant portions of the company-wide program below the executive level had similar disconnects from our post-TD needs.
Our Retention and Other Responses
Retention Program Revisions. On Friday and Saturday, May 5-6, the Compensation Committee re-wrote the company-wide retention program.
For the executive team, all TD-acquisition RCUs were canceled, and all NEOs except Mr. Jordan received new RCUs with a three-year vesting period. The new RCUs also had a performance feature: an extra 5%, up to a maximum of 25% of target, will be paid for each $1 that our stock price, at vesting, exceeds the base price ($10.58 per share). The Committee viewed this action as critical given the rapid erosion of the retention value of outstanding stock awards coupled with the sudden absence of the retention packages that TD had negotiated with some executives.
Below the executive level, the Committee generally canceled long-term awards granted in the program and replaced them with cash payments and new RCUs. Unlike the executive team, large numbers of employees received "something now" to acknowledge keeping the company's business on track despite distractions from TD, interest rate increases, and the 2023 banking crisis, and "something later" to shore up retention gaps caused by the large stock value drop.
Deposit Campaign. Starting in May, we launched an aggressive campaign to increase deposits, both from existing clients and from new-to-bank clients. The campaign worked, increasing our deposits (net) in the second and third quarters of 2023 by a total of $5.6 billion, allowing us to greatly reduce non-deposit funding (borrowing).
Other Marketing Initiatives. As a key follow-up to our deposit campaign, we launched "promo-to-primacy," focused on converting new-to-bank deposit customers into regular ones, with a special focus on the transition from promotional to regular rates. Other initiatives undertaken since May include client experience and "First Horizon 360" enhancements; omnichannel delivery enhancements; and new-to-bank checking account offers. In all, marketing expense in the second and third quarters of 2023 increased by 50% compared to 2022.
Investor Day. On June 6, a month after termination, we held our first investor day event since the IBERIABANK merger of equals closed in 2020. It was also our first non-merger analyst conference in 17 months. The event re-introduced us to the market, focusing on results achieved since the merger of equals had closed in relation to goals we announced in 2019 and 2020. In light of the banking crisis, we also provided significant detail regarding our loans, loan mix, loan commitments, deposits, deposit mix, early results from our deposit campaign, our funding situation, and our capital position. In light of the disruption often associated with merger transactions, we also provided updates on our employment and retention experience in 2022 and 2023.
Stock Purchases & Capital. Due to the substantial uncertainties in the banking industry and among regional bank investors, we suspended our stock purchase program in the aftermath of the TD termination even though our capital position was among the strongest in the industry and even though our stock price often was below tangible book value per share. Our stable capital position supported loan growth in 2023.
CEO Employment Agreement. On August 3, 2023, we announced an agreement, approved by our Board of Directors, under which Mr. Jordan, age 61 at that time, would remain employed as our CEO for the next five years. All major compensation components for him are impacted by the agreement. See Jordan Employment Agreement beginning on page 88 for additional information.
Performance Highlights in 2023
Key 2023 performance results include:
•The TD termination settlement paid to us in second quarter was $225 million, an amount equal to our total quarterly pretax earnings from a year earlier.
•We grew our loan portfolio in 2023 despite major distractions from the TD transaction, higher interest

62	2024 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)
rates, and the banking crisis. Total period-end net loans increased 5% in 2023.
•Loan losses rose from 2022's very low levels but, except for one idiosyncratic commercial loan, remained below long-term norms. Credit quality remained strong.
•The 2023 deposit campaign worked, with total year-end deposits increasing 4%. Deposit costs rose significantly. However, increased deposits allowed us to reduce borrowings and related expense.
•On balance, key lending/funding metrics showed solid improvement. In 2023, our net interest income grew 6% compared with 2022, while our net interest margin improved to 3.42% from 3.10% in 2022.
However, overall results were below budget for 2023, driven significantly by higher than expected deposit interest costs.
•Market conditions, especially higher interest rates all year and a pronounced yield curve inversion the entire year, resulted in very subdued results from our bond trading and mortgage-related businesses.
•Our common equity tier 1 ratio, a core measure of regulatory capital, improved 12% in 2023.
•Our associate retention rate in 2023 was over 90%.
•Our client retention rate in 2023 was over 90%, and our median client tenure at year-end was 9 years.

Pay & Performance Alignment
First Horizon’s compensation policies and practices are designed to align the interests of our executives with those of our shareholders. We seek to attract, retain, incent, and reward individuals who contribute to our long-term success. Key practices linking performance to compensation include:
•Significant weighting of pay mix in favor of performance-based pay and equity-based compensation. 61% of the CEO's total direct compensation was at risk for financial performance in 2023, and 85% was at risk for financial or market performance.
•Meaningful share retention requirement. Our stock ownership guidelines extend the effective time horizon of our stock awards substantially, requiring executives to hold 50% of net after-tax shares realized from stock awards until retirement after multiple-of-salary minimum ownership levels are attained (increasing to a 75% retention requirement if an executive holds less than the minimum ownership level).
Financial performance goals established in January 2023 were focused on business-as-usual metrics that management could control and that are meaningful to shareholders' long-term interests in stock value. Specifically:
Table CDA.2
2023 Financial Performance Metrics

2023 Annual Cash Incentive	•Adjusted Pretax Earnings (PTE) – target payout at budget performance; threshold at 75% of budget, maximum at 125% of budget
2023 Annual PSU Long-Term Incen-tive Award	•ROTCE Rank – target payout at median performance vs KRX index banks over 3-yr period •TSR-rank modifier – ROTCE outcome adjusted based on TSR rank vs KRX banks over 3 yrs
Our strong alignment of pay with performance and shareholder interests is discussed further in Financial Performance Related to Incentives and in CEO Pay & Performance, which immediately follow.
Financial Performance Related to Incentives
Annual Incentive for 2023
The key performance indicator for 2023's annual incentive was pretax earnings (PTE), adjusted to exclude merger and certain other expenses and gains. Results are summarized in Table CDA.3.
Table CDA.3
KPI for 2023 Annual Incentive

KPI	Budget/Goal	Achieved
Adj'd PTE*	$1,507 million	$1,028 million
Fully Adj'd PTE**	$1,507 million	$1,319 million
*    Adjusted to exclude merger expenses and gains, non-strategic results, and certain other amounts.
**    Further adjusted as determined by the Committee. See Annual Cash Incentive starting on page 68.
PTE results were below budget for several reasons related to the interest rate environment, the banking crisis, and

63	2024 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)
the termination of our planned TD transaction. Quantitative discretionary adjustments brought the corporate rating to 75%, and further non-quantitative adjustments resulted in a final corporate rating of 85%. These actions and their outcomes are explained in more detail in Annual Cash Incentive beginning on page 68.
PSUs Vested in 2023
The most recent performance stock units to vest were granted in 2020 and vested in May 2023. The primary performance goal was our return on tangible common equity (ROTCE) averaged over the three years 2020-2022, ranked against the ROTCEs of the fifty banks in the KRX regional bank index over the same period. The ROTCE outcome, shown in Table CDA.4, was adjusted based on total shareholder return achieved over three years (March 2020 to March 2023) ranked against the TSRs of the KRX banks.
Table CDA.4
KPIs for 2020 PSUs

KPI	KRX Median	FHN Achieved
Average ROTCE over the period 2020-2022	ROTCE = 13.68%	ROTCE* = 18.67%
	Rank = 25th	Rank = 2nd
Perf. = 150%
TSR over the period 3/15/2020 to 3/15/2023	TSR = 24%	TSR = 77%
	Rank = 25th	Rank = 4th
Perf. = 125%
Overall Performance		187.5%
*    As provided in the original grant terms, FHN's ROTCE was adjusted to exclude merger expenses and gains, changes in accounting standards, and certain other amounts. No discretionary adjustments were made or allowed.
CEO Pay & Performance
Overview
Early each year, the CEO develops a personal plan that contains financial and strategic goals aligned with the Board-approved company plan for the year. The CEO submits that personal plan to the Committee for review and approval. The Board of Directors also reviews his personal plan. After the end of each year, the Committee reviews the CEO’s achievement of plan objectives.
The Compensation Committee considered Mr. Jordan’s significant contributions to our financial results and competitive position when making decisions about his pay for 2023. In each of the past five years, Mr. Jordan has met or exceeded his personal goals. He continues to provide consistent, critical leadership.
Mr. Jordan’s leadership is known throughout the industry. He is a member of the HOPE Global board of advisors and the governing board of Operation HOPE (which strives to provide banking services to financially or socially disadvantaged persons). He has been named CEO of the Year by Inside Memphis Business, has been featured as a top-ten CEO in American Banker, and has served as President of the Federal Reserve Board’s Federal Advisory Council, a director of the Federal Reserve Bank of St. Louis, a board member of the American Bankers Association and of the Tennessee Bankers Association, a board member of the Bank Policy Institute, and an executive committee member of the Mid-Size Bank Coalition of America. These associations and recognitions, as well as others outside of banking, reflect well on our company and enhance Mr. Jordan’s connections to the financial services community.
CEO Pay At Risk for Performance
Of the CEO's 2023 total direct compensation as in effect before his employment agreement changed his salary and annual incentive target in August, 60% was at risk for market performance of our common stock, and 61% was at risk for financial performance of the company. Combined, 85% of the CEO's TDC was at risk for market or financial performance, or for both, as illustrated in this chart:
CEO Pay Mix
Before Employment Agreement (2023)

64	2024 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Executive Compensation Changes in 2023
As mentioned above, our merger agreement with TD prevented any changes in executive salaries for 2023 or in the other components of total direct compensation. Also as discussed above, after the TD acquisition was terminated, the Compensation Committee determined that making one-time retention awards was more critical than making adjustments in annual compensation levels. Mr. Jordan was excluded from that retention award program.
In August, the Board approved a five-year employment with Mr. Jordan. As discussed in Jordan Employment Agreement beginning on page 88, Mr. Jordan's salary rate (starting August 2023) and annual incentive target (retroactive to all of 2023) were increased 6% by his employment agreement to align with updated market benchmarks. Those changes will continue into 2024, along with a higher target level (450% of salary, up from 400%) for long-term awards, resulting in an overall total direct compensation increase of 13% compared to 2022 and early 2023.
Based on his employment agreement, of Mr. Jordan's 2024 total direct compensation, 64% (up 4%) will be at risk for market performance of our common stock, and 61%
will remain at risk for financial performance of the company. Combined, 86% of his TDC will be at risk for market or financial performance, or for both, as illustrated in this chart:
CEO Pay Mix
After Employment Agreement is
Fully Implemented (2024)
Say on Pay Vote History
Each year, we present to our shareholders an advisory resolution to approve executive compensation. This is commonly known as “say on pay.” We ask our shareholders to approve, on an advisory basis, our executive compensation programs. Table CDA.6 shows that for each of the past five years, our FOR vote has exceeded 90%:
Table CDA.5
Recent Say on Pay Outcomes

Year	FOR Vote
2019	97%
2020	94%
2021	97%
2022	94%
2023	96%

Shareholder Outreach
We are committed to enhancing our corporate governance outreach to engage with, and solicit feedback from, external stakeholders.
In June 2023, a month after termination of the TD transaction, we held our first investor day event in many years. The event re-introduced us to the market, focusing on results achieved since our IBKC merger-of-equals in relation to goals we announced before that transaction closed. In light of the March and May 2023 banking crisis, we also provided significant detail regarding our loans, loan mix, loan commitments, deposits, deposit mix, early results from our deposit campaign, our funding situation, our capital position, and our employment and retention experience in 2022 and 2023.
Early in 2024, senior management and three non-employee directors—Messrs. Compton, Maples, and Reed—met with a large (greater than 5%) institutional shareholder. As mentioned above, Mr. Compton chairs the Board's Nominating and Corporate Governance Committee, Mr. Maples chairs the Board's Compensation Committee, and Mr. Reed is our Lead Director. We discussed corporate governance (metrics, practices, and the like), recent financial and operating results, risk

65	2024 PROXY STATEMENT

COMPENSATION DISCUSSION & ANALYSIS (CD&A)
management organization and practices, and related topics.
Best Practice Policies
Our programs are designed to align with industry best practices, as illustrated in Table CDA.6.
Table CDA.6
Best Practice Policies

	Practices We Employ Include		Practices We Avoid or Prohibit Include
✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓
Majority of executive pay is performance-based (at-risk)
All executive long-term incentives are stock-based and aligned with shareholder interests
Incentive measures reflect outcomes that our executives control and that we believe drive shareholder value
Performance measures emphasize controllable outcomes for which management is accountable
Committee uses an independent compensation consultant
Stock ownership guidelines require holding 50% of after-tax vested stock awards during career with the company, rising to 75% if multiple-of-salary minimum stock ownership levels are not met
Change in control features and plans include double-trigger (CIC event plus qualifying termination)
Clawbacks are mandated for certain restatements of financial results or if executive engages in misconduct or fraud
✗ ✗ ✗ ✗ ✗ ✗ ✗
NO tax gross-up features*
NO stock option repricings
NO discount-priced stock options
NO single-trigger change in control plans, awards, or agreements
NO dividends paid on long-term incentive awards until vesting; failure to vest means no dividends
NO employment agreements*
NO hedging transactions allowed in First Horizon stock (e.g., no trading derivatives, no taking short positions, no hedging long positions)

*    Although we do not generally have employment agreements with our executives, we entered into a five-year employment agreement with Mr. Jordan in 2023, when he was 61 years old. As part of his new employment arrangement, Mr. Jordan gave up a tax gross-up feature he had under a legacy change in control arrangement. See Jordan Employment Agreement beginning on page 88 for additional information.

Direct Compensation Components Overview
The major components of executive compensation in 2023 consisted of cash salary, annual cash incentive, and annual long-term incentive (LTI) awards. Regular annual LTI awards for executives in 2023 consisted of PSUs and RSUs.
Table CDA.7 presents an overview of the total direct compensation components for our executives.
Table CDA.7
Direct Compensation Components in 2023

Component	Primary Purpose	Key Features
Cash salary	To provide competitive baseline compensation to attract and retain executive talent.	Salaries are determined based on prevailing market levels with adjustments for individual factors such as performance, experience, skills, and tenure.
Annual cash incentive	To motivate and reward executives for achieving and exceeding annual performance goals, both company-wide and individual, that support our business strategies.
Key metrics were earnings and merger integration coupled with several other factors, including earnings quality, efficiency, risk management, and individual performance. See Annual Cash Incentive starting on page 68 for details.

Annual LTI awards: PSUs and RSUs	To motivate and reward long-term performance by providing performance and service-vested, equity-based, long-term incentives that reward achievement of specific corporate goals, provide a retention incentive, and promote alignment with shareholders’ interests.
PSUs vest based on pre-defined three-year goals relative to an industry index, modified by our TSR ranking within that index over the same period. RSUs vest after three years and are paid in shares of stock. See Long-Term Incentive Awards starting on page 71 for details.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
CD&A Glossary
NEO    Executive officer named in this CD&A
TDC    Total direct compensation (salary, annual cash incentive, & annual long-term incentive awards)
EBP    Executive Bonus Plan
IP    2021 Incentive Plan (long-term incentive awards starting April 2021)
PSU    Performance stock unit award
RSU    Restricted stock unit award; variations include ARSU (regular annual award), BRSU (award granted in lieu of annual cash incentive), and RRSU (targeted retention or other special award)
LTI    Long-term incentive
RCU    Restricted cash award
Full-value award    Any long-term award other than stock options
CIC    Change in control
IBKC    IBERIABANK Corporation
TD    The Toronto-Dominion Bank
TD acquisition    The proposed acquisition of First Horizon by TD, agreed to in February 2022 and terminated in May 2023
KPI    Key performance indicator
PPNR    Pre-provision net revenues
ROA    Return on average assets
ROE    Return on average equity
ROCE    Return on average common equity
ROTCE    Return on average tangible common equity
TSR    Total shareholder return
EPS    Earnings per share
GAAP     Generally accepted accounting principles

Pay Components & Decisions
Total Direct Compensation (TDC)
The Committee’s goals are to align target total direct compensation of executives with peer medians, recognizing that individual packages may be higher or lower at any particular time based on individual factors including performance, experience, skills, tenure, and retention needs (see Peer Group & Market Benchmarking beginning on page 73 below).
Salary
Salary is the foundation for all major components of direct compensation: the size of each incentive is a percentage of base salary (see Incentive Mix immediately below). Early each year the Compensation Committee reviews the salaries of the CEO and other executives, considering market data, competitive practices within the industry and the company’s performance.
Executive salary rates early in 2023 were unchanged, as required by our then-pending merger agreement with TD. Mr. Jordan's salary rate was increased under his employment agreement signed in August, as discussed beginning on page 88. NEO salaries in 2023 are summarized in Table CDA.8.
Table CDA.8
NEO Salaries 2023

NEO	Annual Rate	Change %
Mr. Jordan (pre-agmt)*	1,060,900	—%
Mr. Jordan (post-agmt)*	1,125,000	6.0%
Ms. Dmuchowski	600,000	—%
Mr. Restel	700,000	—%
Mr. Popwell	700,000	—%
Ms. LoCascio	650,000	—%
*    Mr. Jordan's salary rate was increased effective in August 2023 under his five-year employment agreement.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Incentive Mix
Key factors considered when incentive target levels are set include the appropriate mix of salary versus pay at risk for financial performance or stock value performance and the mix between short- and long-term compensation. Table CDA.9 shows that the CEO’s regular compensation package is more heavily weighted in favor of financial performance, and more heavily at risk overall, than the other NEOs. This practice is consistent with the greater responsibilities of the CEO position, prevalent market practices among our peer group, and our compensation philosophy, which endeavors to link a substantial portion of executive pay to performance. For all NEOs, PSUs were 60% of total LTI awards, while RSUs were 40%.
Table CDA.9
2023 Incentive Mix
(at target level, as a percentage of salary)

NEO	Annual Incentive	Long-Term Incentive Awards
		PSUs	RSUs	Total LTI
Mr. Jordan*	150%	240%	160%	400%
Ms. Dmuchowski	85%	90%	60%	150%
Mr. Restel	100%	120%	80%	200%
Mr. Popwell	100%	120%	80%	200%
Ms. LoCascio	100%	120%	80%	200%
*    Mr. Jordan's employment agreement changed his salary rate but did not change the annual incentive percentage, which remains 150%. His agreement made no changes to his 2023 annual LTI awards, which were 400% of his original salary.
Annual Cash Incentive
In January 2023, with the TD acquisition pending, the Committee created 2023 cash incentive opportunities on a business-as-usual basis. Incentives were based on pretax earnings (PTE) as the key driver of outcomes for 2023. PTE is a performance measure often used by financial industry analysts and regulators in forecasting, modeling, and risk management and has been used by First Horizon for many years. The Committee allowed for a discretionary corporate rating adjustment, consistent with past practices, as well as for individual ratings. These decisions are illustrated in Tables CDA.10a and 10b.
Table CDA.10a
Annual Cash Incentive 2023 Program
Factors & Adjustments

Corporate Rating Factor: •Adjusted Pretax Earnings (PTE) vs. budget
Adjustments: •Corporate Rating Adjustment •Individual Rating
Table CDA.10b
2023 PTE Factor Drivers

Adjusted PTE	% of Budget	PTE Factor
$1,884 million & above	125% & above	150%
$1,507 to $1,884 million	100% to 125%	100% to 150%
$1,507 million	100%	100% (target)
$1,130 to $1,507 million	75% to 100%	50% to 100%
below $1,130 million	below 75%	0%
Corporate Rating: Adjusted PTE
Pretax earnings is a commonly used measure of overall corporate performance. It reflects all revenues and expenses of the enterprise except for taxes. Although tax expense can be managed to a degree, it can be volatile due to changes in the tax code and rules, all of which are beyond management's control.
Pre-Defined (Required) PTE Adjustments
The Committee, in setting the performance goals, provided that PTE would be adjusted for certain specific items, including changes in accounting principles and certain unusual or non-recurring items, such as litigation settlements. Also, income and expenses recognized for pending or completed mergers were adjusted out of budget figures and therefore would be removed from PTE calculations. As discussed below in 2023 Annual Cash Incentive Outcomes, the merger adjustment played a key role in outcomes this year.
Discretionary Corporate Rating Adjustment
The calculated corporate rating—PTE with all required adjustments—can be further adjusted by the Committee to arrive at a final corporate rating. This adjustment could encompass both quantitative and non-quantitative considerations, including, among other things:
•Balanced scorecard results
•Quality of earnings assessment (up to +/–20%)
•Other adjustments, as determined by the Committee
The balanced scorecard process ranks our company relative to peer group companies on various financial measures. The scorecard process uses quantitative financial measures and peer rankings but is not used in a quantitative manner to determine a specific numerical rating.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
For quality of earnings, the Committee intended, among other things, to take account of unusual shortfalls or windfalls in revenues associated with interest rate movements, asset sales, and other uncontrollable or unusual events during the year relative to budgetary expectations.
Individual Ratings
In addition to the corporate rating, which applies to all NEOs, the Committee also considers each NEO’s individual performance in determining final results. Each individual rating is based on the Committee’s assessment of personal plan results and any other individual factors the Committee chooses to consider. Individual ratings range from 0% to 150% and are multiplied by the corporate rating to arrive at a final performance percentage for each executive. The Committee retained the ability to adjust the personal plan outcome for a given executive for any reason, but with a focus (in January 2023) on these areas: risk management, quality of earnings, and non-strategic outcomes.
Mr. Jordan's personal plan is approved by the Committee each year. Other executive personal plans support, and substantially overlap with, Mr. Jordan's. Consistent with the Committee's business-as-usual approach, Mr. Jordan’s 2023 personal plan included two major performance groups, both with an over-arching goal of achieving top-quartile long-term performance. His 2023 personal plan was largely similar to 2022's but with enhanced emphasis on growing selectively and maintaining sound banking practices. Those enhancements were borne from substantial concern, prevalent early in 2023, that the economy was likely to enter a recession in 2023 or 2024.
CEO Personal Plan Goals for 2023
Strategic Priorities (50% weighting)
•Growing our Core
◦Execute Regional & Specialty banking segment plans to deliver sound, profitable growth
◦Leverage investments in digital, treasury management, and marketing to support growth with an emphasis on being more selective with underwriting, digital, and treasury management initiatives
•Selective Transformation
◦Materially reduce costs of delivery and simplify processes with a focus on safety and soundness
◦Increase specialization to drive higher margins
◦Continue to enhance cybersecurity and delivery models to increase productivity while avoiding disruptive change
•Supporting our People & Communities
◦Be an employer of choice, demonstrating the ability to attract, develop, and retain top talent
◦Support our communities through reinvestment and social responsibility
Financial Performance (50% weighting)
•Drive consistent financial metrics
◦Financial results: EPS growth; ROTCE; tangible book value per share
◦Efficiency & productivity: revenues per employee; revenues per dollar of assets; efficiency ratio
◦Operational execution: loan, fee income & new to bank deposit growth; net charge-offs; new verticals/new digital revenue; cost savings; critical talent attrition; ESG/DEI performance; NPS (client loyalty, satisfaction, and enthusiasm score)
•Strengthen downturn readiness by minimizing risks associated with portfolio credit quality
•Execute a sound risk management & governance strategy
•Create shareholder value
Actual individual rating outcomes are discussed under 2023 Annual Cash Incentive Outcomes below.
Target Amounts
The dollar amount of each executive bonus opportunity that would be paid for target-level performance was determined by the Committee as percentages of salary, as described above under the caption Incentive Mix beginning on page 67. Our merger agreement with TD required the Committee to freeze 2023 salaries and target amounts at 2022 levels. The NEO target amounts for 2023 are presented in Table CDA.13 below.
After the TD acquisition transaction was terminated, our Board approved a five-year employment agreement with Mr. Jordan, as discussed above under the caption Executive Compensation Changes in 2023 beginning on page 64, and below under the caption Jordan Employment Agreement beginning on page 88. The employment agreement maintained Mr. Jordan's annual cash incentive target at 150% of salary, but applied that percentage for 2023 to his new salary rate under the agreement, which increased 6% from the year before.
2023 Annual Cash Incentive Outcomes
Calculated PTE
The calculated PTE outcome for 2023, with all required quantitative adjustments as set up early in the year and before any qualitative adjustments, was well below budget. Key factors impacting the calculated PTE outcome are summarized in Table CDA.11. As shown in the Table, all negatively impacted calculated PTE by significant amounts.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Table CDA.11
Key Impacts in 2023 on Calculated PTE

PTE Impactor	Impact	Effect on PTE calc.	Committee Views
Fee paid to FHN in May to terminate merger	$225 million of income above budget	All merger-related items were adjusted out of calculated PTE
The PTE calculation ignored merger costs, which were $51 million in 2023, but also ignored the much larger amount we received when the merger terminated. The settlement negotiated by management was significantly higher than the standard break-up fee provided in the merger contract.

Post-merger company-wide retention program, prompted by the merger termination	$26 million of 2023 expense above budget	Merger retention expenses were to be adjusted out of calculated PTE. Non-merger retention was to be included.	The merger retention program was adjusted significantly after the merger ended. The overall scope and costs were not significantly expanded post-merger, but the expense was viewed as entirely post-merger. This un-budgeted expense reduced calculated PTE. Other expenses, not separately tracked but roughly estimated to be in excess of $50 million, also were driven up in the aftermath of the merger termination and banking crisis.
Special donation to First Horizon Foundation following the TD termination	$50 million of expense above budget	The donation was not considered merger expense and was not adjusted out of calculated PTE	The Committee fully supports management's decision to make a positive statement to the public generally, and to our communities in particular, through this unplanned special donation. This action was critical in the immediate aftermath of the TD merger termination and the then-recent bank failures.
FDIC special assessment related to three major bank failures in 2023	$68 million of expense above budget	FDIC special assessment expense was not adjusted out of calculated PTE	The FDIC has imposed a special assessment over multiple quarters to cover losses to the deposit insurance fund from the bank failures in 2023. Accounting rules required us to recognize the entire assessment in fourth quarter 2023.
The Committee believes that these impacts, all of which worked against the PTE calculation for 2023 annual cash incentives, either were outside of management's control or were necessitated by sudden exigencies that arose outside of management's control. Other significant impacts on 2023 results, less discrete than those listed above, also mostly hurt PTE and, in many cases, either were not within management's control, such as marketing costs, or were necessitated by events noted above. As a result, the Committee decided that significant qualitative adjustments were called for this year.
Discretionary Adjustments to PTE & Corporate Rating
In February 2024, the Committee made the following quantitative changes to how the 2023 annual incentives would be determined:
•The merger termination fee was added back to PTE. The Committee believes this very roughly balances out against the other key impacts listed in Table CDA.11, two of which remain included in the calculation, and also against significant post-merger increases in ordinary expenses such as marketing.
•The FDIC special assessment expense was excluded from the PTE calculation.
•Two smaller items, related to asset impairments and a business unit disposition, were excluded from the PTE calculation. The net impact was to reduce calculated PTE by $1.4 million.
The Committee also made a non-quantitative adjustment to the fully-adjusted calculated PTE outcome of +10%. Key factors, none of which were weighted in any particular way, considered by the Committee in making this adjustment were:
•Net interest income for 2023 was $318 million below budget due to unexpected elevated funding costs, especially related to deposits.
•Fixed income and mortgage revenues continued to be down in 2023 due to the continued adverse interest rate environment, including the highly unusual continuation all year of 2022's yield curve inversion.
•The management team performed exceptionally well in extremely challenging conditions, maintaining operational performance despite substantial distractions from the termination of the merger transaction while the banking crisis was unfolding.
Other Factors
As noted above, overall credit quality remained strong in 2023 even with an unexpected single large commercial loan default. The quality of earnings was in line with overall expectations. In the balanced scorecard process, we ranked in the top quartile for six metrics, the bottom quartile for six others, and in the middle quartiles for the others. Several of the top and bottom rankings were driven strongly by the TD transaction, such as 2022's total shareholder return (top rank) vs. 2023's (bottom rank).
Final Corporate Rating
The quantitative and qualitative determinations leading to the final corporate rating are summarized in Table CDA.12.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Table CDA.12
2023 Corporate Rating

Drivers (Wt)	Results & Rationales	Corp. Rating
PTE (100%) •Outcome: 75%	PTE for 2023, after all adjustments mentioned above, was 88% of forecast/budget.	85%
Discretionary Adjustments: •Outcome: +10%	Key factors: net interest income and, to a lesser extent, noninterest income down substantially due to environmental factors and management's exceptional performance handling the merger termination and its aftermath while a national banking crisis unfolded.
Individual Ratings
The Committee determined that Mr. Jordan achieved an individual rating of 100%. Other NEOs received individual ratings ranging from 100% to 118%, as shown in Table CDA.13. Mr. Jordan's rating was driven by the considerations noted above. Key among them were his outstanding leadership during a time of serious crisis balanced against the fact that overall results were well below budget. Other individual rating outcomes among the NEOs were based on individual exceptional performance balanced, in some cases, against specific events that resulted in sub-optimal outcomes.
2023 Outcomes
Applying these processes and determinations to the target opportunities established early in the year for each NEO led to the outcomes in Table CDA.13.
Table CDA.13
2023 Annual Incentive Outcomes

NEO	Target ($)	Corp. Rating	Indiv. Rating	Incentive Paid ($)
Mr. Jordan	1,687,500	85%	100%	1,434,375
Ms. Dmuchowski	510,000	85%	118%	510,000
Mr. Restel	700,000	85%	100%	595,000
Mr. Popwell	700,000	85%	100%	595,000
Ms. LoCascio	650,000	85%	108%	595,000

Long-Term Incentive Awards
2023 Regular Annual LTI Award Mix
As mentioned above, in 2023, the annual long-term incentive award mix for all NEOs was 60% PSUs, 40% RSUs. The Committee believes that these components provided an appropriate balance between performance and retention. First Horizon granted no compensatory stock option awards in 2023.
Further information about each award type is provided in the remainder of this discussion.
Performance Stock Units (PSUs)
Consistent with our philosophy to tie a significant portion of our executives’ pay to our long-term performance and align executives' interests with shareholders', the Committee believes PSUs should comprise a majority of the long-term incentive program. PSU awards vest only if pre-defined goals are achieved over a three-year performance period. The metrics are established at the beginning of each performance period. The Committee approves the performance metrics and goals each year based on the company’s objectives at that time, and may change the types and amounts of awards compared to prior years based on desired managerial focus, competitive pressures, and other factors.
For the 2023 PSUs, payout is based on how we rank
relative to the group of banks included in the KBW regional bank index (symbol KRX), an objective industry comparator group. We believe these metrics and the relative perspective reflect how many shareholders view our performance. Specifically, the vesting percentage of 2023 PSUs will be based on achievement of two metrics:
•Our adjusted ROTCE ("A-ROTCE") averaged over the three-year period 2023-2025, ranked against the average ROTCE results of the KRX banks.
•A TSR modifier, applied to the A-ROTCE outcome. Our TSR performance will be ranked against the KRX banks.
Both rankings will follow our traditional practice: top-quartile performance will result in maximum payout, and bottom-quartile performance will result in 0% (A-ROTCE) payout or minimum (TSR) modification. For the middle quartiles, the percentages are interpolated. The A-ROTCE percentage (of target) will range from 0% to 150% (with 50% the “threshold” level), the TSR percentage will range from 75% to 125%, and the final payout calculation will multiply the two with equal weighting. Dividends accrue until payment and are paid to the extent the underlying units vest.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
If the TSR percentage outcome is similar to the ROTCE outcome, the TSR adjustment will amplify the degree to which the overall payout percentage deviates from target. For example, if both percentages are 109%, overall payout will be 119%; if both percentages are 85%, overall payout will be 72%. On the other hand, if one measure is above target and the other is below, the TSR adjustment will moderate the degree to which overall payout will deviate from target. The Committee believes using the TSR modifier in this manner more closely aligns PSU awards with the interests of shareholders.
The adjustments to our ROTCE are the same as the required adjustments associated with the 2023 annual incentive opportunity, discussed earlier under Annual Cash Incentive starting on page 68.
For the 2023 PSUs, the KRX index represented 50 regional banks, a wider range of institutions than those in our peer group used for most benchmarking purposes. For 2023 PSU awards, the Committee believed that an independently-selected comparator group, like the banks in the KRX index, provided a larger, more stable group against which to measure our performance over a three-year period. This rank structure was continued from recent years primarily because the use of a relative-rank goal rather than an absolute measure should provide a better reflection of our results versus competitors, from an investor perspective. It was chosen in part because of the volatile environment for us and our industry. The awards should self-adapt to industry events that will unfold over a three-year time horizon and cannot be predicted in advance.
Most Recent PSU Performance
The most recent PSUs with final performance determined were granted in February 2020 with a 2020-22 ROTCE performance period, vesting in May 2023. The performance outcome for that award is presented above under Financial Performance Related to Incentives beginning on page 63, especially in Table CDA.4.
Restricted Stock Units (RSUs)
RSUs align executives’ interests with shareholder interests by providing rewards in stock and rewarding for increases in our stock value. These awards also promote ownership and retention through service-based vesting and our stock ownership guidelines. Regular annual RSUs cliff-vest in March three years after grant if the NEO remains employed with the company through the vesting date. Special RSU awards can and often do have longer vesting periods. Like PSUs, RSUs are settled in shares, and dividends accrue during the vesting period. Dividends are paid in cash if and when the award vests.
Special LTI Awards
The Committee occasionally approves special retention awards on a targeted basis, or in connection with a new-hire situation. As mentioned above in Key Events Shaping 2023 Pay beginning on page 61, in 2022 First Horizon established a major retention program connected with the then-pending TD acquisition. Awards were made throughout the company, consisting of cash, RSUs, or a combination. At the executive level, early in 2023, the Compensation Committee granted two-year fixed-dollar RCU awards to those executives with whom TD had not made its own retention arrangements.
Termination of the TD merger agreement in May 2023—just a few days after a third major bank failure—created a retention crisis throughout the company. Unvested regular stock awards had lost more than half of their value over the preceding three months, and the TD retention program was not well suited to our needs post-TD. For the executive team, the Committee responded by canceling all TD-related RCU awards, and granting new three-year RCU awards to all executives other than Mr. Jordan. For additional details, see Critical Retention Problem and Our Retention and Other Responses within Key Events Shaping 2023 Pay beginning on page 61. These special retention RCUs are reflected in Columns (c) through (e) of Table RC.2 within Grants of Plan-Based Awards beginning on page 80. The size of each RCU award was determined primarily based on the executive's position and perceived retention gaps.
In August, 2023, the Board of Directors approved a five-year employment agreement with Mr. Jordan. The agreement provided for all major components of his compensation package, and included a special equity award consisting of five-year PSUs ($3 million grant value) and RSUs ($2 million grant value). See Jordan Employment Agreement beginning on page 88 for additional details. The award was an integral part of the employment package offered to Mr. Jordan, with a cliff-vesting period coincident with the five-year employment period. The award is reflected in Column (e) of the Summary Compensation Table (Table RC.1) on page 78 and in Columns (f) through (i)

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
of Table RC.2 within Grants of Plan-Based Awards beginning on page 80.
Dividends Related to LTI Awards
For PSUs and RSUs, cash dividends accrue during the vesting period but are paid (without interest) only if and when the award vests. If an award forfeits, dividends also forfeit.
Valuation of LTI Awards
All regular annual 2023 long-term incentive awards were based upon the 2023 salary rates and incentive mix discussed above. Our closing stock price on the grant date, January 23, 2023, was $24.63 per share. See Incentive Mix on page 67 for details.
The $10.58 base price of the performance feature used in the executive retention RCUs was a 20-day average closing price of our stock near the grant date, which was May 6, 2023. Mr. Jordan's special equity awards were valued using the closing price of our stock on the grant date, August 3, 2023, which was $13.41 per share.

Compensation Practices & Philosophies
Our compensation programs are designed to attract and retain experienced and talented executives who develop and execute strategic goals driving long-term shareholder value. We recruit from a broad talent pool including other large regional banks as well as other industries. In return, our people may be recruited by competitors, other financial services firms, and firms in other industries. Our executive compensation program is designed to provide pay opportunities that are competitive and enable us to attract and retain top talent. While target pay is designed to be competitive, a substantial majority of regular annual executive pay is variable and tied to overall company and individual performance, stock price, or both. The mix of fixed and at-risk components is examined in the Pay & Performance Alignment section, which begins on page 63.

Peer Group & Market Benchmarking
Peer Benchmarking
The Committee’s independent consultant conducts comprehensive benchmarking of our peer group to provide reference for pay levels as well as program designs for the organization. The Committee uses this information to set or adjust salaries, target incentive opportunities and determine the components of direct compensation for executives. The Committee’s preferences and goals are to set target total direct compensation aligned with peer median, recognizing that individual packages may be higher or lower at any particular time based on individual factors including performance, experience, skills, tenure and retention needs.
For the 2023 pay year, executive compensation levels were frozen by the TD merger agreement. Benchmarking and other normal pay-review and pay-adjustment practices were diminished in 2023 for executives. Normal practices resumed after the TD acquisition terminated in May and will be used for 2024 compensation.
Peer Group Composition
To ensure our pay programs are competitive and fair, the Compensation Committee normally reviews the compensation practices of a peer group of selected U.S. banks of roughly comparable size and business mix. The Committee uses peer group data to benchmark our executive compensation and to provide context and reference points when setting pay levels.
Our peer group used in 2023 before the TD acquisition terminated was carried over from 2022. The group included 16 regional banks with assets (at December 31, 2022) ranging from $54 billion to $227 billion. Our 2023 peer banks are shown in Table CDA.14a, with First Horizon included for context.
Table CDA.14a
Peer Banks for 2022-2023

Rank	Peer	Assets $B
1	Citizens Financial Group, Inc.	227
2	First Republic Bank*	213
3	SVB Financial Group*	212
4	Fifth Third Bancorp	207
5	M&T Bank Corporation	201
6	KeyCorp	190
7	Huntington Bancshares	183
8	Regions Financial Corporation	155
9	Signature Bank*	110
10	Zions Bancorporation	90
11	Comerica, Inc.	85
	First Horizon Corporation	79
12	Popular, Inc.	68
13	People’s United Financial**	65
14	East-West Bancorp, Inc.	64
15	Synovus Financial Corp.	60
16	CIT Group Inc.**	54
*Bank failed in 2023.
**Acquired by another bank in 2022; assets shown pre-acquisition.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Because the TD acquisition was pending for most of 2022 and the first four months of 2023, the Committee did not revise the peer group for the 2023 pay cycle.
In July 2023, after the TD acquisition was terminated, the Committee assessed recent consolidations and failures among regional banks near our size. Based on that review, the Committee significantly revised the peer group for 2024. The new peer group, shown in Table CDA.14b, includes 17 banks, of which seven are new. Based on asset size, First Horizon is closer to the middle of the revised peer group. In table CDA.14b, asset sizes are shown as of March 31, 2023. Although the 2024 peers were not used for 2023 pay generally, they were used to benchmark the pay package offered to Mr. Jordan in his employment agreement signed in August. For additional information, see Jordan Employment Agreement beginning on page 88.
Table CDA.14b
Peer Banks for 2024

Rank	Peer	Assets $B
1	Citizens Financial Group, Inc.	222
2	First Citizens Bancshares, Inc.	214
3	Fifth Third Bancorp	209
4	M&T Bank Corporation	203
5	KeyCorp	198
6	Huntington Bancshares	189
7	Regions Financial Corporation	154
8	Comerica, Inc.	91
9	New York Community Bancorp, Inc.	90
10	Zions Bancorporation	89
	First Horizon Corporation	81
11	Webster Financial Corporation	75
12	Western Alliance Bancorporation	71
13	Valley National Bancorp	64
14	Synovus Financial Corp.	62
15	Wintrust Financial Corporation	53
16	Cullen/Frost Bankers, Inc.	51
17	Pinnacle Financial Partners, Inc.	45
Tally Sheets
The Committee uses tally sheets to review executive pay packages and when considering adjustments to executive pay levels and mix. A “sheet” for each executive summarizes all major categories of current and recent direct compensation, including the aggregate retention value and duration of unvested awards. Tally sheets are reviewed in conjunction with peer group market data related to each executive position.

Deferral, Retirement, & Other Benefits
Benefits other than Change in Control
In order to remain competitive in retaining and recruiting talent, we provide retirement and other post-employment benefits that we believe are customary in our industry. Table CDA.15 summarizes the major types of benefits provided to NEOs. Several of these benefits are broad-based, meaning that they are available to most or all full-time associates, and many others are available generally to associates whose compensation levels exceed certain thresholds, regardless of officer status.

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COMPENSATION DISCUSSION & ANALYSIS (CD&A)
Table CDA.15
Non-CIC Benefits Summary

Benefit	Type	Benefit Provided	Further Information
Savings Plan (broad-based)	Tax-qualified defined contribution (retirement savings)	Participants may defer a portion of salary into a fully funded tax-advantaged savings account, up to IRS dollar limits. We provide a 100% match on the first 6% of salary deferred, subject to IRS limits.	Match amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 78, with additional information provided in Table RC.1b and its explanatory notes.
Savings Restoration Plan	Nonqualified deferral	Provides a restorative benefit to savings plan participants whose compensation exceeds IRS limits, as if the savings plan were not subject to those limits.
Restoration match amounts for the NEOs are included with savings plan match amounts; see the row above. Match amount and withdrawal information is provided under Nonqualified Deferred Compensation Plans beginning on page 87.

Deferred Compensation Plan	Nonqualified deferral	Participants may defer payment of a portion of salary, annual incentive, and other cash compensation. Taxation deferred until paid; no company match. Plan pays at-market returns indexed to the performance of certain mutual funds selected by the participant.	Deferral and withdrawal information for the NEOs, along with other plan information, is provided under Nonqualified Deferred Compensation Plans beginning on page 87.
Pension Plan (broad-based)	Tax-qualified defined benefit (retirement)	Participants earned a defined retirement benefit dependent mainly on salary level (up to IRS limits) and tenure. The plan was closed to new hires after August 31, 2007; the benefit was frozen at year-end 2012. Of the NEOs, only Messrs. Jordan and Popwell participate.
Pension benefit information for the NEOs, along with other plan information, is provided under Pension Plans beginning on page 86. Any change in pension value for the NEOs is included in column (h) of the Summary Compensation Table on page 78 and the related note.

Pension Restoration Plan	Nonqualified defined benefit (retirement)	Provides a restorative benefit to pension plan participants. The two plans work together as if the IRS limits did not exist.	Restoration benefits and value changes are included with those of the pension plan; see the row above.
Health & Welfare Programs (broad-based)	Cafeteria benefit program	Associates may elect annually to participate in several programs such as health and dental insurance, vision, dependent care, etc. We provide an allowance for this purpose based on salary, tenure, and certain wellness incentives, subject to IRS limits. A participant may elect to use any leftover allowance for the savings plan.	The amounts of these broad-based benefits for the NEOs are not reported in other tables or charts of this proxy statement, except that any savings plan contributions made by the company are reported as part of the match amounts. See the Savings Plan row above.
Survivor Benefit Plan	Death benefit	Provides a benefit of 2.5 times base salary if death occurs during active service, which is reduced to 1.0 times salary if death occurs following departure due to disability or retirement. This executive benefit substitutes for a broad-based survivor benefit.	Cost amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 78, with additional information provided in Table RC.1b and its explanatory notes.
Executive Disability Program	Disability benefit	The executive benefit cap is $25,000 per month. An executive may elect to purchase, with personal funds, an additional disability benefit of up to $5,000 per month. This executive benefit substitutes for a broad-based survivor benefit.	Cost amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 78, with additional information provided in Table RC.1b and its explanatory notes.
Other	Miscellaneous	We provide items customary in our industry, including financial counseling, an executive charitable gift match program, executive home security, limited usage of corporate aircraft, and executive wellness.	Cost amounts for the NEOs are included in column (i) of the Summary Compensation Table on page 78, with additional information provided in Table RC.1b and its explanatory notes.
Change in Control (CIC) Benefits
The financial services industry experiences periods of significant consolidation, driven by efficiency pressures and regulatory compliance cost structures. Although consolidation has created substantial business opportunities for us and others, it also has created substantial personal uncertainties for associates. Our CIC plan and legacy agreements were put in place to address these uncertainties.
Our Board of Directors has adopted a Executive Change in Control Severance Plan (the “CIC Plan”). All of the NEOs except Mr. Popwell are participants in the Plan. When it was created, in 2021, we stopped offering individual CIC severance agreements and began offering participation in the CIC Plan. Each legacy CIC severance agreement
(discussed below) will remain in place unless the executive is invited to participate in the CIC Plan and agrees to switch. We expect the CIC Plan to supplant the legacy agreements by attrition over time.
The CIC Plan provides benefits if employment is terminated in connection with a CIC event. It provides no employment protection if a CIC event occurs—merely benefits if employment ends in particular ways—and it provides no benefits at all absent a CIC event. Also, it provides no tax gross-up protection if benefits exceed certain tax-law limits. Additional information about the CIC Plan is provided under the caption CIC Severance Plan within the Change in Control (CIC) Arrangements section, which begins on page 90.

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The primary objective of our CIC Plan is to allow us to compete for executive talent during normal times, mitigating the personal risk that a CIC would present. If a CIC situation arises, the Plan also provides an incentive for our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany CIC transactions in our industry.
We have a legacy CIC severance agreement with Mr. Popwell. It is not an employment agreement. Like the CIC Plan, the agreement provides benefits if employment is terminated in connection with a CIC event, but otherwise provides no employment protection. His and other legacy CIC severance agreements offered benefits similar to the CIC Plan described above and were used for the same purposes: to allow us to compete for executive talent during normal times and to provide an incentive for our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany CIC transactions. Additional information about these contracts is provided under the caption CIC Severance Agreements within the Change in Control (CIC) Arrangements section, which begins on page 90. Until August 2023, Mr. Jordan also had a legacy CIC severance agreement. He gave up that agreement to participate in the CIC plan.
The IBKC merger of equals that closed in 2020 was a CIC transaction under legacy IBKC’s CIC agreements. Mr. Restel signed a letter agreement with regard to his legacy CIC severance agreement with IBKC. Additional information about his letter agreement is provided under the caption Restel Letter Agreement beginning on page 89.
Under many of our programs, a CIC event can cause awards or benefits to vest, be paid, or be calculated and paid at target payout levels. The main objective of these features is to allow us to offer competitive compensation packages in an industry where robust periods of consolidation occur. Like our CIC severance agreements, these program features have a double trigger, which means that vesting or payment is accelerated only when a CIC event results in termination of employment.
Clawback Policies & Practices
Performance compensation under our executive bonus programs, long term incentive awards, or otherwise that is paid based on erroneous financial data is recoverable under our Compensation Recovery Policy if the recipient caused the error or is responsible for the data’s accuracy.
Additional clawback provisions apply to most types of stock awards if certain misconduct occurs, such as fraud or solicitation; if grant or payment of an award is based on erroneous financial data; or if employment is terminated for cause. The look-back period for recovery for stock awards is two years after vesting.
Under our Erroneously Awarded Compensation Recovery Policy, adopted in 2023, certain financial restatement events will trigger an assessment by the Compensation Committee to determine if previously-paid executive compensation was incorrectly too high. If compensation paid was too high, we are required to recover the overpayment from each applicable executive. The Policy requires recovery whether or not the executive is at fault in relation to the restatement or the overpayment. Generally, the Policy applies only to compensation that has performance conditions to vesting (e.g., bonuses and PSUs) or had performance conditions to initial grant (e.g., bonus-driven RSUs), and applies only to executives.
If the same compensation is subject to recovery under more than one policy, it may be recovered only once.

Compensation Governance
Stock Ownership Guidelines
Under our stock ownership guidelines, all NEOs and directors are required to retain 50% of the net after-tax shares received from stock awards. The retention level increases to 75% if the person fails to meet certain minimum stock ownership levels. For each person, the retention requirement applies during the rest of their career with us, although executives who reach age 55 are permitted to sell shares held at least three years to diversify ahead of retirement. Supportive of the guidelines, a separate policy prohibits hedging our stock.
The CEO’s minimum ownership level under the guidelines is six times cash salary. The minimum levels for the other named executives are two or three times their respective cash salaries, depending upon position. For this purpose, shares owned outright, restricted stock, RSUs paid in shares, and shares held in tax-deferred plans are counted, while PSUs, stock options, and RSUs paid in cash are not counted.
We intend for the combined emphasis on corporate performance in setting executive compensation and meaningful stock retention to strongly link the interests of our executives with those of our shareholders.
Guideline ownership levels are assessed annually in the third quarter. In the 2023 assessment, all active NEOs except Ms. Dmuchowski exceeded guideline ownership levels, and all complied with the retention requirement. Ms. Dmuchowski was hired in late 2021; as noted above,

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by third quarter 2023 our stock price, and the value of her stock awards, had fallen substantially.
Compensation Consultants
For 2023, the Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to provide analysis and advice on all executive and director compensation-related matters, including peer group development, market benchmarking, trends and best practices, and incentive program design. Among other things, Meridian assisted the Committee in its reviews of compensation program actions recommended by management in 2023.
Key engagement items were:
•Review and discuss written Committee materials in preparation for meetings
•Confer with the Committee chair and management regarding compensation matters
•Regularly meet with the Committee
•Provide observations on current external trends and developments
•Advise the Committee regarding executive programs for annual cash incentives and long-term equity awards approved during and for 2023
•Advise the Committee regarding current peer and market practices related to annual incentive, long-
term incentive, and change in control plans and programs
•Advise the Committee regarding the CIC Plan and CIC arrangements
•Assist the Committee in preparing for shareholder outreach and engagement
The Committee determined that Meridian is independent and has no other relationships with the Company or management.
Additional information concerning our use of compensation consultants appears under the caption Use of Consultants, which begins on page 24.
Management Role
Management administers our compensation plans, monitors compensation programs used by other companies, and considers whether new or amended compensation programs are needed to maintain the competitiveness of our executive compensation packages. Management provides information and presents recommendations to the Committee for approval. The CEO provides recommendations to the Committee related to executives reporting to him. No member of management, including the CEO, is a participant in the meeting(s) during which his or her pay is discussed. The Committee regularly meets in executive session without management.

Compensation Committee Report
The Compensation Committee Report is provided under the caption Compensation Committee Report at the end of the Board Committees—Compensation Committee discussion, which begins on page 23 of this proxy statement.

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Recent Compensation
This Recent Compensation section provides detailed information about the compensation paid to our NEOs in 2023. This section should be read in conjunction with the immediately preceding Compensation Discussion & Analysis section.

Summary Compensation Table
The amounts shown in the Summary Compensation Table, Table RC.1, represent all compensation earned by our NEOs for 2023, including amounts deferred by those persons, for all services rendered in all capacities to us and our subsidiaries. Compensation amounts from the prior two years are also included. Additional compensation information is provided in the remainder of this Recent Compensation section. No NEO who served as a director was separately compensated as a director.

Table RC.1
Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
NEO Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
D.B. Jordan [1] Chairman, President, & CEO	2023	1,087,418	—	9,243,562	—	1,434,375	1,134,668	143,018	13,043,041
	2022	1,060,900	—	4,243,600	—	1,830,053	—	103,216	7,237,769
	2021	1,030,000	—	4,815,250	—	1,545,000	868,537	155,709	8,414,496
H. Dmuchowski [2] SEVP & Chief Financial Officer	2023	600,000	—	899,980	—	510,000	12,508	69,660	2,092,148
	2022	600,000	—	900,000	—	586,500	—	307,263	2,393,763
	2021	57,692	—	375,000	—	500,000	—	6,100	938,792
A.J. Restel [3] President—Regional Banking	2023	700,000	—	1,399,969	—	595,000	—	55,848	2,750,817
	2022	700,000	—	1,400,000	—	805,000	—	66,564	2,971,564
	2021	675,000	—	2,485,000	—	725,000	—	55,252	3,940,252
D.T. Popwell President—Specialty Banking	2023	700,000	—	1,399,969	—	595,000	53,513	101,783	2,850,265
	2022	700,000	—	1,400,000	—	805,000	—	98,428	3,003,428
	2021	700,000	—	1,540,000	—	700,000	—	124,012	3,064,012
T.S. LoCascio [4] SEVP & Chief Operating Officer	2023	650,000	—	1,299,971	—	595,000	30,964	67,227	2,643,162
	2022	650,000	—	1,300,000	—	747,500	—	85,524	2,783,024
1    Stock award column includes five-year special equity PSUs (grant date value of $3 million) and RSUs (grant date value of $2 million) granted in August 2023 in connection with Mr. Jordan's employment agreement. See Jordan Employment Agreement beginning on page 88.
2    Ms. Dmuchowski joined First Horizon in November 2021. She did not receive annual stock awards for 2021, but did receive a retention award of RSUs as an inducement to join us.
3    Late in 2021, Mr. Restel received a special award of retention RSUs connected with his promotion to President—Regional Banking, with a grant date value of $1 million.
4    Ms. LoCascio first became an NEO in 2022.

Explanations of certain columns follow:
Col (c) Salary. Cash salary is shown in full, whether or not deferred. Ms. Dmuchowski's salary started in November 2021.
Col (d) Bonus. Column (g) shows the annual cash incentive awards for each year under our bonus plan for executive officers, to the extent earned and whether or not deferred. Column (d) reports discretionary off-plan bonuses, if any. No NEO received a Col (d) bonus for any of the years shown.
Cols (e)-(f) Grant Date Accounting Values. Columns (e) and (f) show the grant date fair value of the awards using the accounting methods applicable to our financial statements, with no discount for the risk of forfeiture. The

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grant date values ignore future changes in our stock price and are shown based on target (100%) performance for the PSUs. The actual values realized by an award holder are likely to differ substantially from the grant date values shown in Table RC.1.
Col (e) Stock Awards. Column (e) includes the accounting grant date values of RSU and PSU awards granted by First Horizon during each year. These do not represent amounts paid or earned; they are the values attributed to awards under applicable accounting rules.
Col (e) Regular PSUs. PSUs are performance based, using a three-year performance period. Eventual payout may be higher or lower than the accounting values used in column (e) and may be zero. PSUs also have a service-vesting requirement. For the years shown, PSU performance depends upon our adjusted ROTCE ranking relative to certain peer banks during the performance period, and a total shareholder return (TSR) modifier, also measured against peers. PSUs will vest if threshold or higher performance goals are achieved during the performance period and if the holder remains employed with the company through the vesting date. PSUs settle with shares rather than cash. In column (e), PSU amounts are shown at their original accounting values assigned at grant. Those accounting values are substantially less than the possible payouts if all performance conditions are maximally achieved.
Col (e) CEO Special Equity PSUs. In 2023, in connection with his employment agreement, we granted Mr. Jordan $3 million of special equity PSUs and $2 million of special equity RSUs. The PSUs were structured similarly to the regular annual PSUs in 2023, except the performance period is five years from July 1, 2023 through June 30, 2028, and the service period is satisfied August 3, 2028. See Jordan Employment Agreement beginning on page 88.
Col (e) PSU Maximum Values. Table RC.1a provides a summary of the maximum payouts of the PSU awards granted, both regular and retention, to each NEO based on our stock values on the respective grant dates.
Table RC.1a
Maximum Dollar Values of PSUs
(Based on Share Price at Grant Date)

	Year Granted
Name	2023	2022	2021
Mr. Jordan [1]	10,399,017	4,774,030	4,635,000
Ms. Dmuchowski	1,012,478	1,012,475	*
Mr. Restel	1,574,965	1,574,983	1,328,883
Mr. Popwell	1,574,965	1,574,983	1,378,101
Ms. LoCascio	1,462,468	1,462,475	*
1    2023 includes regular PSUs and special equity PSUs.
*    Did not receive PSUs that year, or year is omitted from Table RC.1.
Col (e) Regular RSUs. The annual equity award package includes RSUs which vest in three years and settle in shares.
Col (e) CEO Special Equity RSUs. In 2023, in connection with his employment agreement, we granted Mr. Jordan $3 million of special equity PSUs and $2 million of special equity RSUs. The RSUs vest August 3, 2028. See Jordan Employment Agreement beginning on page 88.
Col (e) 2020 Annual Incentive RSUs granted in 2021. The Committee significantly reduced the annual cash incentive paid for the 2020 bonus year and correspondingly increased the 2021 annual RSU awards.
Cols (e)-(g) Retention & Other Special Awards. On occasion special awards are made to selected individuals based on a targeted need. Special awards reflected in Table RC.1 are: (i) PSU and RSU awards to Mr. Jordan granted in 2023 (see Jordan Employment Agreement beginning on page 88); (ii) a retention RSU award to Mr. Restel in 2021 when he was promoted to his current position; (iii) stock awards granted to Ms. Dmuchowski in 2021 as agreed when she was hired late that year; and (iv) an increase in 2021 RSUs corresponding to a decrease in 2020 cash bonus paid. Not included in Table RC.1 are retention RCU awards granted in 2023 to all NEOs other than Mr. Jordan; those are included in Table RC.2 below.
Col (f) Stock Options. Column (f) includes the accounting values of stock options granted. None were granted to NEOs during the past three years.
Col (g) Annual Plan-based Cash Bonus Awards. This column shows the annual plan-based bonus earned for each year. For 2021, bonuses were based upon achievement in the following areas: pre-set levels of adjusted annual pre-provision net revenue; merger integration; credit quality; execution of personal plan goals; individual contribution to risk management, quality of earnings, and objectives for our non-strategic business segment; and the results of a balanced scorecard process ranking us among selected peer banks on a matrix of balance sheet, capital, expense, earnings, and other measures. For 2022, bonuses were based upon achievement in the following areas: pre-set levels of adjusted annual pretax earnings; expense control; execution of personal plan goals; individual contribution to risk management, quality of earnings, and objectives for our non-strategic business segment; and the results of a balanced scorecard process ranking us among selected peer banks on a matrix of balance sheet, capital, expense, earnings, and other measures. For 2023, bonuses were based upon achievement in the following areas: pre-set levels of adjusted annual pretax earnings; execution of personal plan goals; individual contribution to risk management, quality of earnings, and objectives for our non-strategic business segment; and the results of a balanced scorecard process ranking us among selected

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peer banks on a matrix of balance sheet, capital, expense, earnings, and other measures.
Col (g) RCUs with a Performance Feature. In 2023, shortly after the termination of the TD merger transaction, we granted retention RCUs to all NEOs other than Mr. Jordan. They are not included in Table RC.1 for 2023, but will be reflected in that table for 2026, the year of vesting. Those RCUs are included in Table RC.2 below.
Col (h) Pension & Deferred Compensation. Column (h) includes changes in defined benefit pension actuarial values, which are the aggregate increase during the year in actuarial value of both pension plans (qualified and restoration). Our pension plans were closed to new associates in 2007; among the NEOs, only Mr. Jordan and Mr. Popwell participate. Pension benefits were frozen in 2012. Incremental changes in actuarial pension values occur after 2012 mainly due to changes in discount rates, mortality tables, and life expectancy due to the passage of time. No above-market earnings on deferred compensation were accrued during the year for any of the named executives.
Col (i) All Other. Elements of “All Other Compensation” for 2023 consist of the following:
Table RC.1b
All Other Compensation (Col.(i)) for 2023

	(i)(a)	(i)(b)	(i)(c)	(i)(d)	(i)(e)
Name	Perqs. & Other Personal Benefits $	401(k) & Savings Restor. Match $	Life Insur. Prem. $	Tax Reim- burse- ments $	Other $
Mr. Jordan	70,271	65,207	7,540	—	—
Ms. Dmuchowski	52,251	13,708	3,701	—	—
Mr. Restel	9,367	42,000	4,481	—	—
Mr. Popwell	56,497	41,585	3,701	—	—
Ms. LoCascio	32,578	30,558	4,091	—	—
Explanations of certain columns in Table RC.1b follow:
Col (i)(a) “Perqs. & Other Personal Benefits” includes the following types of benefits: Flexible Dollars, Financial Counseling, Disability Insurance, Charitable Match, Aircraft Usage, Club, Auto, and Security. Benefits are valued at the incremental cost to us. “Flexible Dollars” represents our contribution to our broad-based benefits plan, a qualified cafeteria-type benefit plan. “Financial Counseling”
represents payments for the preparation of income tax returns and related financial counseling. “Disability Insurance” represents insurance premiums with respect to our disability program. “Charitable Match” includes gifts made by First Horizon Foundation to match qualifying gifts made by an executive under our executive gift match program. “Security” includes security alarm expenses. “Aircraft Usage” represents imputed income to the executives when spouses accompany them on business trips using non-commercial aircraft, or direct incremental cost to us when the executive uses such aircraft for non-business trips. We estimate direct incremental cost of aircraft usage based on average operating cost (which includes direct costs such as fuel, maintenance, and landing fees) per flight hour or, in the case of chartered aircraft, based on the cost of the charter. This column also includes imputed taxable income from our company-wide wellness program and the cost of participating in an executive health program. The remaining types of benefits apply only to Mr. Restel, who joined us in 2020 from IBKC, and reflect continuations of IBKC’s practices: “Club” includes dues and other expenses associated with social or recreational club membership, and “Auto” represents an automobile allowance.
Col (i)(b) “401(k) & Savings Restor. Match” represents our matching contribution to our 401(k) savings plan and to the related savings restoration plan. Any flexible benefits plan contributions to the savings plan are included in column (i)(b).
Col(i)(c) “Life Insur. Prem.” represents supplemental life insurance premiums. Under our survivor benefits plan a benefit of 2.5 times annual base salary is paid upon the participant’s death prior to retirement, or one times final salary upon death after retirement.
Col (i)(d) “Tax Reimbursements” represents income and other taxes levied on NEOs which we reimbursed. Our commitments to make such reimbursements are few, and no such payments were made in 2023. Among the NEOs, only Mr. Restel has a tax reimbursement right stemming from an arrangement he had with IBKC. See Restel Letter Agreement, which begins on page 89, for additional information.
Col (i)(e) "Other" includes very minor, unusual, or non-periodic benefits. None were paid in 2023 to the NEOs.
Grants of Plan-Based Awards
Table RC.2 provides information about the annual cash incentive opportunity established for, and the grants of PSUs, RSUs, and performance-based RCUs during, 2023. In this table each annual incentive (cash bonus) opportunity is considered a “Non-Equity Incentive Plan Award” in columns (c) through (e) and is noted as "Cash"; each retention RCU award with a performance feature is considered a “Non-Equity Incentive Plan Award” in columns (c) through (e) and is noted as "PRCU"; PSUs and special equity PSUs are considered to be “Equity Incentive

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Plan Awards” in columns (f) through (h); and RSUs and special equity RSUs are shown as “All Other Stock Awards” in column (i). Each row represents a separate award grant;
a column for a row is blank if it does not apply to the type of award listed in that row or if the dollar amount is zero. No stock options were granted to any NEO in 2023.

Table RC.2
Awards Granted in 2023

(a)		(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
NEO	Award	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock & Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Thres- hold (#)	Target (#)	Maximum (#)
Mr. Jordan	Cash	1/23	843,750	1,687,500	2,531,250
	PSU	1/23				38,766	103,376	193,830
	RSU	1/23							68,917
	SEPSU	8/3				83,892	223,713	419,462
	SERSU	8/3							149,142
Ms. Dmuchowski	Cash	1/23	255,000	510,000	765,000
	PSU	1/23				8,222	21,924	41,108
	RSU	1/23							14,616
	PRCU	5/6	800,000	800,000	1,000,000
Mr. Restel	Cash	1/23	350,000	700,000	1,050,000
	PSU	1/23				12,789	34,104	63,945
	RSU	1/23							22,736
	PRCU	5/6	1,000,000	1,000,000	1,250,000
Mr. Popwell	Cash	1/23	350,000	700,000	1,050,000
	PSU	1/23				12,789	34,104	63,945
	RSU	1/23							22,736
	PRCU	5/6	1,000,000	1,000,000	1,250,000
Ms. LoCascio	Cash	1/23	325,000	650,000	975,000
	PSU	1/23				11,876	31,668	59,378
	RSU	1/23							21,112
	PRCU	5/6	1,500,000	1,500,000	1,875,000

Explanations of certain columns follow:
Col (b) Grant Date. An award is effective for legal and accounting purposes on its grant date. For each award shown, the Compensation Committee took final action to grant each award on that date.
Cols (c)-(e) Plan-based Bonus Opportunities (Cash). The Committee established performance criteria and set target amounts early in 2023 for annual cash incentive (bonus) opportunities for each NEO. Details about the opportunities, their goals, and their limitations are discussed in Annual Cash Incentive beginning on page 68.
The information in columns (c)-(e) shows bonus opportunities. Information concerning bonuses actually earned for 2023 is shown in column (g) of the Summary Compensation Table and in Annual Cash Incentive, beginning on pages 78 and 68, respectively.
Cols (c)-(e) Performance-based Restricted Cash Units (PRCU). We agreed to be acquired by The Toronto-Dominion Bank ("TD") in February 2022. In January 2023, the Committee granted retention RCUs to certain executives, excluding those having individual arrangements with TD, to support company objectives related to the then-pending acquisition. After the acquisition contract was terminated in May 2023, the January RCUs were cancelled and all NEOs, other than Mr. Jordan, received performance-based RCUs as shown in the table. For additional information see Annual Cash Incentive beginning on page 68.
Cols (f)-(h) Regular Annual Stock Incentives (PSU). The performance requirements for the 2023 PSU awards are discussed in the notes for column (e) of the Summary Compensation Table (RC.1) above. Performance below the threshold level will result in 0% payout. Performance above threshold will result in payouts ranging from 37.5% (col (f)) to 100% (col (g)) to 187.5% (col (h)) of target

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levels. See Performance Stock Units within the section captioned Long-Term Incentive Awards, which begins on page 71, for additional information. The 2023 PSUs are scheduled to vest on May 12, 2026, if threshold performance is achieved.
Cols (f)-(h) CEO Special Equity Stock Incentives (SEPSU). The performance requirements for the CEO's special equity PSU awards are discussed in the notes for column (e) of the Summary Compensation Table (RC.1) above. Performance below the threshold level will result in 0% payout. Performance above threshold will result in payouts ranging from 37.5% (col (f)) to 100% (col (g)) to 187.5% (col (h)) of target levels. See Performance Stock Units within the section captioned Long-Term Incentive Awards, which begins on page 71, and Jordan Employment Agreement beginning on page 88, for additional information. The 2023 SEPSUs are scheduled to vest on August 3, 2028, if threshold performance is achieved.
Col (i) Other Stock Awards (RSU & SERSU). Column (i) shows regular annual RSUs granted in 2023 and special equity RSUs granted to the CEO under his employment agreement. For additional information, see the notes for column (e) of the Summary Compensation Table (RC.1) above and see Jordan Employment Agreement beginning on page 88.
Cols (j)-(k) Stock Options. No stock options were granted to any NEO in 2023.
Col (l) Grant Date Fair Values. Column (l) reflects the accounting value of the awards shown in columns (g), (i) and (j). For the regular annual PSUs and RSUs, our stock price on the grant date, January 23, 2023, was $24.63 per share. For the CEO special equity PSUs and RSUs, our stock price on the grant date, August 3, 2023, was $13.41 per share. For additional information see the discussion of columns (e) and (f) of the Summary Compensation Table (RC.1) beginning on page 78.

Supplemental Compensation Disclosures
For information about the rationale behind, sizing of, and other aspects of the major compensation elements, see Pay Components & Decisions beginning on page 67.
The vesting and expiration schedules of equity-based awards granted in 2023 are as follows:
•Regular annual PSUs vest on May 12 three years after grant if goals are achieved at the 37.5% payout level or greater.
•Regular annual RSUs vest on March 2 three years after grant.
•CEO special equity PSUs vest on the fifth anniversary of grant if goals are achieved at the 37.5% payout level or greater. CEO special equity RSUs vest on the fifth anniversary of grant. For additional information, see Jordan Employment Agreement beginning on page 88.
Vesting information related to all equity awards held by the NEOs at year-end appears under the heading Awards Outstanding at Year-End beginning on page 83, especially in the notes to the table in that section. For all awards, vesting will or may be accelerated or pro-rated in the cases of death, disability, retirement, and qualifying termination after a change in control. For performance awards, service-vesting may be waived, but performance goals generally are not waived, following retirement, and awards may be pro-rated. Additional information concerning the acceleration features of awards is set forth under the caption Change in Control (CIC) Arrangements on page 90.
Dividends or dividend equivalents accrue at normal declared rates on most full-value (non-option) stock awards; RSAs granted under a legacy IBKC plan pay dividends as they are paid to all shareholders. Stock options have no dividend or equivalent accruals. Accrued dividends and equivalents are paid at vesting or forfeit if the award is forfeited.
The Compensation Committee has approved a mandatory tax withholding feature under which vested shares are automatically withheld in an amount necessary to cover minimum required withholding taxes. A supplemental feature allows the holder to elect withholding at the maximum tax rate instead. When we granted stock options in the past, they had no mandatory or supplemental tax feature. We do not re-use, in new grants, shares withheld to cover taxes.
The special performance-based retention RCUs granted after the TD acquisition contract was terminated will vest on May 12, 2026, three years after grant. If the service requirement is met, these RCUs will pay, in cash and without interest, the target dollar amount shown in Table RC.2. An additional amount of 5%, up to a maximum of 25% of target, will be paid for each $1 that our stock price, at vesting, exceeds the base price of $10.58 per share. The base price was an average stock price measured near the grant date.
The Compensation Committee generally has the power to impose deferral of payment as a term or condition of an award. No 2023 executive award contained a deferral requirement at grant.

82	2024 PROXY STATEMENT

RECENT COMPENSATION
Awards Outstanding at Year-End
Equity Awards
Table RC.3 provides information about stock options, all types of restricted stock and stock units, and all performance stock awards (at target levels) held at
December 31, 2023, by the named executive officers. Values are based on our market price at year-end, $14.16 per share.

Table RC.3
Outstanding Equity Awards at Fiscal Year-End 2023

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
NEO	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexer-cised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that have not Vested (#)	Market Value of Shares or Units of Stock Held that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Mr. Jordan	110,871	—		19.73	3/2/2024
	120,385	—		18.69	3/2/2025
	116,655	—		15.43	3/2/2026
	94,340	31,446		15.90	3/2/2027
						463,558	6,563,981	627,838	8,890,186
Ms. Dmuchowski [1]						57,106	808,621	51,774	733,120
Mr. Restel [1]	8,182	—		16.01	1/9/2030
						163,528	2,315,556	126,411	1,789,980
Mr. Popwell	12,475	—		15.43	3/2/2026
	12,767	12,768		15.90	3/2/2027
						105,795	1,498,057	128,110	1,814,038
Ms. LoCascio [1]	3,686	—		15.43	3/2/2026
	4,403	4,403		15.90	3/2/2027
						114,629	1,623,147	106,823	1,512,614
1    Includes a new-hire RSU award to Ms. Dmuchowski (22,590 shares), and major-promotion RSU awards to Mr. Restel (59,594 shares) and Ms. LoCascio (29,797 shares), all granted in 2021. Also includes special five-year PSU (223,713 shares) and RSU (149,142 shares) awards to Mr. Jordan granted in 2023 under his employment agreement.

Explanations of certain columns in Table RC.3 follow:
Col (c) Unvested Options. Column (c) reports unvested stock options. The vesting dates of options reported in column (c) are summarized in Table RC.3a:
Table RC.3a
Stock Options (#) Unvested at Year-End

Grant Date	Vesting Date	Mr. Jordan	Ms. Dmuchowski	Mr. Restel	Mr. Popwell	Ms. LoCascio
2/19/2020	3/2/2024	31,446	—	—	12,768	4,403

83	2024 PROXY STATEMENT

RECENT COMPENSATION
Col (g) Unvested Non-Performance Restricted Stock Unit Awards. Column (g) of Table RC.3 includes RSUs unvested at year-end. Numbers represent units (one unit = one share). The vesting dates of those awards are shown in Table RC.3b:
Table RC.3b
RSU Awards (#) Unvested at Year-End

Grant Date	Type	Vesting Date	Mr. Jordan	Ms. Dmuchowski	Mr. Restel	Mr. Popwell	Ms. LoCascio
2/11/2021	Annual	3/2/2024	106,666	—	30,582	31,715	21,359
2/11/2021	Bonus	3/2/2024	45,000	—	19,660	20,388	13,616
10/26/2021	Retention	10/26/2024	—	—	19,864	—	9,932
		10/26/2025	—	—	19,864	—	9,932
		10/26/2026	—	—	19,866	—	9,933
12/6/2021	Retention	12/5/2024	—	7,530	—	—	—
		12/5/2025	—	7,530	—	—	—
		12/5/2026	—	7,530	—	—	—
2/10/2022	Annual	3/2/2025	93,833	19,900	30,956	30,956	28,745
1/23/2023	Annual	3/2/2026	68,917	14,616	22,736	22,736	21,112
8/3/2023	Sp. Equity	8/3/2028	149,142	—	—	—	—
Col (i) Unvested Performance Stock Unit Awards. Column (i) of Table RC.3 reports annual and special equity PSU awards that are outstanding at year-end. The performance periods and target numbers of units for those awards are shown in Table RC.3c. Awards are reported in units (one unit = one share) at target levels. For all PSUs, the maximum is 187.5% of target.

Table RC.3c
PSU Awards (#) Unvested at Year-End
(Stock Units at Target Levels)

Grant Date	Performance Period	Mr. Jordan	Ms. Dmuchowski	Mr. Restel	Mr. Popwell	Ms. LoCascio
2/11/2021	2021-2023	160,000	—	45,873	47,572	32,038
2/10/2022	2022-2024	140,749	29,850	46,434	46,434	43,117
1/23/2023	2023-2025	103,376	21,924	34,104	34,104	31,668
8/3/2023	7/2023 - 6/2028	223,713	—	—	—	—
Cols (h) & (j) Values. Columns (h) and (j) reflect year-end market values ($14.16/share) of the awards reported in columns (g) and (i), respectively, with no discount for risk of forfeiture or time delay until vesting. The values reported are not based on financial accounting methods.
RCU Awards
Table RC.4 shows RCU awards granted to the NEOs which were outstanding at year-end 2023. All were granted in May 2023 following the termination of our proposed acquisition by TD, and all have a performance feature. For all RCUs in this table, the minimum payout is the target level, and the maximum is 125% of target, if the service requirements are met.
Table RC.4
RCU Awards ($) Unvested at Year-End
(Dollars at Target Levels)

Grant Date	Performance Period	Mr. Jordan	Ms. Dmuchowski	Mr. Restel	Mr. Popwell	Ms. LoCascio
5/6/2023	5/2023 - 5/2026	—	800,000	1,000,000	1,000,000	1,500,000

84	2024 PROXY STATEMENT

RECENT COMPENSATION
Awards Exercised & Vested
Table RC.5 shows stock options exercised by the NEOs along with stock awards that vested during 2023.
The value realized on exercise of options is the pretax difference between the market value on the exercise date and the option price, multiplied by the number of options exercised. Option awards have no dividend feature.
Stock awards consist of RSUs and PSUs granted in 2019, all of which are paid in stock, as well as RSAs granted in 2020 by legacy IBKC before the First Horizon/IBKC merger closed. The dollar values shown for the stock awards are based on market prices of our stock on the respective vesting dates plus, for RSUs, accrued cash dividend equivalents. RSAs pay no dividends or equivalents at vesting, but instead have a pay-as-you-go dividend feature. All amounts are pretax; withholding and other taxes are ignored.
Of the stock award amounts shown in the table, the portions associated with PSUs are: Jordan, 196,815 shares and $2,286,990 (regular PSUs) and 155,238 shares and $2,064,665 (special performance-based retention stock units granted in 2016); Popwell, 53,271 shares and $619,009; and LoCascio, 18,369 shares and $213,448. The other NEOs had no PSU vestings during 2023.

Table RC.5
Options Exercised & Stock Awards Vested During 2023

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired or Units Paid on Vesting (#)	Value Realized upon Vesting ($)
Mr. Jordan	137,249	1,811,395	383,499	5,095,039
Mr. Dmuchowski	—	—	—	—
Mr. Restel	—	—	13,944	341,349
Mr. Popwell	—	—	66,038	920,821
Ms. LoCascio	—	—	22,771	317,512

85	2024 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION
Post-Employment Compensation
We offer programs providing benefits after retirement and for certain other terminations. Other programs have features that enhance, accelerate, reduce, shorten, or forfeit benefits if employment terminates in various ways. Those programs and features are discussed in this section.
Common terms used in the post-employment context include:
•Discharge or Resignation. A termination of employment by First Horizon or by the executive, respectively, other than for disability or retirement.
•Disability. A permanent inability to work.
•Retirement. A termination of employment after meeting certain age and service requirements specified in the applicable program. Some programs specify early and normal retirement requirements; others specify only normal retirement or make no provision for retirement.
•Change in Control, or CIC. A corporate change in control of First Horizon as defined in the program. The definition used in active programs is discussed in CIC Definition on page 90.
•For Cause. A serious misconduct event by the terminated associate as defined in the applicable program will give First Horizon grounds to discharge the associate for cause.

Pension Plans
We operate two defined benefit retirement plans: a broad-based tax-qualified pension plan and an unfunded nonqualified pension restoration plan limited to associates for whom the qualified benefit is limited by tax law. The restoration plan extends the benefit beyond that tax law limit. The two plans effectively provide a single pension benefit. The plans were closed to new hires in 2007, and benefits were frozen at year-end 2012. Credited service years do not increase after 2012, and changes in compensation are ignored.
Pension benefits are based on average compensation for the highest 60 consecutive months of the last 120 months of service prior to 2013, length of service prior to 2013, and social security benefits. Covered compensation includes cash salary reportable to the IRS plus pretax contributions under the savings plan and employee contributions under the flexible benefits plan, and excludes bonuses, commissions, other deferred compensation, and incentives.
A “normal” pension benefit provides a monthly payment to the associate for life beginning at retirement at age 65. Participants under age 65 who are at least age 55 with 15 years of service may retire early with a reduced pension benefit. A participant may make other elections which change the benefit, including a spousal benefit election, a minimum (certain) payment term, and a lump sum benefit (restoration plan only).
Table PEC.1 shows estimated normal retirement benefits under the pension plans as of December 31, 2023. Messrs. Jordan and Popwell are the only NEOs who participate in the pension plans.
Table PEC.1
Pension Benefits at Year-End 2023

(a)	(b)	(c)	(d)	(e)
Name	Plan	No. of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mr. Jordan	Qualfied	6 years	305,282	—
	Restoration	6 years	889,047	—
Mr. Popwell	Qualified	6 years	334,839	—
	Restoration	6 years	425,864	—
Explanations of certain columns follow:
Col (c). This column shows full years of credited service, unchanged since 2012.
Col (d). Column (d) reflects the actuarial present value of each NEO’s accumulated benefit. The computation: (i) was made by a pension plan actuary; (ii) used the same measurement date used for our 2023 financial statements except that retirement age is assumed to be 65; and (iii) used the projected unit credit cost method, which recognizes cost in an increasing pattern as a participant approaches retirement. The 2023 discount rates are 5.00% for the qualified pension plan and 4.90% for the non-qualified pension restoration plan and reflect the expected average term until settlement of each of these plans. The assumptions on which the amounts presented in the table are based are discussed in note 17 to our financial statements appearing in our annual report on Form 10-K for the year ended December 31, 2023.

86	2024 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION
Nonqualified Deferred Compensation Plans
We provide a traditional deferral plan for executives and many other associates, not qualified under tax rules, which allows participants to defer receipt and taxation of cash salary and bonus. Deferred amounts are credited to accounts and earnings accrue according to the provisions of the plan. Participants have some discretion regarding the length of the deferral period, the investment criteria upon which earnings are based, and whether payout will be lump sum or an annuity. A commonly selected deferral period lasts until employment terminates.
Our qualified savings (401(k)) plan allows an associate to make contributions of salary into a plan account, subject to limits imposed by tax laws. We provide a 100% match under the qualified savings plan for the first 6% of salary each eligible participant (having at least one year of service) elects to contribute to the plan.
We have adopted a nonqualified savings restoration plan for those associates, including executives, whose base salary exceeds the tax limits imposed on the qualified savings plan. The restoration plan provides a nonqualified vehicle for employees to participate in a savings plan beyond the tax law limits. Unlike the qualified plan, the restoration plan is unfunded. The restoration plan offers many of the same investment options as the qualified plan, but our stock is not among those.
Both the traditional nonqualified plan and the savings restoration nonqualified plan are unfunded, meaning that no trust holds funds or investments for any of the accounts other than, in certain cases, a rabbi trust that our management cannot access but that our creditors could access in case of our bankruptcy. Legally, each plan account is an unsecured debt we owe the participant. Each account is fully vested and non-forfeitable. Except for the timing of payments, plan accounts are not reduced or enhanced by termination of employment, change in control, or other event.
We reduce the risk of our obligations under our nonqualified deferred compensation plans by purchasing investments designed to track the performance of the investment elections made by participants. The qualified savings plan has no such risk to us because all accounts are fully funded with the plan’s trust holding the investments selected by each participant.
Information concerning account activities and balances of the NEOs with respect to both nonqualified deferred compensation plans is presented in Table PEC.2. Information related to the qualified savings plan is not included in the table.
Table PEC.2
Nonqualified Deferred Compensation
During 2023 & at Year-End

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Mr. Jordan	502,920	2,332,397	2,040,691	—	10,556,350
Ms. Dmuchowski	60,000	—	12,508	—	130,665
Mr. Restel	22,200	22,200	11,336	—	5,917,195
Mr. Popwell	22,200	641,209	282,520	—	1,297,309
Ms. LoCascio	24,075	232,648	137,811	—	734,951

Explanations of certain columns follow:
Col (b). Traditional nonqualified deferred compensation plan. Currently up to 80% of cash salary and 80% of annual cash bonus may be deferred in our traditional nonqualified deferred compensation plan for executives.
Col (b). Savings restoration plan. Column (b) also includes salary contributions to our savings restoration plan.
Col (c). Company matching contributions & deferred PSUs. Matching contributions are made under the savings restoration plan. Also included in column (c) are PSUs that vested during the year (valued at vesting). PSUs granted in 2020 and earlier (vested in 2023 and earlier) are subject to a mandatory two-year payment deferral after vesting. We make no company contributions to the traditional nonqualified deferred compensation plan.
Col (d). Earnings. Earnings reflect interest for those accounts that earn interest. For accounts that hold phantom shares of stock or mutual funds, earnings reflect increases and decreases of account value throughout the year. Those amounts are netted as applicable to the individual.

87	2024 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION
Col (e). PSU payouts. For 2023, amounts shown are the values of deferred PSUs paid in 2023 that had vested in 2021. Hardship withdrawals are allowed under certain elective deferral plans (unrelated to PSUs). In our traditional plan, an in-service distribution date may be selected when the deferral election is made.
Col (f). Valuations. Certain plan accounts are denominated as numbers of shares of stock or mutual funds. All such accounts are valued based on the fair market value of those shares at year-end.
The information above excludes our tax-qualified savings plan. For additional information concerning deferred compensation plans see Deferral, Retirement, and Other Benefits beginning on page 74.

Employment & Termination Arrangements
We have ongoing special agreements with two of the named executives:
•Mr. Jordan signed a five-year employment agreement with us in 2023. See Jordan Employment Agreement immediately below.
•Mr. Restel signed a letter agreement in connection with our 2020 merger with IBKC. See Restel Letter Agreement beginning on page 89.
In addition, many plans and programs contain special provisions regarding termination of employment in various common situations, including in connection with retirement or a change in control. We have certain other arrangements that deal primarily with retirement and change in control situations.
This section provides information concerning those agreements, provisions, and arrangements.
Jordan Employment Agreement
On August 3, 2023, we entered into an employment agreement with Mr. Jordan. Key terms of the employment agreement are summarized below.
Mr. Jordan will continue to be employed as President and Chief Executive Officer for a five-year term expiring August 3, 2028. Mr. Jordan’s employment will terminate when that term expires unless the parties mutually agree later to extend the term. Our mandatory retirement policy is waived during the employment agreement's term.
Mr. Jordan’s annual base salary was raised approximately 6% to $1,125,000. Salary may be raised after August 3, 2023, by the Compensation Committee of our Board of Directors, but may not be lowered during the term of the employment agreement.
Mr. Jordan’s annual cash incentive (“bonus”) target amount during the term of the Employment Agreement is fixed at 150% of salary. That level is consistent with 2022 and 2023 practices of the Compensation Committee.
The target amount of Mr. Jordan’s annual long-term awards during the term of the Employment Agreement will be 450% of salary, starting with the 2024 grant cycle. In 2023, his long-term awards were 400% of salary.
Mr. Jordan received a special equity award consisting of $3 million of PSUs and $2 million of non-performance RSUs. These PSU and RSU awards have five-year service vesting requirements, structured so that all service requirements are fulfilled on the last day of the employment agreement’s five-year term.
The performance measure for the PSUs was our adjusted ROTCE (return on tangible common equity) averaged over the five-year period July 1, 2023 through June 30, 2028, ranked against average ROTCE reported by the banks in the KBW regional bank index (ticker KRX) over that same period, similar to our 2022 and 2023 annual PSU practices. ROTCE performance above the threshold/minimum level will range from 50% to 150% of target. The ROTCE performance outcome will be adjusted by our TSR (total shareholder return) performance over five years ranked against the KRX banks, also similar to 2022 and 2023 PSU practices. TSR performance will range from 75% to 125%. The fully-adjusted non-zero outcomes range from 187.5% (150% x 125%) down to 37.5% (50% x 75%).
Mr. Jordan agreed to terminate his 2007 change in control severance agreement. Instead, he now participates in our Executive Change in Control Severance Plan at a benefit multiple of 3.0. That plan benefit multiple is similar to the benefit level under his 2007 agreement. However, under his 2007 agreement, Mr. Jordan was entitled to a tax gross-up benefit if he had been subjected to a certain federal excise tax following a change in control event. Under the plan, Mr. Jordan will not be entitled to a tax gross-up benefit.
After the employment agreement term ends, Mr. Jordan’s then-outstanding long-term awards, other than the special equity award mentioned above, generally will be treated as follows: all his outstanding long-term non-performance awards will accelerate, and all remaining service requirements of his outstanding long-term performance awards will be waived.

88	2024 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION
Under the employment agreement, our Board of Directors retains the right to discharge Mr. Jordan without cause (as defined in the agreement) before the end of the term. However, if that were to happen, Mr. Jordan would be entitled to: (i) be paid cash severance equal to two times his annual salary and bonus target at that time; (ii) have all his outstanding long-term non-performance awards accelerate (including the special equity RSUs mentioned above); (iii) have waived the service requirements of all his regular outstanding performance awards (other than the special equity PSUs mentioned above), without impacting or accelerating performance determinations that will continue to be made in the normal course; and (iv) have his special equity PSUs reduced in proportion to the part of the service vesting period that Mr. Jordan will not be employed, and have the remaining special equity PSUs accelerated and paid based on actual performance through the most recently completed calendar quarter. If Mr. Jordan resigns for good reason (as defined) during the term of the employment agreement, he likewise would be entitled to the benefits outlined above.
Mr. Jordan has agreed to a non-solicitation covenant in his employment agreement, applicable to our clients and associates, which applies during the term of the agreement and for two years after his employment terminates. Mr. Jordan also has agreed to confidentiality, non-disparagement, and cooperation covenants.
Restel Letter Agreement
When we signed the IBKC merger agreement in 2019, IBKC signed a letter agreement with Mr. Restel. That letter agreement specified his position and role with First Horizon after the merger and provided him with a special RSA award. His award was granted in November 2019 and would have been forfeited if the merger had not closed. The award had a grant-date value of $1,350,000 and vested in 2021, on the anniversary of the merger’s closing date. Mr. Restel is subject to indefinite non-disparagement and confidentiality covenants under this letter agreement.
Mr. Restel had a change in control severance agreement with IBKC. His CIC severance agreement allowed him to trigger a severance benefit if a change in control of IBKC occurred, and if he resigned within 30 days after closing for any reason. To incentivize him to remain with First Horizon following the closing in 2020, his letter agreement guaranteed that Mr. Restel will receive, when his employment ends, the cash benefit that otherwise would have been paid had he resigned in July 2020. That amount was $5,766,018, and was treated as a contribution to his nonqualified deferred compensation plan account. That benefit is included in his nonqualified deferred compensation balance as discussed in Nonqualified Deferred Compensation Plans beginning on page 87.
In addition, we are required to pay Mr. Restel certain tax gross up amounts, which we estimate will be approximately $3 million.
Mr. Restel's letter agreement also provides for the continuation of certain health and welfare benefits for Mr. Restel and certain of his dependents for 39 months after his employment ends.
Termination Unrelated to a Change in Control
Table PEC.3 summarizes the impact upon the amounts of various items of compensation of a termination of employment under certain circumstances, other than termination related to a change in control event. Change in control situations are discussed in the following section.
In addition to forfeiture of unpaid benefits, many awards provide for clawback of paid benefits if discharge for cause, as defined in the applicable program, occurs within two years of payment.

Table PEC.3
Impact of Termination Events on Unpaid Compensation Items

Compensation Item	Resignation / Discharge	Death / Disability	Retirement	Key Factors
Annual Incentive Opportunity (cash bonus)	Forfeit	Generally forfeit, but discretionary payment is possible	Generally forfeit, but discretionary payment is possible	Committee may pro-rate or fully waive service requirement while maintaining performance conditions.
PSUs	Forfeit	Generally pro-rate for service period worked; no waiver of performance requirement	If approved, generally pro-rate for service period worked; no waiver of performance requirement	Committee may pro-rate or fully waive service requirement while maintaining performance conditions.
RSUs	Forfeit	Full or pro-rated payment, depending on award	Discretionary payment is possible, often pro-rated if approved	For retirement, Committee may accelerate vesting or waive forfeiture without acceleration. Approval often is conditioned on accepting departure covenants, such as non-solicitation.

89	2024 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

Compensation Item	Resignation / Discharge	Death / Disability	Retirement	Key Factors
Stock Options— exercisable	Expire 3 months after termination	Expire 3 years after termination	Expire 3 years after termination	Option term is shortened to new expiration date, cannot be extended.
Stock Options— unexercisable	Forfeit	Expire 3 years after termination	Expire 3 years after termination	Option term is shortened to new expiration date, cannot be extended.
Qual'd Savings Plan, Pension Plans, NQ Deferred Compensation Plans	No impact	No impact	No impact	Contributions, accounts, and benefits are fully vested.
Savings Restoration Plan	Lump sum payment	Lump sum payment	Lump sum payment	Benefits are fully vested; any termination triggers payment.
Change in Control (CIC) Arrangements
Special change in control (CIC) severance arrangements are in place with certain of the NEOs. In addition, many of our compensation programs have special provisions that apply if we experience a CIC event. This section provides information concerning arrangements and benefits that would apply if a CIC occurs.
CIC Definition
In our plans and programs, the term “change in control” includes the following events:
•A majority of the members of our Board of Directors changes, with certain exceptions.
•A person or other entity becomes the beneficial owner of 20 percent or more of our outstanding voting stock, with certain exceptions.
•Our shareholders approve, and there is a consummation of, a merger or other business combination, unless (i) more than 50% (60% in the CIC Plan and CIC severance agreements) of the voting power resulting from the business combination is represented by voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20% or more of the resulting corporation, and (iii) at least a majority (a two-thirds majority in the CIC severance agreements) of the members of the board of directors of the resulting corporation were our directors at the time of board approval of the transaction.
•Our shareholders approve a plan of complete liquidation or dissolution or a sale of substantially all of our assets. Certain plans provide that consummation of an asset sale, rather than mere approval, is a CIC event.
Summary of CIC Effects
Table PEC.4 summarizes the impacts of a hypothetical CIC event on various items of compensation. Details about current dollar amounts of many of these items are provided in the CIC Potential Payout section below.

Table PEC.4
Impact of CIC on Unpaid Compensation Items

Compensation Item	Impact of CIC	Key Factors
Annual Incentive Opportunity (cash bonus)	Pro-rate target amount of bonus if employment terminates	Performance at target is presumed; pro-rating is based on % of performance period that has elapsed.
PSUs	Award is paid at target if employment terminates. Award may be adjusted, or converted to non-performance RSUs, if employment continues.	Awards have a double-trigger feature. The Committee has discretion to adjust or convert awards depending on the CIC context.
RSUs	Accelerate if employment terminates; otherwise no impact	Awards have a double-trigger feature.
Stock Options—exercisable	No impact is mandated by option plan or program. If First Horizon ceases to exist, options will convert to shares of the acquiring company.	The CIC merger agreement may require options to be exercised or cashed out.
Stock Options—unexercisable	Vesting is accelerated if employment terminates. If First Horizon ceases to exist, options will convert to shares of the acquiring company.	The Committee may accelerate vesting without termination if the CIC merger agreement requires or permits that.
Qualified Pension Plan	Limited impact	Any excess funding in the Plan is allocated to all participants.
Pension Restoration Plan	Lump sum payment	See details in the discussion immediately following this table.
Qualified Savings Plan	No impact	Accounts are fully vested regardless of CIC.
Savings Restoration Plan	No impact	Any separation from service results in lump sum payment. CIC itself has no effect on the timing or amount of payment.

90	2024 PROXY STATEMENT

POST-EMPLOYMENT COMPENSATION

Compensation Item	Impact of CIC	Key Factors
Nonqualified Deferred Compensation Plans	Limited impact	Accounts are paid into rabbi trusts when a CIC occurs. CIC itself has no effect on the timing or amount of payment.
CIC Severance Agreements & Executive CIC Severance Plan	Cash payment and other benefits if employment terminates.	All CIC agreements and plans have a double-trigger feature where benefits are triggered only if employment terminates. Benefits are discussed in the next section.
Under the pension restoration plan, a lump sum payment is made to participants representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected benefits actuarially adjusted based on the participant’s age at the time of the CIC event. For participants under age 55, the CIC calculation is made assuming age 55 has been reached.
CIC Severance Plan
All of the NEOs except Mr. Popwell participate in our Executive Change in Control Severance Plan (“CIC Plan”). For these officers, the CIC Plan provides a cash severance benefit equal to 3.0 times (Mr. Jordan) or 2.5 times (all other NEOs) the sum of annual base salary plus a “bonus amount” if we discharge the officer (other than for disability, retirement, or cause), or if the officer resigns for a predefined good reason, in either case within 36 months after a CIC event. The “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses. The CIC plan does not provide for a federal excise tax gross-up benefit. Severance payments are to be reduced if a small reduction in benefit (up to 5% or $50,000) would avoid the excise tax. Non-disparagement, cooperation, and non-solicitation covenants are incorporated into the plan. The CIC plan does not guarantee employment for any term or period. Participation in the CIC plan generally can be terminated unilaterally with three years’ prior notice, subject to certain extensions.
CIC Severance Agreements
We have a legacy CIC severance agreement with Mr. Popwell. The agreement provides a cash severance benefit equal to three times annual base salary plus three times a
“bonus amount” if we discharge the officer other than for disability, retirement, or cause, or if the officer resigns for a predefined good reason, in either case within 36 months after a CIC event. The “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses. Mr. Popwell’s agreement does not provide for a federal excise tax gross-up benefit. Severance payments are to be reduced if a small reduction in benefit (up to 5% or $50,000) would avoid the excise tax. Non-disparagement, cooperation, and non-solicitation covenants are included in the agreement. His agreement does not guarantee employment for any term or period. His agreement generally can be terminated unilaterally with three years’ prior notice.
CIC Potential Payout
Table PEC.5 shows potential amounts payable to the still-active NEOs if a CIC had occurred and employment with us had terminated on December 31, 2023. The closing stock price on December 31, 2023, of $14.16 per share is used when valuing stock based items. For purposes of the table, the following assumptions and adjustments have been made: (1) the present value of future health and welfare and other non-cash benefits is calculated by using current costs; (2) the value of non-forfeited stock options is based solely on the spread between the option price and our actual year-end stock price; and (3) no forfeiture factors exist. Many of the amounts shown in the table accelerate the timing of payment of an amount that would have been paid eventually without increasing the amount paid. The table shows all payment amounts, whether or not increased by the CIC and termination, for the sake of completeness.

Table PEC.5
Potential Dollar Value of Payments Upon an Assumed Termination of
Employment at Year-End Related to a CIC Event

Name	Cash Severance	Pro Rated Bonus[1]	Stock Awards	Pension Restoration[2]	Savings Restoration	Health & Welfare	Other	Tax Gross-up Payments	Total
Mr. Jordan	7,965,000	1,687,500	14,486,348	953,275	936,417	32,884	2,458,094	na	28,519,518
Ms. Dmuchowski	2,622,083	510,000	2,437,529	—	—	33,003	950,943	na	6,553,558
Mr. Restel	3,440,577	700,000	4,841,325	—	151,177	30,629	25,000	na	9,188,708
Mr. Popwell	4,130,000	676,667	4,024,373	470,099	423,132	22,014	25,000	na	9,771,285
Ms. LoCascio	2,798,958	650,000	4,482,864	—	156,246	32,884	25,000	na	8,145,952
1    The amounts in this column reflect “the bonus amount” defined in each CIC severance plan or agreement, as applicable, discussed above.

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2    Absent a CIC event, a participant in the pension restoration plan can elect, at termination of employment, to receive a lump sum payment based on the present actuarial value of the expected pension payment stream. In a CIC context, participants will receive a lump sum payment in lieu of the payment stream. If a participant terminated in relation to a CIC is under age 55 or has less than 15 years of service, the CIC lump-sum payment would be enhanced to reflect that age and those service years.

Table PEC.5 illustrates payments that would be owed if each NEO had experienced a qualifying termination of his or her employment at year-end following a hypothetical CIC event in 2023. The table does not reflect actual amounts that could or would be owed to any NEO in connection with an actual CIC event, which actual amounts will vary with the timing and other circumstances surrounding an actual qualifying termination following that CIC event. Moreover, Table PEC.5 is not intended to predict or suggest any probability that a CIC event will occur in the future or that any of the NEOs will experience a qualifying termination following such an event.

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Pay Versus Performance
The following table is presented as required by proxy disclosure rules. As discussed below, each of the compensation amounts presented in columns (b) through (e) is a composite of amounts actually paid or owed, plus amounts granted based on values at grant, and plus or minus adjustments which FHN does not employ in its compensation programs or decisions. Moreover, the amounts presented in columns (d) and (e) represent averages of those composites for four, five, or six executive officers, some of whom experienced major job changes in one or two of the years presented which substantially increased or reduced their total compensation for those years. For further information, see the column explanations below and Relation of Pay to Performance beginning on page 95.

Table PVP.1
Pay Versus Performance

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO	Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs	Value of Initial Fixed $100 Investment Based on:		FHN Net Income (millions of $s)	FHN 3-yr-avg Adjusted Return on Tangible Common Equity (A-ROTCE)*
					FHN Total Shareholder Return	Peer Group Total Shareholder Return
2023	13,043,041	(11,688,459)	2,584,098	(1,044,319)	131.82	143.30	916	18.38%
2022	7,237,769	17,866,977	4,464,277	6,279,548	217.90	143.87	912	17.48%
2021	8,414,496	11,818,805	3,641,125	2,576,321	141.55	154.57	1,010	24.45%
2020	5,580,188	(6,406,047)	11,989,412	13,708,341	106.73	113.11	857	14.10%
2019	5,551,044	8,735,703	3,195,845	2,866,345	130.43	123.87	452	17.39%
* For each row, A-ROTCE shown is an average for the three-year performance period ended with the year shown in column (a). A-ROTCE for 2023 has not yet been reviewed and accepted by the Compensation Committee for purposes of final 2021-2023 performance determinations.
Explanations of certain columns follow:
Cols (b) & (d). Summary Compensation Table (SCT) data. Each year we report total compensation of our CEO and of four to six additional named executive officers ("NEOs") in the Summary Compensation Table. This year's SCT—Table RC.1—appears on page 78, and this year we have four NEOs in addition to the CEO. Total compensation for each of the NEOs is presented each year in the SCT as required by proxy disclosure rules.
Col (d). Average SCT data. For each year, Column (d) presents the average total compensation for the NEOs other than our CEO. Each year, the identity of the other NEOs varies, as shown in Table PVP.2 below. Moreover, in three instances, other NEOs had departed before year-end, and in one instance an NEO was hired late in the year. The circumstances of departure (retirement, negotiated separation, simple resignation) substantially altered the compensation outcomes for those persons in those years. The averaging calculations use each total "as is"; the calculations do not annualize or normalize any person's compensation for any given year.
Cols (c) & (e). Compensation Actually Paid (CAP). The information presented in these columns adjusts the SCT data in specific ways prescribed by the proxy disclosure rules. Although the CAP information does include amounts actually paid, it also includes amounts not yet earned or paid as well as amounts that do not represent specific and direct dollar obligations. Supplemental details concerning the two CAP columns, including the names of each NEO each year as well as the adjustments made, is presented under the caption Supplemental and Supporting Information beginning on page 94 below.
Col (e). Average CAP data. For each year, Column (e) presents the average of the total "compensation actually paid" for the NEOs other than our CEO.
Col (f). FHN TSR. For each year under column (f), Table PVP.1 shows the dollar value of $100 invested in FHN common stock on the last trading day of 2018 measured as of the last trading day of the year in question. All dividends are assumed reinvested, all transaction costs are assumed to be zero, and all taxes are ignored. For example, the "2021" row shows that value measured over the 3-year period December 31, 2018 through December 31, 2021.
Col (g). Peer TSR. FHN uses different peer groups for different purposes. See Peer Group & Market Benchmarking beginning on page 73 for further information. For several years (including 2023) the peer group we use

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d for a TSR performance measure used in long-term stock awards has been the Keefe, Bruyette & Woods (KBW) Regional Bank Index, which is publicly reported under the trading symbol KRX. The peer group TSR data in column (g) relates to the KRX Index. As with column (f), for each year under column (g), the table shows the dollar value of $100 invested in a fund that exactly matches the KRX index on the last trading day of 2018 measured as of the last trading day of the year in question. All dividends are assumed reinvested, all transaction costs are assumed to be zero, and all taxes are ignored. KRX returns are market-capitalization weighted: the largest banks in the index have a much larger impact on index performance than the smallest banks.
Col (h). FHN Net Income. Column (h) shows, for each year, FHN's net income as reported in our Annual Reports on Form 10-K, in the Consolidated Statements of Income appearing in Item 8 of each Report.
Col (i). 3-Year-Average Adjusted Return on Tangible Common Equity (A-ROTCE). For all five of the years shown in Table PVP.1, we have used adjusted return on average tangible common equity, or "A-ROTCE," as the primary driver of performance outcomes of our executive PSUs. For each of those PSUs, our A-ROTCE for each of the three performance years was averaged and ranked against the 3-year average ROTCE reported by each bank in the KRX Index. A median ROTCE rank by FHN would result in target (100%) PSU performance before adjustment for our TSR rank. Top-quartile rank would result in top (150%) ROTCE performance, while bottom-quartile rank would result in zero payout. For a given year, ROTCE is our net income available to common shareholders divided by our average (for the year) tangible common equity. "Tangible" equity removes goodwill and certain other amounts from total equity, and "common" equity means that preferred stock is excluded. The categories of PSU adjustments to ROTCE are set at the time of grant; although they could change from year to year, they have been fairly consistent over this period. Adjustments to arrive at A-ROTCE are made for certain specified items, including changes in accounting principles and certain unusual or non-recurring items, such as litigation settlements. Also, income and expenses recognized for pending or completed mergers, certain divestitures, and certain other strategic events are removed from A-ROTCE calculations. See Performance Stock Units within the section captioned Long-Term Incentive Awards, which begins on page 71, for additional information. The A-ROTCE numbers shown in Table PVP.1 have been approved by the Compensation Committee except for 2023, which will be submitted for approval in April 2024.
Col (i). A-ROTCE used for PSUs vs. Adjusted ROTCE presented in quarterly earnings announcements. The adjustments used to calculate A-ROTCE usually are not the same as those used to calculate adjusted ROTCE disclosed each quarter in our earnings announcements. A-ROTCE, as mentioned above, is adjusted as prescribed by the PSU terms established at each grant date, applicable for the entire three year performance period. In contrast, our earnings announcements usually list certain "notable items" that had an unusual and significant impact on earnings that quarter. Adjusted income measures, including ROTCE, are presented each quarter to show the degree of those impacts and to show normalized earnings, to help make quarter-to-quarter and year-to-year comparisons more meaningful. In many instances a notable item for earnings disclosures is also an amount excluded from A-ROTCE calculations. However, notable items are not always excluded from A-ROTCE, and some A-ROTCE adjustments may not be viewed as notable in a given quarter.

Supplemental and Supporting Information
NEOs Each Year
Table PVP.2
Named Executive Officers 2019-2023

	2023	2022	2021	2020	2019
CEO	D. Bryan Jordan	D. Bryan Jordan	D. Bryan Jordan	D. Bryan Jordan	D. Bryan Jordan
Other NEOs	Hope Dmuchowski Anthony J. Restel David T. Popwell Tammy S. LoCascio	Hope Dmuchowski Anthony J. Restel David T. Popwell Tammy S. LoCascio Daryl G. Byrd	Hope Dmuchowski Daryl G. Byrd Anthony J. Restel David T. Popwell Michael J. Brown William C. Losch III	William C. Losch III Daryl G. Byrd Michael J. Brown Anthony J. Restel	William C. Losch III Michael E. Kisber David T. Popwell Susan L. Springfield

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Adjustments Resulting in CAP Data (Cols. (c) & (e))
The following two tables provide details regarding the specific adjustments made to create CAP data.
Table PVP.3a
Adjustments Made to SCT Data to Create CAP Data for CEO

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Year	Pension Adjustments		Stock Award Adjustments*
	Subtract Pension Plan Change in Value per GAAP (SCT Col. (h))	Add Pension Service Cost per GAAP	Subtract Non-Option Grant Date Value (SCT col (e))	Subtract Option Grant Date Value (SCT col (f))	Subtract Awards Forfeited during Year (using prior YE Values)	Add YE Value of Awards Granted during Year	Add Year-over-Year Value Change in Older Awards	Add Vesting Date Value of Short-Term Awards**	Add YTD through Vesting Value Change of Awards Vested during Year	Add Dividends Paid on Awards during Year
2023	(1,134,668)	—	(9,243,562)	—	—	7,719,296	(20,022,131)	—	(3,054,341)	1,003,906
2022	—	—	(4,243,600)	—	—	5,747,259	5,652,925	—	3,026,733	445,891
2021	(868,537)	—	(4,815,250)	—	—	5,089,506	1,854,007	—	1,886,146	258,437
2020	(893,748)	—	(2,000,000)	(292,327)	—	3,345,672	(11,303,923)	—	(984,190)	142,281
2019	(921,334)	—	(1,800,000)	(314,360)	—	3,991,572	1,710,514	—	299,165	219,101
*    In all cases, award "value" refers to fair value calculated using the same financial-statement methods used in the Summary Compensation Table. For columns (h) and (j), a negative number means the value declined.
** The adjustment in column (i) applies only if FHN granted a stock award that vested in the year of grant. The CEO received no such award.

Table PVP.3b
Adjustments Made to SCT Data to Create CAP Data for Other NEOs (Averaged)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Year	Pension Adjustments		Stock Award Adjustments*
	Subtract Pension Plan Change in Value per GAAP (SCT Col. (h))	Add Pension Service Cost per GAAP	Subtract Non-Option Grant Date Value (SCT col (e))	Subtract Option Grant Date Value (SCT col (f))	Subtract Awards Forfeited during Year (using prior YE Values)	Add YE Value of Awards Granted during Year	Add Year-over-Year Value Change in Older Awards	Add Vesting Date Value of Short-Term Awards**	Add YTD through Vesting Value Change of Awards Vested during Year	Add Dividends Paid on Awards during Year
2023	(128,378)	—	(1,249,972)	—	—	718,620	(2,938,976)	—	(72,362)	42,651
2022	—	—	(1,848,720)	—	—	2,503,773	920,390	—	195,782	44,047
2021	—	—	(2,036,042)	—	(666,616)	1,871,856	(860,436)	—	541,862	84,572
2020	—	—	(144,375)	(28,136)	—	1,473,145	406,712	—	(39,182)	50,765
2019	(128,424)	—	(1,375,351)	(83,829)	—	1,990,342	(856,955)	—	77,411	47,306
*    In all cases, award "value" refers to fair value calculated using the same financial-statement methods used in the Summary Compensation Table. For columns (h) and (j), a negative number means the value declined.
**    The adjustment in column (i) applies only if FHN granted a stock award that vested in the year of grant due to a severance situation.

Relation of CAP to Performance
Overview
Proxy statement rules require us to discuss the relationship of the compensation actually paid ("CAP") data presented in columns (c) (for the CEO) and (e) (for other NEOs) of Table PVP.1 to the performance measures presented in columns (f) (our TSR), (h) (our net income), and (i) (our adjusted ROTCE) of the Table. In addition, we are required to compare our TSR with that of the KRX index, presented in column (g) of Table PVP.1. In reviewing the following, please keep in mind that we do not use the CAP data for any purpose.

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CAP
Chart PVP.1 presented below graphically shows the CAP of our CEO and, as an average, of our other NEOs for each of the years 2019-2023. That information is presented numerically in Table PVP.1 above, in columns (c) and (e). Charts PVP.2, .4, and .5 in this discussion show the relation of CAP to certain performance measures, but an understanding of CAP is necessary to appreciate those charts.
CAP—compensation actually paid—is a misnomer. Although the proxy disclosure rules require us to use that term, the CAP numbers that are shown only partly reflect amounts actually paid to anyone. CAP numbers should be viewed as being comprised of both actual and highly-adjusted compensation amounts. Tables PVP.3a and .3b above show in detail the numerical differences between CAP and the compensation reported in the Summary Compensation Table (Table RC.1) on page 78. The adjustments used in deriving CAP can result in large and seemingly idiosyncratic fluctuations from year to year, which is evident in Chart PVP.1. However, as discussed below, those fluctuations largely were driven by significant volatility in our stock price, much of which was driven by events external to our ordinary business operations.

Chart PVP.1
CEO CAP in Chart PVP.1 ranged from a high of $17,866,977 in 2022 to a low of $(11,688,459) in 2023. The two years for which CAP was a negative number—negative compensation "actually paid"—resulted from large down-swings in the market price of our stock from the beginning of the year to the end. A key adjustment to arrive at CAP is to add or subtract year-over-year changes in stock price associated with compensatory stock awards granted, vested, and outstanding during the year. In 2020, the key factor was COVID-19's impact on the market overall. In 2023, the key factor was the termination of the all-cash TD transaction in May in the context of a banking crisis, as three regional banks failed in less than two months.
The 2020 and 2023 CAP numbers literally suggest that the CEO in 2020 was paid nothing, or even owed an amount to us. In fact, he was actually paid salary and bonus and had older stock awards vest. The significant losses in his stock award values did occur but were largely unrealized, as were his losses in stock holdings apart from awards, which CAP does not include.
The average CAP of the other NEOs over this five-year period also fluctuated substantially, though less severely than that of the CEO. Volatility was diminished in part because each year shown is an average of the CAPs for four or more other officers. The stock-price impacts noted for the CEO also affected the other NEOs. However, the other NEOs generally receive less of their total direct compensation in the form of stock awards, so price impacts on CAP are less. In addition, the other NEO average CAP was very significantly raised in 2020 because three of the four other NEOs that year received very large change in control benefits associated with our merger of equals with IBKC, which overwhelmed the negative impact of our COVID-driven stock price decline that year.

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Relation of CAP to FHN's TSR
Chart PVP.2 graphically shows the relation of the CAP data in Table PVP.1 (columns (c) and (e)) to our TSR (column (f)).
Chart PVP.2
Our TSR for any given period depends on our stock price change from start to end, and on our dividends during the period which are assumed to be reinvested each quarter. For this presentation, TSR represents the value of $100 invested on December 31, 2018, measured at the end of each of the five years shown.
As mentioned above in the discussion of CAP, our stock price fell significantly in 2020 and again in 2023, directly resulting in a fall in TSR and a fall in the CEO's CAP for those years. The chart shows that the CEO's CAP was impacted by the 2020 and 2023 stock price decrease much more robustly than TSR.
Average CAP for the other NEOs rose in 2020 despite the fall in stock price and TSR that year. Although the other NEOs also were negatively impacted by the fall in our stock price, three of the four other NEOs that year received very large change in control benefits associated with our merger of equals with IBKC. Our CEO received no such benefit. Other NEO CAP fell in 2023 for the reasons mentioned above, but less robustly than the CEO's CAP. The compensation mix for the other NEOs generally contains a lower percentage of stock awards, reducing the effects of a stock price downturn.

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Relation of FHN TSR to Peer TSR
Chart PVP.3 graphically shows the relation of our TSR (column (f) of Table PVP.1) to the TSR of our peer group, represented by the Keefe, Bruyette & Woods (KBW) Regional Bank Index, which is publicly reported under the trading symbol KRX (column (g)).
Chart PVP.3
As mentioned above, our TSR depends significantly on our stock price change from start to end, and moderately on our dividends which are assumed to be reinvested each quarter. The KRX Index TSR is measured analogously, but differs somewhat from any particular company's TSR: (i) the index is a blend of the stock and dividend performance of 50 banks, and the blending is market-weighted so that the largest index banks significantly outweigh the smallest; and (ii) over time, the 50 banks that comprise the KRX index change as some no longer satisfy KBW's criteria for inclusion and are replaced.
Chart PVP.3 shows very significant correlation of FHN's TSR with the KRX TSR, except for 2022. As mentioned above, our year-end 2022 stock price was $24.50 per share, very substantially higher than a year earlier, while the KRX index fell modestly that year. Our price, and therefore our TSR, was artificially inflated by our then-pending all-cash acquisition by TD. As Chart PVP.3 shows, after the TD transaction terminated, our TSR roughly fell back in line with the KRX Index.
During the past five years, we used our TSR, ranked against the TSR of the KRX Index, as an adjuster for PSU awards (a key component of executive pay and driver of CAP) measured from grant to vesting, roughly three years. However, the connection of TSR to CAP is not strong. TSR merely adjusts the main performance outcome for PSUs, and PSUs are only one component of overall executive compensation. Moreover, although Table PVP.1 and Chart PVP.3 show TSR figures, they use the same start date for each year. We use a different start date for each PSU grant. As a result, our use of TSR is significantly different from what is presented in Table PVP.1 and Chart PVP.3.

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Relation of CAP to Net Income
Chart PVP.4 graphically shows the relation of the CAP data in Table PVP.1 (columns (c) and (e)) to our net income (column (h)).

Chart PVP.4
Chart PVP.4 shows that our reported net income roughly doubled from 2019 to 2021 and has fallen modestly since then. The doubling was driven by the completion in 2020 of our merger of equals with IBERIABANK, which nearly doubled our size. The moderation since 2021 largely has been driven by unfavorable market conditions, particularly rising interest rates and a very protracted yield curve inversion. Those conditions greatly impacted two of our business areas (related to fixed income trading and home mortgages), and compressed our net interest margin. Those impacts were partially moderated by steady loan growth during the past two years, which was supported by our investment discipline during the COVID-19 pandemic years, by our strong capital position, by low loan loss levels, and by strong execution of post-IBKC business plans.
Our net income was very significantly unrelated to CAP during this period. Stock price volatility in this period, as noted above, was a significant driver of CAP, especially for the CEO, but stock price had an unusually weak connection to net income. As noted above, in this period our stock price, and CAP, were heavily impacted by the COVID-19 recession, our merger of equals with IBKC, our 2022 agreement to be acquired by TD and its termination in 2023, and the banking panic that followed the failures of three prominent banks in the spring of 2023. COVID-19 hurt our net income, but that impact was overwhelmed by the positive effects of the merger with IBKC. The TD transaction caused our stock price to rise sharply in 2022 but negatively affected our net income with 14 months of added direct expense and operational stand-stills. When the TD transaction terminated in 2023, our stock price fell sharply while our net income was boosted significantly with a termination fee. And while the banking crisis in 2023 severely reduced our stock price (and CAP), it had only a moderate impact on net income. Although our deposit costs rose significantly, growth in deposit balances allowed us to dispense with a significant amount of borrowings.
The completion of the IBKC merger in 2020 was one major event that affected net income and CAP directionally in the same way. Net income, which in most years comes mainly from ordinary business operations, nearly doubled by 2021 (the first full year after closing) because business operations nearly doubled. Major components of compensation did not automatically rise following the merger, nor did our larger size directly affect any performance outcomes related to compensation. However, our executive compensation benchmarking after 2020 changed because our size was much larger. Major pay components (salary, bonus, long-term awards) have competitively increased for the CEO and the other NEOs generally. CAP levels after 2020 have been pushed up by that merger even if that impact is obscured in Chart PVP.4 by the large impacts from stock price volatility and 2020 change in control payments for the other NEOs, as discussed previously.

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Relation of CAP to A-ROTCE
Chart PVP.5 graphically shows the relation of the CAP data in Table PVP.1 (columns (c) and (e)) to our adjusted ROTCE used to drive performance outcomes in our PSU awards (column (i)).
Chart PVP.5
Comparing Charts PVP.4 and .5 shows that during this period, (i) A-ROTCE (unlike net income) was not directly impacted by our large increase in size when we closed the IBKC merger in mid-2020, and (ii) A-ROTCE was significantly more volatile than net income. Those differences, discussed below, resulted in A-ROTCE being noticeably better correlated with CEO CAP than net income.
ROTCE is a ratio of an income measure over a capital measure. When income and capital both increase substantially at the same time—as when IBKC and FHN merged—the ratio tends to be only modestly impacted by the event.
A-ROTCE results during this period were significantly impacted by the adjustments in two years: in 2020, a large accounting gain (much larger than the related merger expenses) recognized at the closing of the IBKC merger was excluded; and in 2023, a large merger termination fee (also much larger than the related merger expenses) was excluded. Major impactors that were not adjusted out of A-ROTCE included: in 2020, our loan-loss provisioning rose substantially, related to the COVID-19 recession; in 2021, a significant amount of the 2020 loan-loss provisioning was reversed when it became clear that the losses were not going to occur; and, in 2022 and 2023, poor market conditions severely curtailed fixed income trading and mortgage-related businesses while diminishing our loan spreads. Although the non-adjusted factors also impacted net income, they impacted net income more moderately in terms of year-over-year changes.
Chart PVP.5 shows that, during the period presented, A-ROTCE rose and fell in synchrony with CEO CAP each year except 2022, when CEO CAP was greatly inflated by the stock price gain associated with the then-pending TD acquisition. In contrast, A-ROTCE's rise-and-fall pattern is significantly out of synch with the average CAP of the other NEOs. As explained previously, the other NEO CAP numbers in 2020 and in 2021 were aberrational for reasons unrelated to stock price or financial performance. If those two years are omitted, the patterns of A-ROTCE and other NEO CAP are better aligned. The alignment of A-ROTCE and CAP derives from A-ROTCE's role as the main driver for PSUs.
A-ROTCE (averaged over three years) is used as the key performance measure in our executive PSU program. PSUs are a large component of CAP. The PSU goal each year is not an absolute A-ROTCE outcome. Instead, for each PSU award our A-ROTCE results are ranked against ROTCE reported by the KRX peer group during the PSU's three-year performance period. That ranking is translated into a payout percentage (50% to 150%), with bottom-quartile ranking resulting in zero payout. The adjustments to ROTCE are intended to exclude idiosyncratic gains and losses from our results, making them more fairly comparable to those of the large KRX group.
The A-ROTCE outcomes for the two most recent PSU groups to vest (granted in 2019 and 2020, vesting in 2022 and 2023) were 150%, and our ranking in each case was well into the top quartile. These outcomes had a positive impact on CAP, though that was obscured in Chart PVP.5

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PAY VERSUS PERFORMANCE
by the larger impacts from stock price changes. A key factor in those two favorable PSU outcomes was the 2021 A-ROTCE result. Like many other banks, for us 2021 benefited from a reversal of significant COVID-related
2020 loan loss provisioning. But for us, 2021 results also benefited from synergies created in the wake of our IBKC merger in 2020.

Key Performance Indicators (KPIs) Used Past 5 Years
Over the past five years, FHN has used five quantitative KPIs as performance measures for performance-based executive compensation (i.e., bonuses and PSUs):
Table PVP.4
Quantitative KPI Overview

Abbreviation	Description	Used In
A-ROTCE	adjusted return on average tangible common equity	PSUs
A-PTE	adjusted pretax earnings	Bonus
A-PPNR	adjusted pre-provision net revenue	Bonus
A-NIE	adjusted noninterest expense	Bonus
TSR	FHN's total shareholder return (measured from grant to vesting)	PSUs
Qualitative or subjective measures also are considered each year and sometimes can have a significant impact on an outcome.
Table PVP.5 maps which KPIs were used during the past five years and how they were used. The table focuses on quantitative KPIs, but does mention qualitative KPIs for certain bonus years (i.e., MOE Integration and Credit Quality), and also provides a fully-adjusted corporate outcomes column, which includes the impact of qualitative adjustments to "corporate" (company-wide) outcomes. The impacts of personal plan outcomes for individual executives are not reported in the table, except for the CEO in the right-most column. In the table, "MOE" refers to FHN's merger of equals with IBKC that closed in 2020.

Table PVP.5
Quantitative & Qualitative KPI Uses and Outcomes 2019-2023

Year	Performance-Based TDC* Component	Component Percentage of CEO's TDC	KPI Drivers of Outcomes & Weightings	KPIs were Measured Against	Calculated Outcomes (% of target)	Fully-adj'd Corporate Outcomes (% of target)	CEO Personal Ratings & Overall Outcomes (% of target)
2023	Bonus	24%	A-PTE (100%)	Budget	A-PTE 75%	85%	Pers 100% Overall 85%
	PSUs	36%	A-ROTCE (main driver) TSR (modifer)	KRX Peers	performance perod has not ended	discretionary adjustments not permitted	na
2022	Bonus	23%	A-PTE (60%) A-NIE (40%)	Budget	A-PTE 141% A-NIE 70%	115%	Pers 100% Overall 115%
	PSUs	37%	A-ROTCE (main driver) TSR (modifer)	KRX Peers	performance perod has not ended	discretionary adjustments not permitted	na
2021	Bonus	23%	A-PPNR (50%) MOE Integration (non-quant) (40%) Credit Quality (non-quant) (10%)	Budget	A-PPNR 95% MOE 100% Credit 125%	100%	Pers 100% Overall 100%
	PSUs	37%	A-ROTCE (main driver) TSR (modifier)	KRX Peers	performance to be determined in April 2024	discretionary adjustments not permitted	na

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PAY VERSUS PERFORMANCE

Year	Performance-Based TDC* Component	Component Percentage of CEO's TDC	KPI Drivers of Outcomes & Weightings	KPIs were Measured Against	Calculated Outcomes (% of target)	Fully-adj'd Corporate Outcomes (% of target)	CEO Personal Ratings & Overall Outcomes (% of target)
2020	Bonus (Post-MOE Half of Yr only)	31%	A-PPNR (50%) MOE Integration (non-quant) (50%)	Budget	A-PPNR 109% MOE 100%	104.5%	Pers 125% Cash 80% RSUs 45%
	PSUs	30%	A-ROTCE (main driver) TSR (modifier)	KRX Peers	A-ROTCE 150% TSR 125%	discretionary adjustments not permitted	na
2019	Bonus	29%	A-PTE (60%) A-NIE (40%)	Budget	A-PTE 107% A-NIE 100%	110%	Pers 108% Overall 119%
	PSUs	31%	A-ROTCE (main driver) TSR (modifier)	KRX Peers	A-ROTCE 150% TSR 125%	discretionary adjustments not permitted	na
* TDC consists of annual salary, annual bonus, and annually-granted long-term incentive awards. Awards consist of PSUs and RSUs for all years shown. For additional information concerning TDC, see Total Direct Compensation (TDC) beginning on page 67. TDC does not include special equity, retention, or new-hire awards.

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OTHER MATTERS
Other Matters
The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.
2025 Annual Meeting—Proposal & Nomination Deadlines
Rule 14a-8 Proposals
If you intend to submit a shareholder proposal for inclusion in our proxy materials for the 2025 annual meeting in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it must be received by the Corporate Secretary, First Horizon Corporation, 165 Madison Avenue, Memphis, Tennessee, 38103, not later than November 11, 2024.

Proxy Access Nominations
If you would like to nominate a director for inclusion in the proxy materials for our 2025 annual meeting in accordance with Section 3.16 of our Bylaws (our proxy access bylaw), such nomination must be submitted to the Corporate Secretary, 165 Madison Avenue, Memphis, Tennessee 38103 no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the company mailed its proxy statement for the prior year’s annual meeting of shareholders. Our mailing date for the 2024 annual meeting is March 11, 2024, so a proxy access nomination would have to be submitted not earlier than October 12, 2024 and not later than November 11, 2024. If our annual meeting is not scheduled to be held within 30 days before or 30 days after the first anniversary date of the previous year’s annual meeting, the nomination must be submitted by the later of the close of business on the date that is 180 days prior to the annual meeting date or the tenth day following the date such annual meeting date is first publicly announced or disclosed.

Other Proposals or Nominations
To be Brought before the 2025 Annual Meeting
Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to bring before a shareholder meeting a director nomination or other proposal, outside the processes that permit them to be included in our proxy statement, must comply with certain procedures. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholder meeting. Such shareholder proposals and nominations must be submitted to the Corporate Secretary. Section 2.4 of our Bylaws provides that our annual meeting of shareholders will be held each year on the date and at the time fixed by the Board of Directors. The Board of Directors has determined that our 2025 annual meeting will be held on April 29, 2025. Thus, shareholder proposals and director nominations submitted outside the processes that permit them to be included in our proxy statement must be submitted to the Corporate Secretary between December 30, 2024, and January 29, 2025, or the proposals will be considered untimely. If we give fewer than 100 days’ notice or public disclosure of a shareholder meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholders’ meeting was mailed or publicly disclosed. Untimely proposals may be excluded by the Chairman of the Board, or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

In order for shareholders to give timely notice of nominations for directors for inclusion on a universal proxy card in connection with the 2025 Annual Meeting, notice must be submitted by the same deadline as disclosed in this section above for submission of proposals and nominations under Sections 2.8 and 3.6 of our Bylaws and must include the information required by Section 3.6 of our Bylaws and by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) under the Securities Exchange Act of 1934, as amended.

103	2024 PROXY STATEMENT

OTHER MATTERS
Availability of Annual Report on Form 10-K
A copy of our annual report on Form 10-K, including the financial statements and schedules thereto, which is filed with the SEC, is included as part of these proxy materials. If you are a shareholder of record who did not receive a printed copy of the annual report on Form 10-K but would like one, you may obtain one free of charge upon written request to the Treasurer, First Horizon Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders’ meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders. The exhibits to the annual report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of the exhibits to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the requested printed copy of annual report on Form 10-K.

Pay Ratio of CEO to Median Employee
We are required to disclose a comparison of the 2023 total compensation of our CEO with that of our median-paid associate. For that purpose, we selected the median associate using total federally taxable income reported by us for 2021 to the U.S. Internal Revenue Service. The median associate was that person, employed by us at year-end 2023, whose 2021 taxable income ranked at the fiftieth percentile of all our associates other than the CEO. For this purpose, all associates included part-time and seasonal personnel as well as persons who joined us during the year. Total compensation for our CEO in 2023, calculated using the methodology reported in the Summary Compensation Table section starting on page 78, was $13,043,041. Total compensation for our median associate for 2023, calculated using the same methodology, was $66,007. The ratio of 2023 total compensation for the CEO in relation to that for the median associate is 198 to one.
The information disclosed in this section was developed and is provided solely to comply with specific legal requirements. We do not use any of this information in managing our company. We do not believe this information provides shareholders with a useful mechanism for evaluating our management’s effectiveness, operating results, or business prospects, nor for comparing our company with any other in any meaningful respect.

BY ORDER OF THE BOARD OF DIRECTORS
    Clyde A. Billings, Jr.
    Senior Vice President,
    Assistant General Counsel and
    Corporate Secretary
March 11, 2024

104	2024 PROXY STATEMENT

APPENDIX A—2021 INCENTIVE PLAN
Appendix A

FIRST HORIZON CORPORATION
2021 INCENTIVE PLAN
As amended February 25, 2024

Section 1. Purposes
The purposes of this Plan are to promote the interests of the Company and its shareholders by (i) attracting and retaining officers, Associates, and Non-Employee Directors of the Company and its Subsidiaries, (ii) motivating such individuals by means of linking a component of compensation to the Company’s stock value and by means of performance-related incentives to achieve performance goals established by the Board or its Committee, (iii) enabling such individuals to participate in the growth and financial success of the Company, (iv) encouraging ownership of stock in the Company by such individuals, and (v) aligning significant compensation elements with the interests of the Company’s shareholders. Capitalized terms used in this Section and elsewhere in the Plan are defined in Section 18.

Section 2. Administration
(A)    Authority of the Board. The Board will administer Section 7 and other provisions related to Non-Employee Directors. The Board also retains the general authority—parallel and equivalent to that of the Committee—to grant or administer Awards under other sections of the Plan.
(B)    Authority of the Committee. Except as provided in Section 2(A) and Section 7, the Committee will administer the Plan. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Board, the Company’s Bylaws, or applicable law, the Committee has full power and authority in its discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant and the names of the Awards, if different from the terminology used in the Plan; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the timing, terms, and conditions of any Award; (v) accelerate the time at which all or any part of an Award may be Vested, settled, or exercised; (vi) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award will be delayed or deferred either automatically or at the election of the Participant or of the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) amend or modify the terms of any Award after grant; (x) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it deems appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan, subject to the exclusive authority of the Board under Section 16 to amend, suspend, or terminate the Plan.
(C)    Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award will be within the sole discretion of the Committee, may be made at any time and will be final, conclusive, and binding upon all Persons, including any Employer, any Participant, any holder or beneficiary of any Award, any Associate, any Non-Employee Director and any Regional Board Member.

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APPENDIX A—2021 INCENTIVE PLAN
(D)    Action by the Committee. Except as otherwise provided in the Company’s bylaws or the Committee’s charter, if any, a majority of the Committee’s members will constitute a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee will be fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business as it deems advisable.
(E)    Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law, delegate to (i) a subcommittee of the Committee, (ii) one or more officers or managers of the Company or an Employer, or (iii) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee determines, to grant Awards to, or to cancel, modify or waive rights with respect to or to alter, discontinue, suspend, or terminate Awards held by, Participants who are not Section 16 Executives or directors of the Company or who are otherwise not subject to SEC Section 16.
(F)    Procedures. The Company may adopt or approve administrative procedures and practices (“Procedures”) applicable to the Plan and its Awards from time to time under the authority and oversight of the Committee. The Committee may cause the Company to embed substantive practices and policies in the Procedures, consistent with the Committee’s authorities under the Plan, as well as purely administrative matters.
(G)    Delayed Payment and Deferrals. The Committee may require or permit the payment or delivery of any Award to be delayed or deferred after Vesting. Any such delay or deferral must comply with Section 15 unless the Committee expressly, in a particular case, determines otherwise. Any such delay or deferral feature may be canceled or changed by the Committee at any time prior to commencement of the delay or deferral period, without the consent of the Participant. No Participant has any right to delay or defer payment or delivery. During any delay or deferral period, the Committee may, but need not, provide for interest or dividend accruals, reinvestments, or payments, as provided in Section 17(A).

Section 3. Shares Available for Awards; Other Limitations
(A)    Shares Available for Awards; Limitations.
(i)    Limits. Subject to adjustment as provided in Section 3(B):
(a)    Share Limits for the Plan.
(1)    Overall. The maximum number of Shares which may be issued with respect to Awards is: 27,000,000 Shares newly authorized for this Plan; plus any Shares underlying awards granted under the Prior Stock Plan prior to this Plan’s inception which expire or are canceled, forfeited, settled in cash, or otherwise terminated without delivery of Shares to the Prior Stock Plan participant.
(2)    Shares In Lieu. Of the total authorized in subsection (A)(i)(a)(1), the maximum number of Shares which may be issued as Awards of Shares in Lieu is 1,350,000 Shares.
(3)    Substitute Awards. The maximum number of Shares which may be issued as Substitute Awards is 1,350,000 Shares.
(b)    Non-Employee Director Limits per year.
(1)    Full-Value. The maximum aggregate dollar value of Full-Value Awards which may be granted in any calendar year to any Non-Employee Director under Section 7 is $500,000. For this purpose, Shares underlying Full-Value Awards will be valued at 100% of Fair Market Value on the grant date, without discount of any sort, and dollar-denominated Units will be valued at 100% of face value, without discount of any sort.
(2)    Options & SARS. The maximum aggregate dollar value of Shares underlying Options and/or SARs which may be granted in any calendar year to any Non-Employee Director under Section 7 is $250,000. For this purpose, shares underlying Option and SAR Awards will be valued at 25% of Fair Market Value on the grant date, without any other discount.

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APPENDIX A—2021 INCENTIVE PLAN
(3)    Savings Clause. If a limit provided in this subsection (b) is or might be violated by the grant of a Performance Award, that Award is not invalidated. However, after all final performance determinations are made, if the Award still violates a limit, the final number of Shares, Units, or dollars, as applicable, will be reduced to the minimum extent possible consistent with the limits provided in this subsection, and the excess Shares, Units, or dollars will be cancelled and treated as if they never had been granted.
(ii)    Re-Usage if Award Shares are not Paid. If any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award denominated in Shares is settled for cash or terminates, expires unexercised, or is canceled for any reason without the delivery of Shares, then the Shares covered by such Award or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares which may be issued with respect to Awards, to the extent of any such settlement, forfeiture, termination, expiration, or cancellation, will again become Shares which may be issued with respect to Awards under Section 3(A)(i)(i)(a).
(iii)    Option & SAR Re-Usage Limited. In connection with any Option or SAR Award, none of the following will result in any Shares being added back to any of the limits in Section 3(A)(i)(i)(a): (a) the withholding of Shares by the Company for tax liabilities; (b) the delivery of Shares (actual or deemed) by the Award holder to pay an exercise price or tax liabilities; or (c) in the case of exercised SARs, the delivery of Shares to the Participant in an amount less than the nominal number of Shares covered by the SAR Award.
(iv)    No Tax Withholding Re-Usage. No shares withheld or re-acquired, pursuant to Section 15(A) or otherwise, by the Company from the Participant for tax liabilities caused by Vesting, exercise, or other taxable event relating to Awards (other than Options or SARs) will be added back to any of the limits in Section 3(A)(i)(i)(a).
(v)    Dividend Reinvestment. Shares credited or paid in connection with a dividend reinvestment feature, if in conformity with Section 17(A), will not be counted against any of the limits in Section 3(A)(i).
(B)    Adjustments. The number of Shares available for Awards, the number of Shares that may be subject to Awards granted to any one Participant in any period, the number of Shares covered by each outstanding Award, and the price per Share covered by each such outstanding Award which uses a price will be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification of the Shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or to reflect any distributions to holders of Shares other than regular cash dividends. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, will affect, and no adjustment by reason thereof will be made with respect to, the number or price of Shares subject to an Award. After any adjustment made pursuant to this paragraph, the number of Shares subject to each outstanding Award may be rounded down to the nearest whole number of shares or to the nearest fraction of a whole share specified by the Committee, all as the Committee may determine from time to time. The Committee may approve different rounding methods for different Award types and for different Award tranches or sizes within any single type. In exercising its authority hereunder, the Committee will seek to adjust Option and SAR Awards so as to avoid creating a modification of the Awards within the meaning of Section 409A. If the Committee determines to make a modification, such modification must be expressly intended by the Committee, and is subject to Participant consent and the other requirements of Section 15(C).
(C)    Adjustments of Awards Upon the Occurrence of Substantial Spin-off or Certain Other Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, the securities covered by, and the criteria included in, outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 3(B)) affecting the Company, any Subsidiary, or the financial statements of the Company or any Subsidiary, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to Section 3(B) or whenever the Committee, in its sole discretion, determines that such adjustments are necessary and appropriate in order to prevent or substantially mitigate dilution or enlargement of the benefits or potential

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APPENDIX A—2021 INCENTIVE PLAN
benefits intended to be made available under the Plan. With respect to Awards intended to comply with Section 409A, no adjustment hereunder may be inconsistent with Section 409A compliance of the Plan and such Awards.
(D)    Substitute Awards. Any Shares issued by the Company as Substitute Awards will not reduce the Shares available for Awards under the Plan.
(E)    Sources of Shares. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or, to the extent permitted by applicable law, of issued Shares which have been reacquired by the Company.

Section 4. Eligibility
Any Associate (including any officer or Associate-director of an Employer), Non-Employee Director, or Regional Board Member is eligible to be designated as a Participant; provided, however, that Non-Employee Directors are only eligible to receive Awards granted pursuant to Section 7. The receipt or holding of an Award will not affect a person’s eligibility for other or future Awards; the Committee is permitted to grant more than one Award, and more than one Award type, to a Participant from time to time.

Section 5. Stock Options and Stock Appreciation Rights
(A)    Grant. Except for the Board’s reservations of authority under the Plan and otherwise, the Committee has sole and complete authority to determine the Participants to whom Options and SARs will be granted, the number of Shares subject to each Award, the exercise or base price of each Award, and the conditions and limitations applicable to the exercise of Options and SARs.
(B)    Pricing.
(i)    General Authority. The Committee, in its sole discretion, will determine the Option Price of each Option Award or the base price of each SAR Award.
(ii)    Price Floor; no Back-Dating. Except in the case of Substitute Awards, the Option Price per Option Share and the base price of an SAR Award may not be less than 100% of the Fair Market Value of a Share on the grant date (determined in accordance with Section 17(E)).
(iii)    No Re-Pricing. Except as provided by Section 3(B), Section 3(C), and Section 14, without shareholder approval the Committee does not have the power to: (a) amend the terms of Options or SARs previously granted under the Plan to reduce the Option Price of such Options or base price of such SARs; (b) cancel Options or SARs previously granted under the Plan or under the Prior Stock Plan, and grant substitute Options or SARs with a lower Option Price or base price than the cancelled Options or SARs, respectively; or (c) if such Options or SARs (referenced in clause (b)) are out-of-the-money, cancel such Options or SARs and, in consideration of such cancellation, grant one or more other Awards, make a cash payment, or take any combination of such actions. Any such reduction, substitution, or other such action taken by the Committee in advance of shareholder approval will be subject to, and ineffective until, approved by the Company’s shareholders. For this purpose, an Award is “out-of-the-money” if the current Fair Market Value of a Share is less than the option price or base price, respectively, of the Award.
(C)    Term. Subject to the Committee’s authority under Section 2(A), each Award of Options or SARs will expire on the expiration date determined by the Committee and specified in the Award Document. However, no Option or SAR Award may be exercisable after the tenth anniversary of its grant date. In the case of a Substitute Award, for this purpose the grant date is the date granted under this Plan.
(D)    Exercise.
(i)    General. Subject to Section 9(A), each Option and SAR Award will be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Document or thereafter. The Committee has full and complete authority to determine whether an Option

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APPENDIX A—2021 INCENTIVE PLAN
or SAR Award is exercisable in full at any time or from time to time during the term of the Option or SAR Award, or to provide for the exercise thereof in such installments, upon the occurrence of such events and at such times during the term of the Option or SAR Award as the Committee may determine.
(ii)    Conditions; Legal Compliance. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Options granted hereunder will be effective only at such times as the sale of Shares to the Participant pursuant to such exercise does not violate any state or federal securities or other laws, as determined by the Committee or the Company in their sole discretion.
(iii)    Exercise Process. An Option or SAR Award may be exercised in whole or in part at any time within the period permitted thereunder for the exercise thereof. The manner of exercise must conform with the Award Document, the Procedures, and (as applicable) the processes used by the Company’s administrative vendor, if any.
(iv)    Payment of Option Price. The manner of exercise of Options must provide for commercially prompt payment of the Option Price to the Company or to the Company’s option administrator, as agent for the Company.
(a)    Cash. Payment may be made in cash (including cash equivalents). The manner of cash payment must conform to the Procedures, the Award Document, or the requirements of the Company’s option administrator, as applicable.
(b)    Cash from Simultaneous Sale. Subject to applicable securities laws and at the discretion of the Committee, cash payment may be effected by exercising the Options and simultaneously selling the Shares to be issued from the exercise, pursuant to a brokerage or similar arrangement or program approved or permitted by the Committee.
(c)    Payment with Shares and other Methods. The Committee, in its discretion, may allow payment of the Option Price: (1) by tendering, either by way of actual delivery of Shares or attestation, (A) Shares acquired directly from the Company that have been owned by the Option Award holder for not less than six months, or (B) Shares acquired on the open market prior to the date of exercise, in either case (C) having an aggregate Fair Market Value on the date of exercise at least equal to the Option Price, or (2) by a combination of cash and such Shares, or (3) by such other method of payment as the Committee determines to be acceptable; provided, however, that the Option Award holder is not entitled to tender or attest to Shares pursuant to successive, substantially simultaneous exercises of an Option Award or any other stock option awards granted by the Company or by any of its predecessors. Consistent with Section 15(A), the Committee also may permit Shares to be tendered or attested to cover applicable withholding taxes.
(d)    No Rights Until Shares Issued. Until the Option Award holder has been issued Shares deriving from an exercise, he or she possesses no rights as a shareholder with respect to such Shares and is not entitled to any dividend or distribution the record date of which is prior to the date of issuance of such Shares.
(v)    Payment of SARs. At the Committee's discretion, the amount payable as a result of the exercise of an SAR Award may be settled in cash, Shares, or a combination of cash and Shares.

Section 6. Restricted Stock, Restricted Stock Units, & Restricted Cash Units
(A)    Grant.
(i)    General Authority. Except for the Board’s reservations of authority under the Plan and otherwise, the Committee has sole and complete authority to determine the Participants to whom Restricted Stock, Restricted Stock Units, and Restricted Cash Units are granted, the number of shares of Restricted Stock and/or the number of Restricted Stock or Cash Units to be granted to each Participant, the dollar value per Cash Unit, the duration of the period during which, and the conditions under which, the Awards may be

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APPENDIX A—2021 INCENTIVE PLAN
paid to the Participant or forfeited to the Company, and the other terms and conditions of such Awards. Restricted Stock, Restricted Stock Unit, and Restricted Cash Unit Awards will be evidenced by Award Documents in such form as the Committee from time to time approves, which documents must comply with and be subject to the terms and conditions provided hereunder and any additional terms and conditions established by the Committee that are consistent with the terms of the Plan.
(ii)    Amounts and Vesting Period. Each Restricted Stock, Restricted Stock Unit, or Restricted Cash Unit Award made under the Plan will be for such number of Shares or Units, as applicable, as will be determined by the Committee and set forth in the Award Document. Consistent with Section 9(B), the Award Document must require a period of time during which the grantee must remain in the continuous employment of one or more Employers in order for the forfeiture and transfer restrictions to lapse. If the Committee so determines, the restrictions may lapse during such restricted period in installments with respect to specified portions of the Shares or Units covered by the Award. The Award Document may also, in the discretion of the Committee, set forth performance or other conditions that, if satisfied, will result in the lapsing of any applicable forfeiture and transfer restrictions, all as provided in Section 8. The Committee may, at its discretion, waive all or any part of the restrictions applicable to any or all outstanding Restricted Stock and Restricted Stock Unit Awards.
(B)    Issuance of and Restrictions on Restricted Stock. The Company may implement the grant of a Restricted Stock Award by (i) book-entry issuance of Shares to the Participant in an account maintained by the Company at its transfer agent, (ii) issuance of certificates for Shares in the name of the Participant with transfer and other restrictions, and/or with physical custody arrangements, acceptable to the Company, or (iii) any other means of issuing Shares permitted by applicable law. Any such certificates and any related stock powers will be held by the Company or any custodian appointed by the Company for the account of the grantee subject to the terms and conditions of the Plan, and the certificate will bear such a legend setting forth the restrictions imposed thereon as the Company, in its discretion, may determine. Unless otherwise determined by the Committee, the grantee will have all rights of a shareholder with respect to the Shares of unvested Restricted Stock, including the right to receive dividends and the right to vote such Shares, subject to the following restrictions: (i) in the case of certificated Shares, the grantee will not be entitled to delivery of the stock certificate until the expiration of the restricted period and the fulfillment of any other restrictive conditions set forth in the Award Document with respect to such Shares; (ii) transferability of the Shares will be restricted until Vesting and delivery, consistent with Section 12; and (iii) except as otherwise determined by the Committee, all of the Shares will be forfeited and all rights of the grantee to such Shares will terminate, without further obligation on the part of the Company, unless the grantee remains in the continuous employment of one or more Employers for the entire restricted period in relation to which such Shares were granted and unless any other restrictive conditions relating to the Restricted Stock Award are met. Any cash, any Shares, any other securities of the Company, and any other property distributed with respect to the Shares subject to Restricted Stock Awards will be subject to the same restrictions, terms and conditions as such Restricted Stock, provided that the Committee may provide in an Award Document for regular cash dividends to be paid prior to Vesting.
(C)    Vesting of Restricted Stock. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Stock Award have been met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Document relating to the Restricted Stock Award or in the Plan will lapse as to the restricted Shares subject thereto, and, if certificated, a stock certificate for the appropriate number of Shares, free of the restrictions and restricted stock legend imposed thereon as described in the second sentence of Section 6(B), will be delivered to the Participant.
(D)    Vesting, Valuation, and Payment of Restricted Stock Units. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Stock Unit Award have been met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Document relating to the Restricted Stock Unit Award or in the Plan will lapse. Each Restricted Stock Unit paid in cash will have a value equal to the Fair Market Value of a Share on the Vesting date or such other prior valuation date selected by the Committee, or equal to the Average Fair Market Value of a Share for the trading days in the valuation period selected by the Committee. Restricted Stock Units will be paid in

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cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, following the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Document.
(E)    Vesting, Valuation, and Payment of Restricted Cash Units. At the end of the restricted period and provided that any other restrictive conditions of the Restricted Cash Unit Award have been met, or at such earlier time as otherwise determined by the Committee, all restrictions set forth in the Award Document relating to the Restricted Cash Unit Award or in the Plan will lapse. Each Restricted Cash Unit will have a value equal to the dollar value per Unit selected by the Committee at grant, plus interest (if any) provided in the Award Document or otherwise by the Committee. Restricted Cash Units will be paid in cash following the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Document.

Section 7. Non-Employee Director Awards
Subject to the limitations of Section 3(A)(i)(b) and Section 9, the Board may provide that all or a portion of a Non-Employee Director’s annual retainer and/or meeting fees, or other forms of compensation, be payable (either automatically or at the election of a Non-Employee Director) in the form of Options, SARs, Restricted Stock, Restricted Stock Units, Restricted Cash Units, or (in accordance with Section 10(F)) Shares In Lieu. The Board may determine the terms and conditions of any such Awards, including the terms and conditions which apply upon a termination of the Non-Employee Director’s service as a member of the Board, and has full power and authority in its discretion to administer such Awards, subject to the terms of the Plan and applicable law. The Board may exercise this authority episodically, periodically, by standing resolution, by policy, and in any other legal manner. Notwithstanding Section 10(A) and Section 17(E), the grant date of any Award to a Non-Employee Director will be determined by the Board or in accordance with Board policy governing director compensation.

Section 8. Performance Awards
(A)    Grant. The Committee has sole and complete authority to determine the Participants who receive a Performance Award. A Performance Award consists of a performance-based Option Award, performance-based SAR Award, performance-based Restricted Stock Award, performance-based Restricted Stock Unit Award, performance-based Restricted Cash Unit Award, or other performance-based right that is (i) denominated in cash and/or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee may determine. For this purpose, “performance-based” means requiring that one or more specified performance conditions, beyond mere continuation of service, be fulfilled prior to Vesting.
(B)    Terms and Conditions. Subject to the terms of the Plan, the Committee may determine the Performance Measures and other factors to be used to establish Performance Goals, the Performance Goals to be achieved during any Performance Period, the length of Performance Period, the Threshold, Target, and/or Maximum Amount of any Performance Award, and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may change specific provisions of a Performance Award after it is granted, provided, however, that no such change may significantly and adversely affect an already-granted Performance Award that has an already-begun Performance Period without the Participant’s consent.
(C)    Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with the Award Document or Procedures, on a delayed or deferred basis.
(D)    Termination of Service. (i) Unless otherwise determined by the Committee, Termination of Service prior to the end of a Performance Award’s Performance Period, or prior to the Award’s Vesting date, will result in the forfeiture of the Performance Award. (ii) Unless otherwise determined by the Committee, any partial or complete

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waiver of forfeiture of a Performance Award resulting from Termination of Service will not waive the performance conditions and requirements associated with the Award, and will not accelerate payment.

Section 9. Minimum Vesting Periods
(A)    Options and SARs. No Option or SAR Award Document may provide for exercisability in whole or part sooner than the first anniversary of the Award’s grant date, except:
(i) if so provided in the Award Document or Procedures, in connection with the Participant’s death, Disability, or approved Retirement in accordance with (D);
(ii) as required by Section 14 (relating to Change in Control) or another provision of the Plan;
(iii) in the case of Substitute Awards;
(iv) Award grants that are made on the date of an annual meeting of shareholders or the date of a regular periodic Board meeting, or within five days after such meeting, may Vest fifty weeks or later after grant; and
(v) Options and SARs may be exercised in whole or part less than one year after grant, apart from clauses (i) – (iv), on a limited basis as provided in Section 9(C).
(B)    Restricted Stock and Restricted Stock Units. No Restricted Stock or Restricted Stock Unit Award Document may provide for Vesting in whole or part sooner than the first anniversary of the Award’s grant date, except:
(i) if so provided in the Award Document or Procedures, in connection with the Participant’s death, Disability, or approved Retirement in accordance with (D);
(ii) as required by Section 14 (relating to Change in Control) or another provision of the Plan;
(iii) in the case of Substitute Awards;
(iv) Award grants that are made on the date of an annual meeting of shareholders or the date of a regular periodic Board or Board committee meeting, or within five days after such meeting, may Vest fifty weeks or later after grant; and
(v) Vesting may occur less than one year after grant, apart from clauses (i) through (iv), on a limited basis as provided in Section 9(C).
(C)    5% Exception. Options and SARs may be exercised in whole or part less than one year after grant, apart from clauses (A)(i) through (iv), and Vesting of Full-Value Awards may occur less than one year after grant, apart from clauses (B)(i) through (iv), provided that, in the aggregate, such exercises and Vestings permitted by this Section 9(C) may cover no more than five percent of the available Shares authorized for issuance pursuant to Section 3(A)(i)(a).
(D)    Continued Vesting Upon Approved Retirement.
(i) Continued Vesting In General. Notwithstanding the foregoing, if management or the Committee approves the terms and conditions of Retirement of a Participant, management or the Committee may provide, as a Retirement benefit, Continued Vesting treatment for any or all Awards held by the Participant at Retirement. Under Continued Vesting treatment for Option and SAR Awards: further service conditions to Vesting may be waived in part or in full; other conditions to Vesting may be waived in part or in full; excercisability may be accelerated; and early-termination dates may be extended, but not later than the original expiration date of the Award. Under Continued Vesting treatment for Full-Value Awards: further service conditions to Vesting may be waived in part or in full; other conditions to Vesting may be waived in part or in full; and payment may be accelerated in part or in full. Without limiting the foregoing, Continued Vesting treatment may be part of one or more Retirement programs offered to groups of associates from time to time. Nothing in the Plan gives any Participant any right to have Retirement approved, nor any right to Continued Vesting treatment of any sort if Retirement is approved. Management approval of

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Continued Vesting must be in accordance with the Procedures or other instruction or authorization from the Committee.
(ii) Transition and Retroactivity. The Continued Vesting and certain related provisions were added to the Plan by the Board in January 2024. Any Full Value Award Document outstanding under the Plan at that time which provided for a Continued Vesting outcome except during the first year after the Award’s grant date may be revised by the Committee, or by management under its direction, to remove that exception. However, if a Participant has a contractual retirement or severance arrangement agreed with the Participant’s Employer which provides for some form of Continued Vesting, that arrangement may not be modified without the consent of that Participant.
(E)    Examples. (i) RSUs are granted on May 4, 2022, the date of the 2022 annual meeting of shareholders. This Section 9 would permit those RSUs to Vest on April 22, 2023, the date of the 2023 annual meeting of shareholders. (ii) RSUs are granted on February 15, 2022, at the Committee’s regular meeting held each February. This Section 9 would permit those RSUs to Vest on February 5, 2023, the date of the Committee’s regular February meeting in 2023.
(F)    Discretionary Acceleration Permitted After Grant. The provisions in this Section 9 do not limit the Committee’s authority under Section 2(B) to accelerate exercisability or Vesting of an Award after grant.
(G)    Shares In Lieu. As provided in Section 10, Shares In Lieu are Vested at grant. However, the aggregate total of all Shares in Lieu is restricted as provided in Section 3(A)(i)(a)(2).

Section 10. Shares in Lieu of Cash Earned
(A)    General Terms. The Committee is authorized to grant Awards of Shares In Lieu, subject to and in conformity with this Section 10, and subject to the Share limitations in Section 3(A)(i)(a)(2). An Award of Shares In Lieu consists of Shares, or Units denominated and payable in Shares, which have no service or other traditional Vesting requirement or period. An Award of Shares In Lieu may only be granted in settlement of an obligation of the Company to pay cash compensation which, not later than the grant date, the Participant has earned. Settlement of an earned compensation obligation with Shares In Lieu may only be dollar-for-dollar, based on: (i) 100% of the Fair Market Value of a Share on the grant date (determined in accordance with Section 17(E)); or (ii) 100% of the Average Fair Market Value of a Share over five consecutive trading days ending with the grant date; or (iii) 100% of the Average Fair Market Value of a Share over ten consecutive trading days ending with the grant date. If (A)(i) is used, the grant date may not be earlier than the date the Committee acts to approve the grant; and if (A)(ii) or (iii) is used, the Committee may act to approve the grant no later than the first trading day used to calculate the Average Fair Market Value.
(B)    Award Document. For an Award of Shares In Lieu, the Award Document may consist of a separate grant notice or agreement similar to the Award Documents used for other Awards, may be part of the Award Document for another Award (denominated in cash but payable in Shares In Lieu), or may consist of any written evidence of the terms of the Award authorized or approved by the Committee, such as (for example) minutes, resolutions, presentations, memos, and program documentation.
(C)    Timing of Payment. If an Award of Shares In Lieu consists of Shares, it will be paid or delivered promptly after grant. The Committee may require Shares In Lieu to have payment delayed, or may allow the Participant to elect delay. An Award of Shares In Lieu as to which payment is delayed consists of Units denominated in Shares, payable in Shares when the delay period ends.
(D)    Holding Period. Although an Award of Shares In Lieu is Vested at grant, the Committee may impose a holding or waiting period on all or any portion of the Shares delivered, including on the portion remaining after withholding for taxes, consistent with Section 10(C).
(E)    Limitation on Cash Obligations to be Settled. An Award of Shares In Lieu may not be granted to a Participant in settlement of any Award under this Plan or the Prior Stock Plan.

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(F)    Awards to Non-Employee Directors. Consistent with Section 7, the Board is authorized to settle any obligation of the Company for cash retainer or fee compensation earned by a Non-Employee Director with one or more Awards of Shares In Lieu. Specifically:
(i)    The Board may require settlement of earned compensation with Shares In Lieu.
(ii)    The Board may allow Non-Employee Directors to elect to receive Awards of Shares In Lieu.
(iii)    The Board may require Shares In Lieu to have payment delayed, or may allow Non-Employee Directors to elect delay.

Section 11. Annual Incentives
(A)    Coordination. The Committee may coordinate any Annual Incentive plan, program, or determination with the grant of Awards, consistent with the terms and limitations in this Plan. Without limiting the generality of the foregoing, the Committee may: (i) grant one or more Awards in lieu of all or part of an Annual Incentive; or (ii) establish an Annual Incentive which will be paid, in whole or part, in the form of one or more Awards. In the case of clause (ii), the grant date will be the date the earned amount of the Annual Incentive is finally and fully determined, or such later date as is chosen by the Committee.
(B)    No Special Treatment. An Award granted in connection with an Annual Incentive must comply with all requirements of this Plan applicable that Award type. Each Award granted in connection with an Annual Incentive is subject to, and is counted against all applicable limits in, Section 3(A).

Section 12. Transferability of Awards
(A)    General Transfer Restriction. Except as otherwise provided in this Section 12 or expressly elsewhere in the Plan, no Award (including its underlying Shares, cash, or other benefits) may be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, hedged, or disposed of, in any manner, whether voluntarily or involuntarily, including by operation of law, other than by will or the laws of descent and distribution.
(B)    Limited Transfers Authorized. In its discretion, the Committee may permit the transfer of an Award, or any group or type of Awards, by any Participant (including a Non-Employee Director) selected by the Committee, to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits and conditions as the Committee may establish or require. If a Participant makes a transfer permitted by the Committee, the Participant will be treated by the Company as having retained a substantial economic interest in any transferred Award, and the Participant’s continued service and/or performance, as applicable, will continue to determine whether the Award Vests and how much of it, if any, is paid or delivered to the transferee. The transferee will take the Award subject to all the terms, conditions, and risks applicable to the Award prior to such transfer, including the risks of forfeiture or Clawback. Unless the Committee determines otherwise, the Participant, rather than the transferee, will retain the sole right to consent to amendments to the Award or its Award Document and to take all other substantive and administrative actions associated with the Award, including exercise and tax withholding. For purposes of this Section 12(B), the term “Immediate Family” means the Participant’s spouse, parents, children, stepchildren, sisters, brothers, grandchildren, and step-grandchildren, including both natural and adopted relations.
(C)    Beneficiary Designations. The Committee is authorized to permit Participants to designate one or more Beneficiaries. A “Beneficiary” is a Person to whom all or a portion of an Award will be transferred after the Participant dies. If the Committee approves a process for a Participant to designate Beneficiaries and to record those designations, the Company’s record of the most recent designation, or set of designations, made by a Participant who has died will govern which Beneficiary(ies) will be entitled to be transferee(s).
(D)    Administration. No transfer by an Award Beneficiary designation, or by will or the laws of descent and distribution, is effective to bind the Company until the Company is furnished with written notice of the

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Participant’s death and an authenticated copy of the will and/or such other evidence as the Company may deem necessary to establish the validity of the transfer. The Committee or the Company may impose additional administrative conditions in order to assure the Company, in good faith, that a transfer is legally valid and proper.
(E)    Personal Exigencies. In its discretion, the Committee may permit transfers of Awards, or create assistive procedural rights in lieu of transfers or otherwise, in connection with death, divorce, child support, incompetence or other Disability, and other severe personal events, and the Committee may delegate broad administrative authority to management in such situations, provided that no such action (delegated or otherwise) may: (i) enlarge the amount of any outstanding Award; (ii) extend the original term of any outstanding Award of Options or SARs; or (iii) allow any Award to be sold or otherwise transferred for value. No Participant, and no Person related to a Participant, has any right under this Section 12(E) to obtain a transfer or assistance.

Section 13. Termination of Service, Forfeiture, and Clawback
(A)    General Service Requirement. Except as otherwise determined by the Committee, each Award other than Shares In Lieu, and all rights of the Participant to the Award and any Shares, cash, or other benefits deriving therefrom, will terminate, without further obligation on the part of the Company, unless the Participant remains in continuous employment with one or more Employers for the entire period during which service is required, as specified in the Award Document or otherwise by the Committee.
(B)    Termination. Without limiting the authorities in Section 2:
(i)    The Committee has complete discretion to determine the terms and conditions that apply to any Award upon death, Disability, Retirement, or other Termination of Service. Such terms may be provided in the Award Document, in the Procedures, or otherwise in a written form available to the Participant at the time of grant.
(ii)    After grant, the Committee has the full power and authority to reduce or waive, in whole or part, conditions and requirements of an Award related to employment or a Termination of Service. The Committee may require concessions or agreements by the Participant in exchange for such waivers.
(C)    Service and Termination of Non-Employee Directors. With respect to Awards to Non-Employee Directors, the Board has complete discretion to determine the service requirements of any Award, and the terms and conditions that will apply to any Award upon death, Disability, Retirement, or other Termination of Service.
(D)    Plan, Awards, & Clawback Policy.
(i)    Awards are subject to forfeiture prior to Vesting or exercise, and to recovery or reimbursement of paid or delivered cash, Shares, or other benefits (“Clawback”), to the extent provided in this Plan from time to time.
(ii)    Awards are subject to forfeiture and Clawback to the extent provided in the applicable Award Document or Procedures from time to time.
(iii)    Awards are subject to forfeiture and Clawback to the extent provided in the Clawback Policy from time to time.
(iv)    An amendment to the forfeiture or Clawback provisions of the Plan, Procedures, or Clawback Policy will not apply retroactively to then-outstanding Awards unless expressly so provided in such amendment.
(v)    The Committee or the Board may amend the substance of any or all forfeiture or Clawback provisions in this Section 13 or otherwise in the Plan as the Committee or the Board determine to be appropriate. The Committee or the Board may move any or all forfeiture or Clawback provisions from this Plan to the Clawback Policy for administrative convenience or in order to facilitate compliance with regulatory or reporting requirements.
(vi)    The Plan, the Clawback Policy, or an Award may provide for forfeiture or Clawback based on, or triggered by, a restatement or other correction of financial results used to determine the amount paid for the

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Award. In such cases forfeiture or Clawback may be absolute, or the amount paid may be merely re-determined based on corrected information. For purposes of applying those latter provisions, the following are examples of lowering (or eliminating) an Award payment based on restated or corrected financial results: (i) the payment would have been lower or eliminated directly by application of a Performance Goal based in whole or part on a Performance Measure that incorporates or is adversely affected by the correction; and (ii) for any Award where the amount paid is subject to Committee discretion, the Committee determines in good faith that the payment would have been lower or eliminated through the exercise of discretion by the Committee if the Committee had known the correct financial results at the time the discretion was exercised.
(vii)    For the purposes of this Section 13, all amounts paid will be calculated on a gross pretax basis regardless of the net amount remitted to the Participant. For example, if a Participant’s Performance Award pays $1,000 gross and, after withholding for taxes and all other reasons, $750 net is remitted directly to the Participant in cash, then under this Section the Company may seek reimbursement of all or any portion of the $1,000 gross amount, provided that the conditions for Clawback are met.
(E)    Forfeiture and Reimbursement in the Context of Misconduct.
(i)    The Company reserves the right (and in certain cases may have the legal duty) to cause or seek the forfeiture of all or any portion of any Performance Award held by any Participant, and/or the reimbursement by any Participant to the Company of all or any portion of any Performance Award paid (as defined in paragraph (iv) below) to the Participant, for any Performance Award where the Board or the Committee concludes in good faith that the Participant engaged in fraud or other intentional, knowing, or willful misconduct in connection with the performance of his or her duties as an officer or Associate of the Company or of any of its Subsidiaries.
(ii)    In determining whether and to what extent the Board or the Committee (as applicable) may cause the Company to exercise its rights under this Section 13(E) after finding that this Section applies, the Board or Committee may weigh all material facts and circumstances pertaining to the relevant acts and events, and may take any factors into account that it deems relevant to the determination, including, among others, the following factors: the degree or risk of harm or other consequences to the Company or its Subsidiaries, including tangible, financial, regulatory, reputational or other intangible harm; the extent to which the misconduct was intended to allow the Participant to personally gain a profit or advantage or personally avoid a loss or disadvantage; the extent to which the Participant did or did not believe his or her misconduct would further the best interests of the Company or its Subsidiaries; the extent to which the Participant’s misconduct took advantage of or otherwise betrayed a trust conferred upon that Participant; and the extent to which the misconduct involved deceit by the Participant.
(iii)    The Company’s right in this Section 13(E) with respect to an Award will expire if not asserted – by notice to the Participant, court filing, or otherwise – within three years after the Award is paid or, if the Award is paid in parts on more than one occasion, within three years after the final payment of the Award. For this purpose an assertion of rights need only reflect that the Company is commencing or has commenced a review of possible misconduct by the Participant; such an assertion may, but need not, reflect the completion of the investigation and other processes outlined in this Section or a demand for repayment. Also, for purposes of this Section 13(E) (iii), an Award is deemed paid when actually paid or, if earlier, when the Participant’s elective deferral is effectuated. Accordingly, any delay or deferral period mandated by the terms of an Award or otherwise will extend the period under this Section.
(iv)    For the purposes of this Section 13(E) a Performance Award is “paid” when, among other things, any one or more of the following occur: the Award results in a cash payment to or for the benefit of the Participant; the Award results in shares issued or delivered to the Participant; or the Award results in an increase in a deferral account of the Participant or otherwise results in any credit for the account or benefit of the Participant. “Payment” may occur, among other things, in connection with an exercise of the Award, the Vesting of the Award, the delivery of share certificates to the Participant, or the crediting of shares to a Participant’s deferral, brokerage, or other account. The amount paid is the amount of dollars or shares or both that is so paid, issued, delivered, increased, or credited. Shares and share units paid

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include all proceeds from those shares, including any cash, stock, or stock unit dividends related to those shares or units, as well as shares or share units from stock splits related to those shares or units. Any Performance Award earned and deferred and any Performance Award payments that are earned and deferred for any reason are subject to this Section 13(E) as having been paid, along with all dividends, dividend equivalents, interest, shares, and other amounts earned upon or that are proceeds of the amount or shares deferred. However, if the Participant elects to invest deferred amounts in a manner that results in a loss, the Participant nevertheless may be required to reimburse to the Company the full amount of the Performance Award (measured in dollars or shares, as applicable at the time originally earned) if the conditions of this Section 13 are met.
(v)    Any of the Board, the Committee, the Chairman of the Committee, the Chairman of the Board, or the Chief Executive Officer, acting singly based on any good faith suspicion that the conditions of this Section 13(E) above might be met, may halt and suspend payment of any Performance Award (including payment of any amount delayed or deferred in connection with any Performance Award and any earnings thereon or proceeds thereof) until the Board, Committee, or Committee’s delegate has investigated, considered, and acted upon the matter hereunder. Any such suspension will be without interest owed to the Participant if it is later determined that any payment should be made to the Participant.
(vi)    No payment of any Award, whether or not following a payment-suspension, will operate to waive or diminish the Company’s right to seek reimbursement under this Section.
If the Board acts under this Section 13(E), any member of the Board whose conduct is at issue must recuse him- or herself from participating in the matter as a Board member.

Section 14. Effects of Change in Control
(A)    Lapse of Restrictions Generally. Except as otherwise provided in this Section or elsewhere in the Plan, upon a Participant’s Qualifying Termination following a Change in Control, all outstanding Awards of that Participant will Vest, become immediately exercisable or payable, and have all restrictions lifted, as the case may be. Awards may not Vest, and the Committee may not provide in an Award Document that the Vesting of an Award is accelerated, solely because a Change in Control occurs. Subject to the foregoing, an Award Document or an individual agreement between the Participant and the Company may provide for additional or substitute benefits to the Participant in connection with a Change in Control.
(B)    Performance Awards. Unless otherwise specified or provided for in the Award Document:
(i)    Upon a Qualifying Termination following a Change in Control, for each Performance Award the performance goals and any other performance-related conditions will be deemed met: at the target level, if any is specified in the Award; and, if no target is specified as such, at the nominal or 100% level specified in the Award.
(ii)    In connection with any Change in Control, as to each Performance Award held by each Participant where a Qualifying Termination does not occur upon or shortly after that event, the Committee must determine whether or not performance relative to the performance goals of outstanding Performance Awards reasonably can be measured at the end of the respective performance periods. If the Committee determines that such performance cannot reasonably be measured after the Change in Control occurs (a “Substantial Change in Control”), then for each affected Performance Award the performance goals and any other performance-related conditions will be deemed met: at the target level, if any is specified in the Award; and if no target is specified as such, at the nominal or 100% level specified in the Award. A Substantial Change in Control is deemed to have occurred, without determination by the Committee, if the Company’s Shares no longer are outstanding or listed on a national securities exchange or quotation system. Continuing-service conditions, and any other non-performance requirements, will not be affected by a Substantial Change in Control absent a Qualifying Termination.

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(iii)    The provisions of this Section are not intended to limit the Committee’s authority and discretion under Section 3(B) and Section 3(C) to adjust Performance Awards following any merger or other significant corporate event, whether or not a Change in Control occurs.
(C)    Options and SARs. Unless otherwise specified or provided for in the Award Document:
(i)    The Board or Committee may require that all or specified groups of Option and SAR Awards outstanding when a Substantial Change in Control occurs be canceled at that time or as a consequence of that event. For any such Award that is canceled the Participant will be entitled to a cash payment of not less than the amount computed by subtracting the option price or base price (as applicable) per Share from the fair value of the consideration to be received per Share by the Company’s common shareholders in connection with the Substantial Change in Control transaction. In such case the Board or Committee may determine, in its discretion in good faith, the fair value of such consideration. Option and SAR Awards which have a negative value, as so measured, may be canceled without payment.
(ii)    Participants holding Option and SAR Awards have no right to receive cancellation. If their Awards are canceled, such Participants have no right to claim or receive the potential future value of their Awards based on possible growth in value after the Substantial Change in Control event.
(D)    Retirement. Upon a Qualifying Termination following a Change in Control, unless otherwise specified or provided for in the Award Document: to the extent an Award Document or the Procedures provide that Retirement benefits or treatment apply only upon discretionary approval, such approval will be deemed given; and, to the extent that such Retirement benefits or treatment may be determined or varied in a discretionary manner, the standard or typical benefits or treatment will be deemed approved. For this purpose, standard or typical benefits or treatment will be determined by reference to the Award Document and/or Procedures or, if no such benefits or treatment is there specified, to the most recent Participant Retirement approved by the Committee or its delegate prior to the Change in Control which did not involve termination for Cause or other misconduct.
(E)    Waiver Clarification. For purposes of this Section 14 and the definitions of “Qualifying Termination” and “Good Reason” as used in connection with this Section, a Termination of Retirement Waiver which occurs with respect to a Participant upon or following a Change in Control will not constitute the Participant’s Retirement but instead will constitute an involuntary Termination of Service by the Company or Employer, as applicable.
(F)    Change in Control Transaction Agreement May Override. The terms of the merger or other agreement governing a Change in Control, once approved by the Board and the Company’s shareholders, may allow, authorize, encourage, or require acceleration, settlement (cancellation with cash payment), substitution, or other treatment of outstanding Awards supplemental to the provisions in this Section 14 or in an Award Document, and notwithstanding the limitations in this Section upon the Committee’s authority.
(G)    Section 409A Compliance. If the payment of Shares, cash, or otherwise related to an Award following a Change in Control constitutes the payment of deferred compensation subject to Section 409A, and if the timing or form of that payment is changed as a result of that Change in Control, then no such change in the timing or form of payment may occur unless the event that constitutes a Change in Control as defined in the Plan also is a “change in control event” as defined in Section 409A (including its regulations). If such Change in Control event is not a “change in control event,” then, in order to preserve as much of the benefit of this Section 14 as possible, the Committee may determine to adjust the timing or form of payment in order to avoid becoming subject to Section 409A or in order to comply with Section 409A, even if such adjustment is inconsistent with other provisions of this Section 14 or an Award Document.
(H)    Failure to Assume or Replace. If the Board or Committee in good faith expect a Change in Control transaction to occur in which a successor would not by Section 17(O)(i) or by operation of law be bound by this Plan, if the Company has been unable to comply with Section 17(O)(ii), and if any Awards are expected to remain outstanding under this Plan immediately after consummation of such transaction, then, whether or not Qualifying Terminations of the Award holders have occurred or are expected to occur:
(i)    Each such outstanding Award will be cancelled and paid in cash not later than the close of business on the second business day immediately preceding the expected consummation of the transaction.

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(ii)    The cash value of Options and SARs will be their aggregate Spread measured using Fair Market Value on the second business day immediately preceding the payment date. For any Award with a negative Spread, the cash value will be zero.
(iii)    The cash value of each Restricted Cash Unit will be the nominal dollar value of each Unit.
(iv)    The cash value of each other Full-Value Award will be the Fair Market Value of each underlying Share on the second business day immediately preceding the payment date.
(v)    For each Performance Award, the provisions of this Section 14(H) will be applied by assuming performance at the target level, if any is specified in the Award, and, if no target is specified as such, at the nominal or 100% level specified in the Award.
(vi)    For the avoidance of doubt, this Section 14(H) will not apply if no Awards are expected to remain outstanding because, for example, the successor is expected to replace all such Awards with comparable awards under the successor’s award programs. If the Board or Committee expect a successor to replace some outstanding Awards but not all of them, the provisions of this Section 14(H) will apply only to the Awards not expected to be replaced.

Section 15. Tax Matters
(A)    Withholding for Taxes.
(i)    General. A Participant may be required to pay to an Employer or the Company, and each Employer and the Company has the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan, or from any other compensation or other amount owing to a Participant, the amount (in cash, Shares, other securities, other Awards, or other property) of any Taxes associated with the Award, and to take such other action as may be necessary in the opinion of the Company to satisfy all corporate obligations for the payment of such Taxes. Moreover, the Employer and the Company may withhold from payment of an Award any Taxes related to types of compensation other than Awards.
(ii)    Withholding Tax Features. The Committee may, in its discretion, allow or require that withholding Taxes associated with an Award be paid to the Company (or its agent) from the cash or Shares to be delivered to the Participant from that Award. A withholding tax feature may cover any Taxes required or permitted to be withheld in connection with the Award. A withholding tax feature may, but need not, be limited to the minimum amount of such Taxes required to be remitted to the applicable taxing authorities, but may not exceed the Company’s estimate of Taxes associated with the Award based on the maximum marginal tax rates applicable to that Participant, or (if greater), applicable to Participants generally in the context of that type of Award. Any Shares withheld by the Company for Taxes will be valued at their Fair Market Value on the applicable tax valuation date for the Award, provided that, for this purpose only, “Fair Market Value” may be either Fair Market Value as defined in the Plan, or (if different) that fair market value determined in accordance with applicable tax law and regulations, as the Committee may choose.
(B)    No Liability for Adverse Tax Treatment. Neither the Company nor any Subsidiary, nor any director, officer, employee, or advisor of the Company or any Subsidiary, is liable to any Participant for the Taxes imposed on the Participant in connection with any Award or for the tax consequences to the Participant of any Award or of participation in the Plan.
(C)    Section 409A Compliance. In addition to other provisions in the Plan which refer to Section 409A:
(i)    Deferrals and Deferral Features. Unless expressly determined otherwise by the Board (in connection with the Plan and Awards to Non-Employee Directors) or the Committee (in connection with Plan administration and Awards), all deferral provisions, elections, and features authorized under the Plan or provided in connection with any Award are intended to, and will be interpreted and administered to, comply with Section 409A. As to any deferral provision, election, or feature provided in connection with any Award, the Committee may not take action that would fail to comply with Section 409A to the

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substantial detriment of the Participant, unless the Participant consents. For this purpose, general acceptance of the Award in question does not, by itself, constitute Participant consent to Section 409A non-compliance.
(ii)    Timing Changes Generally. Neither the Company nor any Participant may accelerate or delay payment, settlement, or exercise of any Award except to the extent compliant with Section 409A or an applicable exception, or unless Section 409A does not apply at all.
(iii)    Termination of Service. The Committee or the Company (subject to Committee oversight) may determine to accelerate or delay, or change the form of, payment of any Award or related benefit triggered by or associated with a Participant’s Termination of Service, notwithstanding general provisions of the Plan, in order to avoid the application of Section 409A or in order to comply with Section 409A. Without limiting the foregoing, the Committee or Company may consider: whether the payment will have the status of a “deferral of compensation” and whether that status could be avoided by changing the form or timing of payment, whether a Participant is a “specified employee” at any given time and whether that status might be different at an earlier or later time, and whether the Participant’s Termination of Service constitutes a “separation from service,” all within the meaning of Section 409A.

Section 16. Inception, Termination, Suspension, and Amendment
(A)    Inception. The Plan is effective the date it is approved by the Company’s shareholders, scheduled to occur at the 2021 Annual Meeting of shareholders on April 27, 2021. Awards may not be granted under the Plan prior to initial shareholder approval.
(B)    Termination of Authority for New Awards. No new Awards may be granted under the Plan after June 30, 2031. Unless otherwise expressly provided in the Plan or in an applicable Award Document, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, modify, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award will, continue after the authority for grant of new Awards hereunder has expired or been exhausted.
(C)    Termination, Suspension, or Amendment of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, except that:
(i)    The Board may not amend the Plan in violation of law.
(ii)    The Board may not enlarge the Share or dollar limitations in subsection (i) of Section 3(A), or amend the limitations in subsections (ii), (iii), or (iv) of Section 3(A), without the approval of the Company’s common shareholders, other than making adjustments in accordance with Section 3(B).
(iii)    No amendment, alteration, modification, suspension, discontinuation or termination may materially and adversely affect any right acquired by any Participant under the terms of an Award granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless such Participant consents.
(iv)    No amendment of the Plan may be interpreted or administered in a manner that would fail to comply with Section 409A unless expressly determined otherwise by the Board.
(D)    Termination, Suspension, or Amendment of Awards. Subject to the limitations of Section 5(B), the Committee may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively. No such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination of an outstanding Award that would materially and adversely affect the rights of the Participant will be effective without the consent of the Participant. Neither adjustments for changes in capitalization as provided in Section 3(B), nor adjustments for other material changes as provided in Section 3(C), will be treated as having materially and adversely affected any such rights.

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Section 17. Technical & Miscellaneous Matters
(A)    Dividends & Interest. As used in this Section 17(A), “dividends” includes dividend equivalents or substitutes which mirror actual dividends paid to holders of Shares, and “interest” includes any additional cash accrued or paid based on a principal amount and the passage of time. Subject to the limitations enumerated below, the Committee may provide for dividends and interest, including reinvestment of dividends and compounding of interest, in respect of any Award prior to payment. Such determinations may be reflected in the Award Document, the Procedures, or other documentation related to the Award and approved by the Committee, such as meeting minutes or a written Award program.
(i)    Options/SARs Restriction. No dividends or interest may accrue or be paid with respect to Shares underlying Options or SARs prior to exercise.
(ii)    Performance Award Restriction. With respect to any Performance Award, dividends and interest may accrue and/or reinvest or compound if and to the extent the Committee so determines, but may not be paid prior to Vesting of the Award.
(iii)    Full-Value Standard Provisions and Restriction.
(a) To the extent that no specific determination is made for a particular Award, the following provisions will apply to Full-Value Awards by default: (1) for Restricted Cash Units generally, no interest may accrue or be paid; (2) for Restricted Cash Units providing for interest accrual, interest may not be compounded; and (3) for other Full-Value Awards, (X) cash dividends will accrue, (Y) dividends will accrue without interest and without reinvestment, and (Z) dividends will be paid only if and when, and only to the extent that, the underlying Award Vests and is paid.
(b) In any case, dividends and interest on Full-Value Awards may not be paid prior to Vesting of the Award.
(B)    No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award has any rights as a shareholder with respect to any Shares to be distributed under the Plan until such Shares are issued to such Participant, holder, or beneficiary and, except in conformity with Section 17(A), will not be entitled to any dividend or distribution the record date of which is prior to the date of such issuance.
(C)    No Rights to Awards. This Plan gives no Person any right to be granted any Award on any terms. The Plan does not require uniformity of treatment of Award recipients, or of holders or beneficiaries of Awards. The terms and conditions of one Award need not be consistent or uniform in any respect whatever with any other Award. An action taken by the Committee in one instance likewise need not be consistent or uniform in any respect whatever with any other action.
(D)    Share Certificates. No Participant has any right to demand the issuance of share certificates. To the extent the Committee chooses to issue certificates, all certificates for Shares or other securities of the Company or any Subsidiary delivered under the Plan pursuant to any Award or the exercise thereof will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal, state or foreign laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
(E)    Grant Date. Subject to Section 7 and Section 11(A), for each Award of Options or SARs, the grant date is the date the Committee acts to approve the grant, or, if so determined by the Committee, any later date selected by the Committee to be the effective date of the Award grant. For all other Awards, the grant date is the date the Committee acts to approve the grant, or, if so determined by the Committee, any other date selected by the Committee to be the effective date of the Award grant. No rights to an Award are created or effective until the grant date, and, prior to the grant date, the Committee may amend, cancel, or rescind any grant action.

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(F)    Award Documents. Each Award must be evidenced by an Award Document that specifies the terms and conditions of the Award. An Award is effective only upon delivery to or acknowledgement by a Participant, either electronically or by other means, of an Award Document. Each Award is subject to, and Award Documents are deemed to include, the terms of the Plan applicable to Awards generally and applicable to that Award type, as well as Procedures applicable to that Award type, unless (subject to requirements of the Plan) the Committee expressly determines otherwise. In the event of a conflict between the terms of the Plan and any Award Document, the terms of the Plan will prevail.
(G)    Other Compensation Arrangements. Nothing in the Plan will prevent the Company or any Subsidiary from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for compensation, awards, or benefits similar to those provided for hereunder.
(H)    No Right to Employment. The grant of an Award may not be construed as giving a Participant the right to be retained in the employ of any Employer. Further, an Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Document.
(I)    Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Document will be determined in accordance with the substantive laws of the State of Tennessee, without giving effect to the conflict of law principles thereof.
(J)    Severability. To the extent applicable to a particular Award granted to a particular Pariticipant, the forfeiture and Clawback provisions of the Plan, the Clawback Policy, the Procedures, and the Award Document may be limited by the laws of another state associated with where the Participant lives or works. If a court of competent jurisdiction determines that any of those provisions is unlawful or prohibited by law as applied to that Award, then those provisions of that Award will be deemed modified, reduced, or otherwise cut back to the minimum extent possible in order to preserve the original provisions to the maximum extent possible, consistent with applicable state law as applied to that Award and that Participant.
(K)    Other Laws. The Committee or the Company may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award will be promptly refunded to the relevant Participant, holder, or beneficiary. Without limiting the generality of the foregoing, no Award may be construed as an offer to sell securities of the Company, and no such offer may be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.
(L)    No Trust or Fund Created. Neither the Plan nor any Award creates or may be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Subsidiary and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Subsidiary pursuant to an Award, such right is no greater than the right of any unsecured general creditor of the Company or such Subsidiary, as applicable.
(M)    Fractional Shares. No fractional Shares may be issued or delivered pursuant to any Award unless the Board or the Committee expressly determines otherwise. The Committee may determine whether cash, other securities, or other property will be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto will be canceled, terminated, or otherwise eliminated without payment. Fractional Shares may be used in the administration of outstanding Awards prior to payment or exercise, even if not paid.
(N)    Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings may not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
(O)    Binding Effect.

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(i)    The terms of the Plan are binding upon the Company and its successors and assigns and the Participants and their beneficiaries and legal representatives, and will bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
(ii)    In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company must require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.
(P)    No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan, the Procedures, nor any Award Document will confer on any person other than the Company and each Participant any rights or remedies hereunder or thereunder.

Section 18. Definitions
As used in the Plan, the following terms have the meanings set forth below:
“Amount” means any Threshold Amount, Target Amount, or Maximum Amount.
“Annual Incentive” means an annual cash bonus award earned by a Participant, whether or not under a formal bonus plan. Annual Incentives may be paid using Awards instead of cash, as provided in Section 11. For this purpose, a cash bonus award is “annual” if it relates to a single fiscal year of the Company or a Subsidiary, or any portion of a single fiscal year. The Committee may treat partial-year Annual Incentives, all relating to different parts of the same year, as a single Annual Incentive.
“Associate” means an employee of any Employer.
“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Restricted Cash Unit, Performance Award, or Shares In Lieu award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions, and/or limitations, if any, as may be established from time to time.
“Award Document” means, collectively, any agreement, contract, notice, plan, program, or other instrument(s) or document(s), or any combination thereof, collectively evidencing an Award or its terms. An Award Document may, but need not, be executed or acknowledged by the Participant and may be presented, delivered, executed, acknowledged, or recorded in any physical, electronic, or other medium.
“Beneficiary” has the meaning given in Section 12(C).
“Board” means the Board of Directors of the Company.
“Cause” means:
(i)    a Participant’s conviction of, or plea of guilty or nolo contendere (or similar plea) to, (A) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting, or extortion, (B) a felony charge, or (C) an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations;
(ii)    a Participant’s engagement in any conduct which constitutes, or which results in, employment or service disqualification, disbarment, or prohibition under applicable law or regulations (including under banking, financial industry, or securities laws or regulations);
(iii)    a Participant’s knowing violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Company or any of its Subsidiaries or affiliates is a member;
(iv)    a Participant’s substantial failure to perform his or her duties to the Company or its Subsidiaries;

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(v)    a Participant’s knowing and substantial breach of any contract or agreement with the Company or its Subsidiaries;
(vi)    a Participant’s knowing violation of any policy of the Company or its Subsidiaries concerning hedging, trading, or confidential or proprietary information, or a Participant’s knowing and substantial violation of any other policy of the Company or of any of its Subsidiaries as in effect from time to time;
(vii)    a Participant’s knowing and substantial unauthorized use, taking, mis-appropriation, conversion, or disclosure of tangible or intangible property, including information, of the Company, any of its Subsidiaries, or of any Associate, director, customer, or client of the Company or any of its Subsidiaries;
(viii)    a Participant’s deliberate engagement in any act or deliberate making of any statement which substantially impairs, impugns, denigrates, disparages, or negatively reflects upon the name, reputation, or business interests of the Company or any of its Subsidiaries, or upon the name, reputation, or business interests of any Associate, director, customer, or client of the Company or any of its Subsidiaries; or
(ix)    a Participant’s deliberate engagement in any conduct substantially detrimental to the Company or its Subsidiaries.
The determination as to whether Cause has occurred in any given instance will be made in the sole discretion of: (a) for a Participant who is a Non-Employee Director, by the Board or, if so directed by the Board, by the Committee; (b) for a Participant who is a Section 16 Executive or Regional Board Member, by the Committee or, if so determined by the Board, by the Board; (c) for any other Participant, by management of the Company under the oversight of the Committee or, if so determined by the Committee, by the Committee. The Board, Committee, or management, as the case may be, also has the authority in its sole discretion to waive the consequences under the Plan or any Award Document of the existence or occurrence of any of the events, acts or omissions constituting Cause.
“Change in Control” means, unless otherwise defined in the applicable Award Document and except as defined in Section 14(G) for the purposes of certain tax matters, the occurrence of any one of (and will be deemed to have occurred on the date of the earliest to occur of) the following events:
(i)    individuals who, on January 26, 2021, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to that date, whose election or nomination for election was approved by a vote of at least three-fourths (3/4) of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be deemed to be an Incumbent Director; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;
(ii)    any “Person” (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or Section 14(d) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding Company Voting Securities; provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by an Associate stock ownership or Associate benefit plan or trust sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii) hereof);
(iii)    consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if

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applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person (other than any Associate benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above will be deemed to be a “Non-Qualifying Transaction”);
(iv)    consummation of a sale of all or substantially all of the Company’s assets; or
(v)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Computations required by paragraph (iii) will be made on and as of the date of shareholder approval and will be based on reasonable assumptions that will result in the lowest percentage obtainable. Notwithstanding the foregoing, a Change in Control of the Company will not be deemed to have occurred solely because any Person acquires beneficial ownership of more than twenty percent (20%) of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such Person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such Person, a Change in Control of the Company will then occur.
“Clawback” has the meaning given in Section 13(D)(i).
“Clawback Policy” means, to the extent applicable to the Participant and to his or her Awards from time to time, the Compensation Recovery Policy and the Erroreously Awarded Compensation Recovery Policy, and any successor(s) thereto, along with any written, duly authorized procedures applicable to either such Policy.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means a committee of the Board composed solely of not less than two Non-Employee Directors, all of whom (i) satisfy the requirements of Rule 16b‑3(b)(3) of the Exchange Act as amended from time to time or any successor to such Rule, and (ii) otherwise meet any “independence” requirements promulgated by the principal stock exchange on which Shares are listed. The members of the Committee are appointed by and serve at the pleasure of the Board. The Board may determine that a standing committee of the Board, with duties beyond administering the Plan and meeting the foregoing requirements, may act as the Committee, and further may determine that a sub-committee of any such standing committee, where the sub-committee meets the foregoing requirements, may act as the Committee.
“Company” means First Horizon Corporation, a Tennessee corporation, and its successors and assigns.
“Company Voting Securities” means the outstanding securities issued by the Company ordinarily having the general right to vote at elections of the Company’s directors, including shares of the common capital stock of the Company, par value $0.625 per share. Securities which have only a limited right to vote, such as the right (as a class or series) to elect one or two directors but not to vote for directors generally, are not included within “Company Voting Securities.”
“Compensation Plans” means any compensation plan such as an incentive, stock option, restricted stock, pension restoration or deferred compensation plan or any Associate benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy

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of the Company intended to benefit Associates, including, without limitation, any such compensation plans established after this Plan was established or most recently amended.
“Deferred Compensation Award” means any Award that is not an Exempt Award.
“Disability” means, unless otherwise defined in the applicable Award Document, a disability that would qualify as a total and permanent disability under the long-term disability plan then in effect (i) at the Employer employing the Participant at the onset of such total and permanent disability, or (ii) for Non-Employee Director and Regional Board Member Participants, at First Horizon Bank, whether or not such Participant is covered by that disability plan.
“Employer” means the Company or any Subsidiary. For Non-Employee Directors the “Employer” is the Company or First Horizon Bank, as applicable. For Regional Board Members the “Employer” is First Horizon Bank.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” with respect to Shares means: (i) the closing sales price at which Shares were sold on the New York Stock Exchange, or, if the Shares are not listed on the New York Stock Exchange, on any other such exchange on which the Shares are traded, on such date, or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) in the event there is no public market for the Shares on such date, the fair market value as determined in good faith by the Committee in its sole discretion. “Average Fair Market Value” means the arithmetic average of the Fair Market Values of the Common Stock for the trading days falling within a specified period.
“First Horizon Bank” means the Company’s primary banking subsidiary, First Horizon Bank, or any successor from time to time.
“Full-Value Award” means any Award other than an Award of Options or SARs.
“Grant date” has the meaning given in Section 17(E).
“Good Reason” means, with respect to any Participant who is an Associate, any of the following as to which notice of Participant’s objection is given by the Participant to the Company:
(i)    an adverse change in the Participant’s status, title or position with the Company as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in the Participant’s status, title or position as a result of a diminution in the Participant’s duties or responsibilities, or the assignment to the Participant of any duties or responsibilities which are inconsistent with such status, title, or position as in effect immediately prior to the Change in Control, or any removal of the Participant from, or any failure to reappoint or reelect the Participant to, such position;
(ii)    a reduction by the Company in the Participant’s cash salary or target amount of annual cash incentive opportunity (including any adverse change in the formula for such annual cash incentive) as in effect immediately prior to the Change in Control or as the same may be increased from time to time thereafter;
(iii)    the failure by the Company to provide the Participant with Compensation Plans that provide the Participant with substantially equivalent benefits in the aggregate to the Compensation Plans as in effect immediately prior to the Change in Control (at substantially equivalent cost to the Participant with respect to welfare benefit plans); and
(iv)    the Company’s requiring the Participant to be based at an office that is greater than 50 miles from where the Participant’s office is located immediately prior to the Change in Control;
provided, however, that: (a) an action taken in good faith and which is remedied by the Company within ten days after Company’s receipt of the objection notice thereof will not constitute Good Reason; (b) no action or event will constitute a Good Reason if the Participant has acknowledged to the Company in writing that a Good Reason will not arise from that action or event; and (c) no action or event will constitute a Good Reason unless (1) the Participant has given the objection notice to the Company thereof not more than 30 days after the action first was taken or the event first occurred, and (2) the Participant has resigned not less than ten business days after the

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APPENDIX A—2021 INCENTIVE PLAN
objection notice has been given to the Company and not more than 90 days after the action first was taken or the event first occurred.
“Mandatory Retirement” means a Participant’s Termination of Service required by a Company or Employer Bylaw, Company or Employer policy, or action of the Company, Employer, Committee, or Board, due to one or more conditions having been met at least one of which is the Participant having attained a certain age. The term “Mandatory Retirement” includes Termination of Service following Termination of Retirement Waiver.
“Maximum Performance” means, for a given Performance Award, the level of attainment of applicable Performance Goals necessary for the highest level of payment of the Award (the “Maximum Amount”) in relation to the Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of discretion.
“Non-Employee Director” means a member of the Board who is not an Associate.
“Option” means an option to purchase a Share from the Company at a fixed Option Price that is granted under Section 5 or Section 7 and is not intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
“Option Price” means the purchase price payable to purchase one Share upon the exercise of an Option Award established in accordance with Section 5(B).
“Out-of-the-money” has the meaning given in Section 5(B)(iii).
“Participant” means any Associate, Non-Employee Director, or Regional Board Member who receives an Award under the Plan.
“Performance Award” means any Award granted under Section 8 of the Plan.
“Performance-based” has the meaning given in Section 8(A).
“Performance Goal” means any performance goal, based on one or more Performance Measures, which is established by the Committee for a Performance Period and the attainment of which is necessary for the payment of a Performance Award to a Participant at the completion of the Performance Period. A Performance Goal may be expressed as an absolute amount or percent, as a ratio, or per share or per Associate.
“Performance Measure” means one or more, or any combination, of the following financial performance measures: stock price, dividends, total shareholder return, earnings per share, market capitalization, book value, revenues, expenses, assets, loans, deposits, liabilities, shareholder equity, regulatory capital, noninterest income, net interest income, fee income, operating income before or after taxes, net income before or after taxes, economic profit, return on assets, return on equity, return on capital, risk-adjusted return on capital, net interest income, cash flow, credit quality, service quality, market share, customer retention, efficiency ratio, liquidity, strategic business objectives consisting of one or more objectives based on meeting business expansion or contraction goals, and other goals relating to acquisitions or divestitures or openings or closures. Any such Performance Measure may be for the Company or any Subsidiary, operating unit, division, line of business, reporting segment, department, team, or business unit, and may be for any other company or group of other companies identified by the Committee or any segment, subsidiary, or other subdivision of such other company(ies). Any such Performance Measures may provide for adjustment to include or exclude actual or hypothetical items or amounts and may provide for artificial increase or decrease by amounts or percentages selected by the Committee, and any such adjusted or altered measure will be a “Performance Measure.” The term “Performance Measure” includes any component or any combination of components of any such Measure; examples include Common Equity Tier 1 regulatory capital, tangible common equity, tax expense, non-recurring expenses, provision expense, southwest Florida pre-tax noninterest income in a particular business segment, wealth management revenue, and tangible assets. Any such Performance Measure may be used for financial reporting purposes, for internal or management purposes, or for any purpose of the Plan created or defined by the Committee. Any such Performance Measure based on balance sheet or similar data may be measured at period-end or on an average or other basis as specified by the Committee. The term “Performance Measure” also means any non-financial or other performance criteria established by the Committee, including any personal plan goal. Without limiting the generality of the foregoing, “non-financial” performance criteria may include measures

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APPENDIX A—2021 INCENTIVE PLAN
related to environmental, social, or governance achievements. As used herein, a specific Performance Measure may be “combined” with any one or more other Performance Measures by addition, subtraction, multiplication, division, or other arithmetic means, or by any combination of such operations, as specified by the Committee, and the result of such combination will be a Performance Measure. Without limiting the generality of the previous sentence, the ratio, ranking, or other quantitative relationship of a Performance Measure of the Company with a Performance Measure of another company (or group of other companies) is itself a Performance Measure.
“Performance Period” means the period to be used in measuring the degree to which Performance Goal(s) relating to a Performance Award have been met.
“Person” (other than in connection with the definition of Change in Control) means any individual, corporation, partnership, group, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof, or other entity.
“Personal Plan Goal” means an individual performance goal to be achieved by a Participant in a Performance Period which is not based upon quantitative or objective corporate performance. Personal Plan Goals may be established in any manner approved by the Committee.
“Plan” means this 2021 Incentive Plan, as amended from time to time.
“Prior Stock Plan” means the Company’s Equity Compensation Plan, as amended and restated April 26, 2016 and as further amended from time to time.
“Procedures” has the meaning given in Section 2(F).
“Qualifying Termination” means the Termination of Service of a Participant with the Company and its Subsidiaries resulting from any of the following:
(i)    an involuntary Termination of Service of a Participant by the Company and its Subsidiaries within 24 months following a Change in Control, other than a termination for Cause, a termination due to Disability, or as a result of the Participant’s death; or
(ii)    a Termination of Service by a Participant for Good Reason within 24 months following a Change in Control.
Mandatory Retirement, as defined in the Plan, constitutes an involuntary termination by the Company or its Subsidiaries for purposes of clause (i). For any Participant who is a Non-Employee Director or Regional Board Member, a resignation which was requested by the Company, by First Horizon Bank, or by the Board in connection with a Change in Control will be treated as a Qualifying Termination.
“Regional Board Member” means any First Horizon Bank regional board member and any member of the board of directors of any bank subsidiary of the Company, other than First Horizon Bank, in each case excluding any Associate.
“Renomination Failure” means the failure of the Company or of the Board (including an authorized committee of the Board) to re-nominate for election any Non-Employee for any reason other than: Cause; or the normal operation of the Company’s mandatory retirement bylaw or policy applicable to Non-Employee Directors immediately prior to any Change in Control event which occurred less than 36 months prior to the nomination decisions being made.
“Restricted Cash Unit” means any unit denominated as a specific or determinable number of dollars (rather than Shares), payable in cash only, and granted under Section 6 or Section 7. An Award of Units denominated in Shares is a Restricted Stock Unit Award, not a Restricted Cash Unit Award, even if eventual payment is in cash. An Award of Units denominated in dollars but paid in Shares likewise is a Restricted Stock Unit Award.
“Restricted Stock” means any Share granted under Section 6 or Section 7.
“Restricted Stock Unit” means any unit denominated as a specific or determinable number of Shares and granted under Section 6 or Section 7.
For each Award, “Retirement” has the meaning provided in the applicable Award Document or in the Procedures applicable to that Award. If an Award (including the Procedures) provides no definition of retirement but provides for or alludes to retirement treatment (reduction or elimination of forfeiture) at the discretion of the Committee

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APPENDIX A—2021 INCENTIVE PLAN
or its delegate, then for that Award “Retirement” means a Termination of Service as to which retirement treatment has been given.
“Retirement Waiver” means an open-ended, discretionary deferral or waiver of a Participant’s Mandatory Retirement. For this purpose “open-ended” means having no defined finite period or end date established prior to the occurrence of a Change in Control.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“SEC Section 16” means Section 16 of the Exchange Act and the rules promulgated thereunder and any successor provision thereto as in effect from time to time.
“Section 16 Executive” means an executive officer of the Company required to file ownership reports by SEC Section 16.
“Section 409A” means Section 409A of the Code and the regulations promulgated thereunder or any successor provision thereto as in effect from time to time. “Compliance with Section 409A” or any similar phrase means taking such actions, refraining from such actions, or (in the case of the Plan, an Award, or other document) having such provisions, as are necessary to secure a favorable, ordinary, or expected tax outcome or to avoid a substantially adverse tax outcome, related to Section 409A, for the Company or its Subsidiaries or for a Participant.
“Share” means a share of the Company’s common stock, $0.625 par value, as adjusted from time to time for stock splits, reverse stock splits, or recapitalizations affecting such stock.
“Shares In Lieu” means an Award of Shares, or Units denominated in Shares, which settle an earned cash obligation of the Company related to compensation, as provided in Section 10.
An Award of “Stock Appreciation Rights” or “SARs” means a right granted under Section 5 or Section 7 that entitles the holder to receive, with respect to each Share encompassed by the exercise of such Award, the amount determined by the Committee, or in the case of an Award granted under Section 7, by the Board, and specified in an Award Document. In the absence of such a determination, the holder will be entitled to receive, with respect to each Share encompassed by the exercise of such Award, the excess of the Fair Market Value on the date of exercise over the base price for the Award established at grant.
“Spread” means, for each Share underlying an Option or SAR Award on any given date, the difference between Fair Market Value of a Share on that date, and the option or base price of the Award.
“Subsidiary” means any Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company.
“Substantial Change in Control” has the meaning given in Section 14(B).
“Substitute Awards” means Awards granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company through merger, purchase, or otherwise, or with which the Company or one of its Subsidiaries combines.
“Target Performance” means, for a given Performance Award, the level of attainment of applicable Performance Goals necessary for payment of the Target Amount in relation to a Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of any discretion. The “Target Amount” means the target level of payment established by the Committee for the Award or, if no such level is identified as being “target,” the amount payable to a Participant for the achievement of 100% of the applicable Performance Goals in relation to the Performance Period. If an Award is established without specifying a target level of performance and without providing for an increase in payment for achievement above 100% performance, then the “Target Amount” is the Maximum Amount.
“Tax,” in relation to an Award or other compensation, means any income, employment, service, excise, withholding, sales, transfer, value-added, wealth, property, securities, or other tax imposed on or applicable in respect of the Award’s or compensation’s grant, existence, Vesting, exercise, payment, settlement, conversion, transfer, or other event associated with the Award or compensation. Without limiting the foregoing, such a Tax

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APPENDIX A—2021 INCENTIVE PLAN
may be imposed or levied by any governmental taxing authority or agency, including local, state, federal, or national authorities and agencies within or outside the U.S.
“Termination of Service” means, for any Associate, the termination of the Associate-employer relationship between a Participant and his or her Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, or Retirement, but excluding (i) terminations where there is a simultaneous reemployment or continuing employment of the Participant by another Employer; (ii) at the discretion of the Committee, terminations which result in a temporary severance of the Associate-employer relationship; and (iii) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by an Employer with the Participant. The Committee, in its absolute discretion, may determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Service. However, notwithstanding the foregoing: (i) the Committee must interpret “Termination of Service” to be consistent with “separation from service” (or other similar phrase from time to time) as used in Section 409A and its regulations; and, (ii) an Employer has an absolute and unrestricted right to terminate an Associate’s employment at any time for any reason whatsoever, with or without Cause.
“Termination of Service” means, for any Regional Board Member or Non-Employee Director, the termination of the engagement of the Participant as a Regional Board Member or Non-Employee Director, as applicable, for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or Re-Nomination Failure. The Committee (in the case of Regional Board Members) and the Board (in the case of Non-Employee Directors), in its absolute discretion, may determine the effect of all matters and questions relating to Termination of Service, including, but not by way of limitation, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether a leave of absence constitutes a Termination of Service.
“Termination of Retirement Waiver” means action by the Company, Employer, Committee, or Board which results in the termination of a Participant’s Retirement Waiver.
“Threshold Performance” means, for a given Performance Award, the level of attainment of applicable Performance Goals necessary for the minimum non-zero level of payment of the Award (the “Threshold Amount”) in relation to a Performance Period, after making all adjustments required by the Award or the Plan but, in the case of Performance Goals, without considering the impact of the exercise of any discretion.
An Award “Vests” (also known as “Vesting”) when the following occur: (i) in connection with non-performance based Options and SARs, the satisfaction or other lapse of all service and other pre-conditions to the recipient’s ability to exercise the Award; (ii) in connection with non-performance based Full-Value Awards, the satisfaction or other lapse of all service and other pre-conditions to the payment of the Award other than a waiting period (e.g., the mere passage of time during which no service, payment, or other thing is required of the Award recipient prior to payment); and (iii) in connection with Performance Awards and any other Awards that contain a performance condition, the satisfaction or other lapse of all service and other pre-conditions to the payment of the Award other than a waiting period and, in addition, the determination by the Committee or its delegate whether, or the degree to which, applicable performance goals have been achieved after the performance period has elapsed and after discretion applicable to the Award, if any, has been exercised. The Vesting of an Award does not mean that the Award has become non-forfeitable, non-recoverable, irreducible, immutable, or immediately payable. The application of conditions subsequent (including, for example, non-competition, non-solicitation, true-up, and misconduct covenants or conditions) which may extend for a period of time following exercisability, exercise, and/or payment will not be affected or diminished by the Vesting of the related Award. “Continued Vesting” has the meaning given in Section 9(C).

A-26	2024 PROXY STATEMENT

FIRST HORIZON.
CORPORATION

Notice & Proxy Statement
for 2024 Annual Meeting of Shareholders

FIRST HORIZON CORPORATION

ANNUAL MEETING

April 23, 2024
8:00 a.m. Central Time

First Horizon Building
M-Level Auditorium
165 Madison Avenue
Memphis, TN 38103

If you plan to attend the annual meeting in person, you will need proof of your share ownership and a form of valid photo identification (or other identification acceptable to the company). See *What You Will Need to Attend the Meeting in Person* in the proxy statement for additional details. Directions to the Annual Meeting can be obtained by contacting our transfer agent at (877) 536-3558.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND VOTING INSTRUCTION CARD FOR FIRST HORIZON CORPORATION SAVINGS PLAN ("Plan")

FIRST HORIZON CORPORATION

Shareholders of Record: The undersigned appoints Ben C. Adams, Jr., Clyde A. Billings, Jr. and Charles T. Tuggle, Jr. or any one or more or all of them with full power of substitution, as proxy or proxies, to represent and vote all shares of stock standing in my name on the books of the corporation at the close of business on February 23, 2024, which I would be entitled to vote if personally present at the annual meeting of shareholders of First Horizon Corporation, to be held in the M-Level Auditorium of the First Horizon Building, 165 Madison Avenue, Memphis, TN 38103 on April 23, 2024 at 8:00 a.m. Central Time, or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The proxies are further authorized to vote in their discretion as to any other matters which may properly come before the meeting. The board of directors, at the time of preparation of the proxy statement, knows of no business to come before the meeting other than that referred to in the proxy statement.

Plan Shareholders: Under the terms of the Plan, each participant having funds allocated to the First Horizon Common Stock Fund is entitled to instruct State Street Bank and Trust Company, plan trustee ("Plan Trustee"), as to the manner in which to vote the shares of First Horizon Common Stock held in the First Horizon Common Stock Fund represented by the participant's interest therein as of the close of business on February 23, 2024 (the record date for the annual meeting of shareholders). The purpose of this instruction card is for the participant to give instructions to the Plan Trustee as to how to vote such shares in connection with the annual meeting of shareholders of First Horizon Corporation to be held on April 23, 2024, at 8:00 a.m. Central Time, or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side and also to give discretion to the Plan Trustee to vote on any other matters that may properly come before the meeting. The undersigned hereby directs the Plan Trustee to vote the shares of First Horizon Common Stock in the First Horizon Common Stock Fund represented by the undersigned's interest therein as specified on the reverse side.

THE SHARES COVERED BY THIS PROXY/VOTING INSTRUCTION CARD WILL BE VOTED IN ACCORDANCE WITH THE AUTOMATED TELEPHONE VOTING INSTRUCTIONS, THE INTERNET VOTING INSTRUCTIONS, OR THE INSTRUCTIONS GIVEN ON THE REVERSE SIDE. WHEN NO INSTRUCTIONS ARE GIVEN, SHARES HELD OF RECORD THAT ARE COVERED BY THIS CARD WILL BE VOTED, IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS, FOR VOTE ITEMS 1, 2, 3 AND 4, AND SHARES HELD IN THE PLAN THAT ARE COVERED BY THIS CARD WILL BE VOTED BY THE PLAN TRUSTEE IN THE SAME PROPORTION AS ALL OTHER PLAN SHARES AS TO WHICH INSTRUCTIONS ARE RECEIVED BY THE PLAN TRUSTEE. ALL THE VOTE ITEMS ARE DESCRIBED IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ON THE REVERSE SIDE OF THIS CARD.

YOU CAN VOTE BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD AS DIRECTED ON THE REVERSE SIDE.

Vote by Internet, Telephone, or Mail

There are three ways to vote. Internet or telephone voting is available 24 hours a day, 7 days a week.

Your phone or Internet vote authorizes the named proxies and/or the Plan Trustee to vote your shares in the same manner as if you had marked, signed and returned this card.

INTERNET/MOBILE
www.proxypush.com/FHN

Use the Internet to vote your shares until 10:59 p.m. Central Time on April 22, 2024.*

TELEPHONE
1-866-883-3382

Use any touch-tone telephone to vote your shares until 10:59 p.m. Central Time on April 22, 2024.*

MAIL

Mark, sign, and date this card and return it in the postage-paid envelope provided or mail to Shareowner Services, P.O. Box 64873, St. Paul, MN 55464-0873 in time to be received by April 22, 2024.

*For shares held in the First Horizon Corporation Savings Plan, you must vote your shares no later than April 18, 2024 at 10:59 p.m. Central Time.

If you vote by Internet or by telephone, you do NOT need to mail back this card.

FIRST HORIZON CORPORATION

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors unanimously recommends a vote FOR Items 1, 2, 3 and 4.

1. Election of thirteen directors to serve until the 2025 Annual Meeting of Shareholders:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
01 Harry V. Barton, Jr.	☐	☐	☐	08 Rick E. Maples	☐	☐	☐
02 Velia Carboni	☐	☐	☐	09 Vicki R. Palmer	☐	☐	☐

Please fold here — Do not separate.

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
03 John C. Compton	☐	☐	☐	10 Colin V. Reed	☐	☐	☐
04 Wendy P. Davidson	☐	☐	☐	11 Cecelia D. Stewart	☐	☐	☐
05 John W. Dietrich	☐	☐	☐	12 Rosa Sugrañes	☐	☐	☐
06 D. Bryan Jordan	☐	☐	☐	13 R. Eugene Taylor	☐	☐	☐
07 J. Michael Kemp, Sr.	☐	☐	☐				

2. Ratification of appointment of KPMG LLP as auditors. ☐ For ☐ Against ☐ Abstain

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND THE RELATED PROXY STATEMENT.

Meeting Attendance. Mark box to the right if you plan to attend the Annual Meeting. ☐

Date ______________________________, 2024

Signature(s) in Box

Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.